EXHIBIT 99.3

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2014, the Company has updated operating results for all periods covered in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as filed with the Securities and Exchange Commission on May 2, 2013) (the “2012 Form 10-K”), in order to reflect the retrospective reclassification of results for its Oman operations in discontinued operations. The Financial Statements, Financial Statement Schedule and Supplemental Data that follows revises the information included in the 2012 Form 10-K in order to reflect this retrospective reclassification and should be read in conjunction with the updated financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on January 28, 2014. The Supplemental Information on Oil and Natural Gas Producing Activities (unaudited) did not require any changes as a result of this retrospective reclassification.

Item 8.	Financial Statements and Supplementary Data

The information required by this item is included herein on pages S-1 through S-71.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Harvest Natural Resources, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Harvest Natural Resources, Inc. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule, Schedule II - Valuation and Qualifying Accounts, listed in the index appearing under Item 99.3 of the accompanying Current Report on Form 8-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because material weaknesses in internal control over financial reporting related to (1) a sufficient complement of accounting and financial reporting resources; (2) accounting for certain transactions for oil and gas properties; (3) accounting for income taxes; (4) appropriate segregation of duties related to certain system access rights and the recording and review of journal entries; (5) preparation and review of certain classification and disclosure matters impacting the financial statements and related notes; and (6) accounting for significant and complex debt and equity transactions existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2012 Annual Report on Form 10-K. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the 2012 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has not generated revenue and has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3, the Company restated its 2011 and 2010 consolidated financial statements and financial statement schedule to correct errors.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Houston, Texas

May 2, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the discontinued operations related to the Oman operations as described in Note 5 to the financial statements, as to which the date is January 28, 2014

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(in thousands, except per share data)
		(RESTATED- SEE NOTE 3)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,627	$58,946
Restricted cash	1,000	1,200
Accounts and notes receivable, net
Joint interest and other	2,955	14,342
Note receivable	—	3,335
Advances to and receivables from equity affiliate	656	14,588
Deferred income taxes	821	—
Prepaid expenses and other	1,460	728

TOTAL CURRENT ASSETS	79,519	93,139

OTHER ASSETS	7,613	5,427
LONG-TERM RECEIVABLE – EQUITY AFFILIATE	14,346	—
INVESTMENT IN EQUITY AFFILIATE	412,823	345,054
PROPERTY AND EQUIPMENT:
Oil and gas properties (successful efforts method)	81,792	62,455
Other administrative property, net	744	1,128

TOTAL PROPERTY AND EQUIPMENT, NET	82,536	63,583

TOTAL ASSETS	$596,837	$507,203

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable, trade and other	$3,970	$7,381
Accounts payable – carry obligation	—	3,596
Accrued expenses	30,748	15,247
Accrued interest	624	976
Other current liabilities	3,538	2,632
Income taxes payable	102	689

TOTAL CURRENT LIABILITIES	38,982	30,521
OTHER LONG TERM LIABILITIES	1,108	908
WARRANT DERIVATIVE LIABILITY	5,470	4,870
LONG TERM DEBT	74,839	31,535
COMMITMENTS AND CONTINGENCIES (See Note 7)

EQUITY
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 a share; authorized 5,000 shares; outstanding, none	—	—
Common stock, par value $0.01 a share; authorized 80,000 shares at December 31, 2012 (2011: 80,000 shares); issued 45,882 shares at December 31, 2012 (2011: 40,625 shares)	458	406
Additional paid-in capital	263,646	227,800
Retained earnings	181,378	193,589
Treasury stock, at cost, 6,527 shares at December 31, 2012 (2011: 6,521 shares)	(66,145)	(66,104)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	379,337	355,691
NONCONTROLLING INTEREST	97,101	83,678

TOTAL EQUITY	476,438	439,369

TOTAL LIABILITIES AND EQUITY	$596,837	$507,203

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2012	2011	2010
	(in thousands, except per share data)
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Expenses
Depreciation and amortization	391	439	467
Exploration expense	8,838	11,950	7,090
Impairment of oil and gas properties	2,900	3,335	—
Dry hole costs	685	40,003	—
General and administrative	26,012	21,428	25,217

	38,826	77,155	32,774

Loss from Operations	(38,826)	(77,155)	(32,774)
Other Non-Operating Income (Expense)
Investment earnings and other	348	665	557
Unrealized gain (loss) on warrant derivatives	(600)	9,786	344
Interest expense	(1,590)	(7,159)	(3,787)
Debt conversion expense	(3,645)	—	—
Loss on extinguishment of debt	(5,425)	(13,132)	—
Other non-operating expense	(2,905)	(1,375)	(3,952)
Foreign currency transaction loss	(113)	(132)	(1,578)

	(13,930)	(11,347)	(8,416)

Loss from Continuing Operations Before Income Taxes	(52,756)	(88,502)	(41,190)
Income Tax Expense (Benefit)	(609)	1,057	(184)

Loss from Continuing Operations	(52,147)	(89,559)	(41,006)
Net Income from Equity Affiliates	67,769	73,451	66,291

Net Income (Loss) from Continuing Operations	15,622	(16,108)	25,285

Discontinued Operations:
Income (loss) from discontinued operations	(14,410)	(14,007)	1,760
Gain on sale of assets	—	106,000	—
Income tax expense on discontinued operations	—	(5,748)	—

Income (loss) from discontinued operations	(14,410)	86,245	1,760

Net Income	1,212	70,137	27,045

Less: Net Income Attributable to Noncontrolling Interest	13,423	14,177	12,670

Net Income (Loss) Attributable to Harvest	$(12,211)	$55,960	$14,375

Net Income (Loss) Attributable to Harvest Per Common Share:
(See Note 4 – Earnings Per Share):
Basic	$(0.33)	$1.64	$0.43

Diluted	$(0.33)	$1.64	$0.39

Comprehensive Income (Loss)	$(12,211)	$55,960	$14,375

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non-Controlling Interest	Total Equity

Balance at January 1, 2010 as RESTATED (see Note 3)	39,495	$395	$213,337	$123,254	$(65,383)	$56,831	$328,434

Issuance of common shares:
Exercise of stock options	419	4	1,670	—	—	—	1,674
Restricted stock awards	189	2	1,837	—	—	—	1,839
Employee stock-based compensation	—	—	2,396	—	—	—	2,396
Purchase of Treasury Shares	—	—	—	—	(160)	—	(160)
Net Income	—	—	—	14,375	—	12,670	27,045

Balance at December 31, 2010 as RESTATED (see Note 3)	40,103	401	219,240	137,629	(65,543)	69,501	361,228

Issuance of common shares:
Exercise of stock options	167	2	922	—	—	—	924
Restricted stock awards	273	2	2,028	—	—	—	2,030
Employee stock-based compensation	—	—	2,611	—	—	—	2,611
Conversion of 8.25% senior convertible notes	82	1	464	—	—	—	465
Purchase of treasury shares	—	—	—	—	(561)	—	(561)
Tax benefits related to equity compensation	—	—	2,535	—	—	—	2,535
Net Income	—	—	—	55,960	—	14,177	70,137

Balance at December 31, 2011 as RESTATED (see Note 3)	40,625	406	227,800	193,589	(66,104)	83,678	439,369

Issuance of common shares:
Exercise of stock options	122	1	718	—	—	—	719
Restricted stock awards	203	2	1,564	—	—	—	1,566
Employee stock-based compensation	—	—	1,934	—	—	—	1,934
Conversion of 8.25% senior convertible notes	4,932	49	29,058	—	—	—	29,107
Warrants issued	—	—	2,572	—	—	—	2,572
Purchase of treasury shares	—	—	—	—	(41)	—	(41)
Net Income (Loss)	—	—	—	(12,211)	—	13,423	1,212

Balance at December 31, 2012	45,882	$458	$263,646	$181,378	$(66,145)	$97,101	$476,438

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Cash Flows From Operating Activities:
Net income	$1,212	$70,137	$27,045
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	423	1,272	3,817
Impairment of oil and gas properties costs	9,312	3,335	—
Dry hole costs	5,617	40,467	—
Impairment of long-lived assets	—	1,440	—
Amortization of debt financing costs	690	975	793
Amortization of discount on debt	543	2,876	1,308
Write off of deferred financing costs	—	—	2,795
Gain on sale of assets	—	(106,225)	—
Debt conversion expense	2,915	—	—
Allowance for account and notes receivable	5,180	—	—
Write off of accounts payable, carry obligation	(3,596)	—	—
Loss on early extinguishment of debt	5,425	10,983	—
Net income from equity affiliates	(67,769)	(73,451)	(66,291)
Share-based compensation-related charges	3,500	4,642	4,234
Dividend received from affiliate	—	—	12,220
Unrealized (gain) loss on warrant derivative	600	(9,786)	(344)
Deferred tax asset	(821)	—	—
Other current liabilities	906	2,632	—
Changes in operating assets and liabilities:
Accounts and notes receivable	9,542	(10,025)	3,826
Prepaid expenses and other	(718)	4,065	(2,579)
Other assets	(87)	(4,180)	558
Accounts payable	(3,411)	(623)	10,905
Accrued expenses	4,757	7,475	(2,657)
Accrued interest	(238)	(942)	(4,239)
Other long term liabilities	200	(927)	1,501
Income taxes payable	(587)	617	(1,018)

Net Cash Used In Operating Activities	(26,405)	(55,243)	(8,126)

Cash Flows from Investing Activities:
Proceeds from sale of assets	—	218,823	—
Additions of property and equipment	(23,575)	(72,180)	(14,386)
Additions to assets held for sale	—	(33,930)	(45,066)
Advances (to) from equity affiliate	(414)	(682)	3,221
Proceeds from sale of equity affiliates	—	1,385	—
(Increase) decrease in restricted cash	200	(1,200)	—

Net Cash Provided By (Used In) Investing Activities	(23,789)	112,216	(56,231)

Cash Flows from Financing Activities:
Net proceeds from issuances of common stock	719	924	1,674
Tax benefits related to equity compensation	—	2,535	—
Proceeds from issuance of long-term debt	66,480	—	92,000
Payments of long-term debt	—	(60,000)	—
Financing costs	(3,324)	(189)	(2,931)

Net Cash Provided By (Used In) Financing Activities	63,875	(56,730)	90,743

Net Increase in Cash and Cash Equivalents	13,681	243	26,386
Cash and Cash Equivalents at Beginning of Year	58,946	58,703	32,317

Cash and Cash Equivalents at End of Year	$72,627	$58,946	$58,703

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest expense (net of capitalization)	$640	$2,685	$1,380

Cash paid during the year for income taxes	$216	$8,241	$834

See accompanying notes to consolidated financial statements.

Supplemental Schedule of Noncash Investing and Financing Activities:

During the year ended December 31, 2012, we settled 70,994 restricted stock units with Harvest common stock valued at $0.4 million. Also, some of our employees elected to pay withholding tax on restricted stock grants on a cashless basis which resulted in 7,789 shares being added to treasury stock at cost. During the year ended December 31, 2012, capital expenditures of $10.5 million were financed through current liabilities. See Note 3 – Summary of Significant Accounting Policies, Other Assets for a discussion of certain non-cash asset transactions and Note 6 – Long-Term Debt for a discussion of other non-cash equity transactions.

During the year ended December 31, 2011, we issued 0.2 million shares of restricted stock valued at $2.0 million. Also, some of our employees elected to pay withholding tax on restricted stock grants on a cashless basis which resulted in 45,532 shares being added to treasury stock at cost. During the year ended December 31, 2011, capital expenditures of $3.4 million were financed through current liabilities.

During the year ended December 31, 2010, we issued 0.3 million shares of restricted stock valued at $1.8 million. Also some of our employees elected to pay withholding tax on restricted stock grants on a cashless basis, which resulted in 26,260 shares being added to treasury stock at cost; and 1,000 shares held in treasury that had been reissued as restricted stock were forfeited and returned to treasury. During the year ended December 31, 2010, capital expenditures of $7.6 million were financed through current liabilities. During the year ended December 31, 2010, the fair value of our warrant derivative liability of $15.0 million was offset through long-term debt.

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 – Organization

Harvest Natural Resources, Inc. (“Harvest”) is an independent energy company engaged in the acquisition, exploration, development, production and disposition of oil and natural gas properties since 1989, when it was incorporated under Delaware law.

We have acquired and developed significant interests in the Bolivarian Republic of Venezuela (“Venezuela”). Our Venezuelan interests are owned through Harvest-Vinccler Dutch Holding, B.V., a Dutch private company with limited liability (“Harvest Holding”). Our ownership of Harvest Holding is through HNR Energia, B.V. (“HNR Energia”) in which we have a direct controlling interest. Through HNR Energia, we indirectly own 80 percent of Harvest Holding and our partner, Oil & Gas Technology Consultants (Netherlands) Coöperatie U.A., a controlled affiliate of Venezolana de Inversiones y Construcciones Clerico, C.A. (“Vinccler”), indirectly owns the remaining 20 percent interest of Harvest Holding. Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40 percent of Petrodelta, S.A. (“Petrodelta”). As we indirectly own 80 percent of Harvest Holding, we indirectly own a net 32 percent interest in Petrodelta, and Vinccler indirectly owns eight percent. Corporación Venezolana del Petroleo S.A. (“CVP”) owns the remaining 60 percent of Petrodelta. Petroleos de Venezuela S.A. (“PDVSA”) owns 100 percent of CVP. Harvest Holding has a direct controlling interest in Harvest Vinccler S.C.A. (“Harvest Vinccler”). Harvest Vinccler’s main business purposes are to assist us in the management of Petrodelta and in negotiations with PDVSA. We do not have a business relationship with Vinccler outside of Venezuela.

In addition to our interests in Venezuela, we hold exploration acreage in four projects:

•	Mainly onshore in West Sulawesi in the Republic of Indonesia (“Indonesia”) through the Budong-Budong Production Sharing Contract (“Budong PSC”) (see Note 14 – Indonesia),

•	Offshore of the Republic of Gabon (“Gabon”) through the Dussafu Marin Permit (“Dussafu PSC”) (see Note 15 – Gabon),

•	Onshore in the Sultanate of Oman (“Oman”) through the Oman Exploration and Production Sharing Agreement (“EPSA”) Al Ghubar / Qarn Alam license (“Block 64 EPSA”) (see Note 16 – Oman), and

•	Offshore of the People’s Republic of China (“China”) through the Wab-21 Petroleum Contract (see Note 17 – China).

Note 2 – Liquidity and Going Concern

Historically, our primary ongoing source of cash has been dividends from Petrodelta and the sale of oil and gas properties. See Note 5 – Dispositions – Discontinued Operations. Currently, our source of cash is expected to be generated by accessing debt and/or equity markets, and/or farm-downs.

Our primary ongoing use of cash has been to fund oil and gas exploration projects, debt, interest, and general and administrative costs. We require capital principally to fund the exploration and development of new oil and gas properties. As is common in the oil and gas industry, we have various contractual commitments pertaining to exploration, development and production activities. See Note 14 – Indonesia and Note 15 – Gabon for our contractual commitments.

The environments in which we operate are often difficult and the ability to operate successfully depends on a number of factors including our ability to control the pace of development, our ability to apply “best practices” in drilling and development, and the fostering of productive and transparent relationships with local partners, the local community and governmental authorities. Financial risks include our ability to control costs and attract financing for our projects. In addition, often the legal systems of certain countries are not mature and their reliability can be uncertain. This may affect our ability to enforce contracts and achieve certainty in our rights to develop and operate oil and natural gas projects, as well as our ability to obtain adequate compensation for any resulting losses. Our strategy depends on our ability to have significant influence over operations and financial control.

Our operations are subject to various risks inherent in foreign operations. These risks may include, among other things, loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection, civil unrest, strikes and other political risks, increases in taxes and governmental royalties, being subject to foreign laws, legal systems and the exclusive jurisdiction of foreign courts or tribunals, renegotiation of contracts with governmental entities, changes in laws and policies, including taxes, governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations. Our international operations may also be adversely affected by the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws, laws and policies of the United States affecting foreign policy, foreign trade, taxation and the possible inability to subject foreign persons to the jurisdiction of the courts in the United States.

There are also a number of variables and risks related to our minority equity investment in Petrodelta that could significantly utilize our cash balances, and affect our capital resources and liquidity. Petrodelta’s capital commitments are determined by its business plan, and Petrodelta’s capital commitments are expected to be funded by internally generated cash flow. The total capital required to develop the fields in Venezuela may exceed Petrodelta’s available cash and financing capabilities, and there may be operational or contractual consequences due to this inability. Petrodelta’s ability to fully develop the fields in Venezuela will require a significant investment. Due to PDVSA’s liquidity constraints, PDVSA has not been providing the necessary monetary support and contractual adherence required by Petrodelta. If we are called upon to fund our share of Petrodelta’s operations, our failure to do so could be considered a default under the Conversion Contract and cause the forfeiture of some or all our shares in Petrodelta.

Petrodelta currently represents our only source of earnings. Petrodelta also has a material impact on our results of operations for any quarter or annual reporting period. See Note 13 – Investment in Equity Affiliate – Petrodelta, S.A. Petrodelta operates under a business plan, the success of which relies heavily on the market price of oil. To the extent that market prices of oil decline, the business plan, and thus our equity investment and/or operations and/or profitability, could be adversely affected.

Operations in Venezuela are subject to various risks inherent in foreign operations. It is possible the legal or fiscal framework for Petrodelta could change and the Venezuela government may not honor its commitments. Our ability to implement or influence Petrodelta’s business plan, assure quality control and set the timing and pace of development could also be adversely impacted. No assurance can be provided that events beyond our control will not adversely affect the value of our minority investment in Petrodelta.

Between Petrodelta’s formation in October 2007 and June 2010, Petrodelta declared and paid dividends of $105.5 million to HNR Finance, B.V. (“HNR Finance”), a wholly owned subsidiary of Harvest Holding ($84.4 million net to our 32 percent interest). See Note 18 – Related Party Transactions for a discussion of our obligations to our non-controlling interest holder, Vinccler, for any dividend received from Petrodelta. As discussed below, on November 12, 2010, Petrodelta’s board of directors declared a dividend of $30.6 million; however, such dividend has not been received. There is uncertainty with respect to the timing of the receipt of such dividend or whether future dividends will be declared and/or paid. We have and will continue to monitor our investment in Petrodelta. Should the dividend receivable not be collected, or facts and circumstances surrounding our investment change, our results of operations and our investment in Petrodelta could be adversely impacted.

We have incurred losses from continuing operations since 2007 and negative cash flows since 2009 and have utilized the proceeds from the sale of property and debt to fund our operations. For the year ended December 31, 2012, we incurred a net loss attributable to Harvest of approximately $12.2 million and negative cash flows from operations of approximately $26.4 million. At December 31, 2012, we had retained earnings of approximately $181.4 million and working capital of approximately $40.5 million. We currently do not have any revenue or operating cash inflow and, as indicated above, historically our main source of cash has been dividends from Petrodelta. On November 12, 2010, Petrodelta’s board of directors declared a dividend of $30.6 million, $12.2 million net to HNR Finance ($9.8 million net to our 32 percent interest). The dividend was ratified by Petrodelta’s shareholders on March 14, 2011. Due to Petrodelta’s liquidity constraints caused by PDVSA’s insufficient monetary support and contractual adherence, this dividend has not yet been received, although it is due and payable. Our other main source of cash is the sale of assets. As discussed in Note 5 – Dispositions, on June 21, 2012, we announced entering into an agreement for the sale of our investment in Petrodelta. However, the buyer’s sole shareholder did not approve the transaction, and on February 19, 2013, we exercised our right to terminate the agreement.

We expect that for 2013 we will not generate revenue, will continue to generate losses from operations, and our cash flows will not be sufficient to cover our operating expense; therefore, expected continued losses from operations and use of cash will be funded through debt or equity financings, farm-downs, delay of the discretionary portion of our capital spending to future periods and/or operating cost reductions. To meet our capital needs, we are considering multiple alternatives, including, but not limited to, additional debt and/or equity financing, farm-down, delay of the discretionary portion of our capital spending to future periods and/or operating cost reductions. Our ability to continue as a going concern also depends upon the success of our planned exploration and development activities. There can be no guarantee of future capital acquisition, fundraising or explorations success or that we will realize the value of our unevaluated exploratory well costs. We believe that we will continue to be successful in securing any funds necessary to continue as a going concern. However, our current cash position and our ability to access additional capital may limit our available opportunities or not provide sufficient cash for operations.

Failure to generate sufficient cash flow, raise additional capital through debt or equity financings, farm-downs, and/or further reduce operating costs could have a material adverse effect on our ability to meet our short- and long-term liquidity needs and achieve our intended long-term business objectives.

While we believe the issuance of additional equity securities, short- or long-term debt financing, farm-downs, delay of the discretionary portion of our capital spending to future periods and/or operating cost reductions could be put into place which would not jeopardize our operations and future growth plans, these circumstances raise substantial doubt about our ability to continue to operate as a going concern.

The audit opinion on our financial statements as of and for the year ended December 31, 2012 includes an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern. Our financial statements have been prepared under the assumption that we will continue as a going concern, which contemplates that we will continue in operation for the foreseeable future and will be able to realize assets and settle liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that could result should we be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Restatement of Prior Period Financial Statements

The following tables have been retrospectively reclassified to present the results of the Company’s Oman operations which were closed in May 2013, as discontinued operations. See Note 5 – Dispositions.

In connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2012, we concluded that there were errors in previously filed financial statements. In the course of our review, management determined that (a) certain warrants issued in 2010 in connection with our $60 million term loan facility (the “Warrants”) were improperly valued at inception and improperly classified as equity instruments rather than liability instruments. As a result of the improper classification of the Warrants, (b) the debt discount and associated interest expense related to the amortization of the debt discount was understated for all periods in which the associated debt was outstanding, and (c) the consolidated statement of operations and comprehensive income (loss) for each reporting period was misstated by the omission of the changes in fair value of the Warrants as a liability instrument. Additionally, (d) certain exploration overhead was incorrectly capitalized to oil and gas properties, which under the successful efforts method of accounting should have been expensed, and (e) certain leasehold maintenance and other costs were improperly capitalized to oil and gas properties, which under the successful efforts method of accounting should have been expensed. Finally, (f) advances to equity affiliate were improperly classified as an operating activity rather than an investing activity and (g) certain costs were improperly classified as an investing activity rather than an operating activity on the consolidated statement of cash flows. Such errors impacted annual periods ended December 31, 2010 and 2011 and quarterly periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012.

As a result of the errors related to the Warrants described above, loss on extinguishment of debt was understated for the year ended December 31, 2011 and the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011.

Additionally, an error was identified in the calculation of earnings (loss) per diluted share for the year ended December 31, 2011 and the three and six months ended June 30, 2011, and an additional error was identified related to the improper expensing of costs associated with debt conversions that should have been recorded to equity for the quarters ended March 31, 2012 and September 30, 2012.

We have restated our segment footnote information to reflect the applicable errors stated above and (a) reclassify noncontrolling interest from United States segment to Venezuela segment, (b) eliminate intrasegment receivables erroneously reported gross of related intrasegment payable, and (c) eliminate intrasegment revenue erroneously reported gross of related intrasegment expense. Such errors impacted annual periods ended December 31, 2010 and 2011 and quarterly periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012. We also restated our financial statement schedule to reflect adjustments to the balance sheet related to income taxes for the years ended December 31, 2010 and 2011.

In assessing the severity of the errors, management determined that the errors were material to the consolidated financial statements for the years ended December 31, 2011 and 2010 and quarterly information for all quarters in 2011 and the first, second and third quarters of 2012. In addition to the errors described above, we made corrections for previously identified immaterial errors and errors affecting classification within the consolidated statement of operations and comprehensive income (loss) related to impairment of oil and gas properties and income taxes and the consolidated balance sheets related to income taxes.

The audited financial statements, related notes and analyses for the years ended December 31, 2011 and 2010 have been retrospectively restated in this Annual Report on Form 10-K for the year ended December 31, 2012. We will amend our Quarterly Reports on Form 10-Q/A for each of the quarterly periods shortly after the filing of this Annual Report on Form 10-K.

The following tables set forth the effect of the adjustments described above on the consolidated statements of operations and comprehensive income (loss), the consolidated statements of cash flows and the consolidated statements of stockholders’ equity for the years ended December 31, 2011 and 2010, and the consolidated balance sheet as of December 31, 2011.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	December 31, 2011					December 31, 2010
	As Previously Reported	Adjustment	As RESTATED	Discontinued Operations	Currently Reported	As Previously Reported	Adjustment	As RESTATED	Discontinued Operations	Currently Reported
	(in thousands)
Expenses
Depreciation and amortization	$462	$—	$462	$(23)	$439	$484	$—	$484	$(17)	$467
Exploration expense(a)	13,690	(1,125)	12,565	(615)	11,950	8,016	313	8,329	(1,239)	7,090
Impairment of oil and gas properties(f)	—	3,335	3,335	—	3,335	—	—	—	—	—
Dry hole costs	49,676	—	49,676	(9,673)	40,003	—	—	—	—	—
General and administrative	22,474	—	22,474	(1,046)	21,428	25,903	—	25,903	(686)	25,217

Total expenses	86,302	2,210	88,512	(11,357)	77,155	34,403	313	34,716	(1,942)	32,774

Loss from operations	(86,302)	(2,210)	(88,512)	11,357	(77,155)	(34,403)	(313)	(34,716)	1,942	(32,774)
Other non-operating income (expense)
Investment earnings and other	665	—	665	—	665	557	—	557	—	557
Unrealized gain (loss) on warrant derivatives(b)	—	9,786	9,786	—	9,786	—	344	344	—	344
Interest expense(c)	(5,336)	(1,823)	(7,159)	—	(7,159)	(2,689)	(1,098)	(3,787)	—	(3,787)
Loss on extinguishment of debt(d)	(9,682)	(3,450)	(13,132)	—	(13,132)	—	—	—	—	—
Other non-operating expense	(1,375)	—	(1,375)	—	(1,375)	(3,952)	—	(3,952)	—	(3,952)
Loss on exchange rates	(146)	—	(146)	14	(132)	(1,588)	—	(1,588)	10	(1,578)

	(15,874)	4,513	(11,361)	14	(11,347)	(7,672)	(754)	(8,426)	10	(8,416)

Loss from Continuing Operations Before Income taxes	(102,176)	2,303	(99,873)	11,371	(88,502)	(42,075)	(1,067)	(43,142)	1,952	(41,190)
Income tax expense (benefit)(g)	820	237	1,057	—	1,057	(184)	—	(184)	—	(184)

Loss from Continuing Operations	(102,996)	2,066	(100,930)	11,371	(89,559)	(41,891)	(1,067)	(42,958)	1,952	(41,006)
Net Income from Equity Affiliate	73,451	—	73,451	—	73,451	66,291	—	66,291	—	66,291

Net Income (Loss) from Continuing Operations	(29,545)	2,066	(27,479)	11,371	(16,108)	24,400	(1,067)	23,333	1,952	25,285
Income (Loss) from Discontinued Operations	97,616	—	97,616	(11,371)	86,245	3,712	—	3,712	(1,952)	1,760

Net Income	68,071	2,066	70,137	—	70,137	28,112	(1,067)	27,045	—	27,045
Less: Net Income Attributable to Noncontrolling Interest	14,177	—	14,177	—	14,177	12,670	—	12,670	—	12,670

Net Income (Loss) Attributable To Harvest	$53,894	$2,066	$55,960	$—	$55,960	$15,442	$(1,067)	$14,375	$—	$14,375

Net Income (Loss) Attributable to Harvest Per Common Share:
Basic	$1.58	$0.06	$1.64	$—	$1.64	$0.46	$(0.03)	$0.43	$—	$0.43

Diluted(e)	$1.37	$0.27	$1.64	$—	$1.64	$0.42	$(0.03)	$0.39	$—	$0.39

Comprehensive income (loss)	$53,894	$2,066	$55,960	$—	$55,960	$15,442	$(1,067)	$14,375	$—	$14,375

(a)	For 2011, relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense of $2,210 thousand offset by a reclassification from exploration expense to impairment of oil and gas properties of $3,335 thousand for amounts that were erroneously classified as exploration expense. For 2010, relates to lease maintenance costs that were erroneously capitalized as oil and gas properties rather than as exploration expense.
(b)	Represents change in fair value of the Warrants for the period. Such Warrants were previously erroneously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(c)	The fair value of the Warrants was not appropriately determined at inception because certain features of the Warrants were not originally considered in the fair value calculation. The corrected fair value of the Warrants at inception exceeds the original valuation by $3,878 thousand. As a result of this change in the fair value of the Warrants, the original discount allocated to the debt was understated by approximately $3,878 thousand; therefore, the additional amortization of the discount on debt, which is a component of interest expense, was understated for each period the debt was outstanding. For 2011, income tax expense of $237 thousand was improperly classified as interest expense.

(d)	As noted in (c) above, the correction in the fair value of the Warrants and its classification as a liability resulted in an increased discount on debt which also impacted the resulting loss on extinguishment of debt originally recorded in May 2011 when the debt was retired.
(e)	In addition to the impact on EPS related to the adjustments described in (a) through (d) above and (f) and (g) below, diluted EPS has been adjusted to reflect an error in the calculation of the weighted average common shares outstanding for dilutive EPS as of December 31, 2011. The weighted average common shares utilized for the calculation of diluted EPS was erroneously 39,339 thousand rather than 34,117 thousand.
(f)	Reclassification of impairment of oil and gas properties expense in 2011 of $3,335 thousand that was previously erroneously presented as exploration expense.
(g)	Represents income tax improperly classified as interest expense.

Consolidated Balance Sheets

	December 31, 2011
	As Previously Reported	Adjustment	As RESTATED
	(in thousands)
Deferred income taxes(a)	$2,628	$(2,628)	$—
Oil and gas properties(b)	65,671	(3,216)	62,455
Total assets(a)(b)	513,047	(5,844)	507,203
Accrued interest payable(g)	1,372	(396)	976
Other current liabilities(a)(g)	4,835	(2,203)	2,632
Income taxes payable(g)	718	(29)	689
Warrant derivative liability(c)	—	4,870	4,870
Total liabilities(a)(c)(g)	65,592	2,242	67,834
Additional paid in capital(d)	236,192	(8,392)	227,800
Retained earnings(e)	193,283	306	193,589
Total Harvest shareholders’ equity(f)	363,777	(8,086)	355,691
Total equity(f)	447,455	(8,086)	439,369

(a)	Relates to a deferred tax asset that was erroneously reported gross of the related liability.
(b)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(c)	Relates to the reclassification of the Warrants out of additional paid in capital to warrant derivative liabilities. The fair value of the Warrants was not appropriately determined at inception because certain features of the Warrants were not originally considered in the fair value calculation. Thus, the correction of the error to record the Warrants as a liability does not agree to the correction of the error removing the Warrants from equity. Additionally, the Warrants were not properly marked to market at the end of each period. The warrant derivative liability was valued at $15,000 thousand at inception with subsequent reductions in fair value of $344 thousand in 2010 and $9,786 thousand in 2011.
(d)	Relates to the reversal of the amount recorded to equity at inception for the Warrants of $11,122 thousand and the reversal of the amount removed from additional paid in capital of $2,730 thousand when a portion of the Warrants were redeemed by the Company. In May 2011, additional paid in capital was debited for $2,730 thousand for the reversal of the original fair value of such warrants which was an error as they did not qualify for equity classification.
(e)	Relates to (a) net increase in expense in 2010 and 2011 related to exploration expense of $2,523 thousand (inclusive of the reclassification of exploration expense to impairment of oil and gas properties of $3,335 thousand), (b) net increase in unrealized gain on warrant derivatives of $10,130 thousand for cumulative 2010 and 2011, (c) net increase in interest expense of $2,921 thousand cumulative for 2010 and 2011, (d) net increase in loss on extinguishment of debt of $3,450 thousand for 2011 (e) net increase in income tax expense of $237 thousand for income taxes improperly classified as interest expense, offset by a reduction to retained earnings of $693 thousand prior to January 1, 2010 for adjustments to leasehold maintenance costs that were improperly capitalized rather than expensed prior to January 1, 2010.
(f)	Relates to reclassification of the Warrants as described in (d) above plus the impact of retained earnings described in (e) above.
(g)	Represents other current liabilities that were improperly classified as interest payable and income taxes payable.

Consolidated Statements of Cash Flows

	December 31, 2011			December 31, 2010
	As Previously Reported	Adjustment	As RESTATED	As Previously Reported	Adjustment	As RESTATED
	(in thousands)
Net cash used in operating activities(a)(b)	$(52,737)	$(2,506)	$(55,243)	$(5,296)	$(2,830)	$(8,126)
Net cash provided by (used in) investing activities(a)(b)	109,710	2,506	112,216	(59,061)	2,830	(56,231)
Net cash provided by (used in) financing activities	(56,730)	—	(56,730)	90,743	—	90,743

Net increase in cash and cash equivalents	243	—	243	26,386	—	26,386
Cash and cash equivalents at beginning of year	58,703	—	58,703	32,317	—	32,317

Cash and cash equivalents at end of year	$58,946	$—	$58,946	$58,703	$—	$58,703

(a)	For 2011, relates to the $2,288 thousand of lease maintenance costs, exploration overhead and $900 thousand of certain investment costs that were improperly classified as an investing activity rather than an operating activity. In addition, Advances to Equity Affiliates of $(682) thousand were previously erroneously classified as an operating activity rather than an investing activity.
(b)	For 2010, relates to $167 thousand of lease maintenance costs and $(558) thousand of certain investment costs that were improperly classified as an investing activity rather than an operating activity. In addition, Advances to Equity Affiliates of $3,221 thousand were improperly classified as an operating activity rather than an investing activity.

In addition to the above, we have restated the Consolidated Statements of Stockholder’s Equity to reflect the reclassification of the Warrants from equity to warrant derivative liability and to restate the January 1, 2010 beginning balances to reflect cumulative adjustments related to the previously described errors that affect periods prior to the year ended December 31, 2010 as follows:

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total Equity
	(in thousands)
Balance at January 1, 2010 as originally reported	39,495	$395	$213,337	$123,947	$(65,383)	$56,831	$329,127
Adjustments(a)	—	—	—	(693)	—	—	(693)

Balance at January 1, 2010 as RESTATED	39,495	$395	$213,337	$123,254	$(65,383)	$56,831	$328,434

(a)	Relates to lease maintenance costs that were erroneously capitalized as oil and gas properties rather than expensed prior to January 1, 2010 (the “Beginning Retained Earnings Adjustment”).

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total Equity
	(in thousands)
Balance at December 31, 2010 as originally reported	40,103	$401	$230,362	$139,389	$(65,543)	$69,501	$374,110
Adjustments(a)(b)	—	—	(11,122)	(1,760)	—	—	(12,882)

Balance at December 31, 2010 as RESTATED	40,103	$401	$219,240	$137,629	$(65,543)	$69,501	$361,228

(a)	The adjustment to additional paid-in capital relates to the reclassification of the Warrants from equity to warrant derivative liability.
(b)	The adjustment to retained earnings relates to (a) lease maintenance costs of $313 thousand that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense, (b) the reduction in the fair value of the Warrants for the year ended December 31, 2010 of $344 thousand, additional amortization of debt of $1,098 thousand resulting from the increased discount allocated to the debt, offset by a reduction to retained earnings of $693 thousand prior to January 1, 2010 for adjustments to leasehold maintenance costs that were improperly capitalized as oil and gas properties rather than expensed to exploration expense prior to January 1, 2010.

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total Equity
	(in thousands)
Balance at December 31, 2011 as originally reported	40,625	$406	$236,192	$193,283	$(66,104)	$83,678	$447,455
Adjustments(a)(b)	—	—	(8,392)	306	—	—	(8,086)

Balance at December 31, 2011 as RESTATED	40,625	$406	$227,800	$193,589	$(66,104)	$83,678	$439,369

(a)	The adjustment to additional paid-in capital relates to the reclassification of the Warrants from equity to warrant derivative liability of $11,122 thousand offset by an error recorded in 2011 for $2,730 thousand for the reversal of the original fair value of certain Warrants that did not qualify for equity classification.
(b)	The adjustment to retained earnings relates to (a) net increase in 2010 and 2011 expense related to exploration expense of $2,523 thousand that was erroneously capitalized as oil and gas properties rather than expensed as exploration expense (includes consideration of reclassification between exploration expense and impairment of oil and gas properties), (b) net increase in unrealized gain on warrant derivatives of $10,130 thousand for cumulative 2010 and 2011, (c) net increase in interest expense of $2,921 thousand cumulative for 2010 and 2011, (d) net increase in loss on extinguishment of debt of $3,450 thousand for 2011, (e) net increase in income tax expense of $237 thousand for income taxes improperly classified as interest expense, offset by a reduction to retained earnings of $693 thousand prior to January 1, 2010 for adjustments to leasehold maintenance costs that were improperly capitalized rather than expensed prior to January 1, 2010.

In addition to the above, we have restated Operating Segments to reflect the errors stated above and (a) reclassify noncontrolling interest from United States segment to Venezuela segment, (b) eliminate intrasegment receivables erroneously reported gross of related intrasegment payable, and (c) eliminate intrasegment revenue erroneously reported gross of related intrasegment expense.

	December 31, 2011					December 31, 2010
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
	(in thousands)
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$69,577	$(14,603)	$54,974	$—	$54,974	$62,177	$(13,019)	$49,158	$—	$49,158
Indonesia(b)	(44,800)	(2,888)	(47,688)	—	(47,688)	(7,108)	843	(6,265)	—	(6,265)
Gabon(c)	(5,743)	(2,245)	(7,988)	—	(7,988)	(543)	(1,099)	(1,642)	—	(1,642)
Oman(d)	(11,325)	(535)	(11,860)	11,860	—	(1,934)	(305)	(2,239)	2,239	—
United States(e)	(51,431)	22,337	(29,094)	(489)	(29,583)	(40,862)	12,513	(28,349)	(287)	(28,636)

Net income (loss) from continuing operations	(43,722)	2,066	(41,656)	11,371	(30,285)	11,730	(1,067)	10,663	1,952	12,615
Discontinued operations	97,616	—	97,616	(11,371)	86,245	3,712	—	3,712	(1,952)	1,760

Net income (loss) attributable to Harvest	$53,894	$2,066	$55,960	$—	$55,960	$15,442	$(1,067)	$14,375	$—	$14,375

(a)	Relates to reclassification of noncontrolling interest from United States segment to Venezuela segment and elimination of intrasegment revenue erroneously reported gross of intrasegment expense.
(b)	For 2011, relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense of $1,505 thousand and elimination of intrasegment revenue erroneously reported gross of related intrasegment expense of $1,383 thousand. For 2010, relates to elimination of intrasegment revenue erroneously reported gross of related intrasegment expense.
(c)	For 2011, relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense of $415 thousand and elimination of intrasegment revenue erroneously reported gross of related intrasegment expense of $1,830 thousand. For 2010, relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense of $313 thousand and elimination of intrasegment revenue erroneously reported gross of related intrasegment expense of $786 thousand.
(d)	Relates to elimination of intrasegment revenue erroneously reported gross of related intrasegment expense.
(e)	Relates to the impact of (a) through (d) above.

	December 31, 2011
	As Previously Reported	Adjustment	As RESTATED	Discontinued Operations	Currently Reported
	(in thousands)
Operating Segment Assets
Venezuela	$348,802	$—	$348,802	$—	$348,802
Indonesia(a)	65,165	(50,572)	14,593	—	14,593
Gabon(a)	119,273	(63,768)	55,505	—	55,505
Oman(a)	20,980	(13,828)	7,152	(7,152)	—
United States(a)	137,531	122,325	259,856	—	259,856
Discontinued operations	—	—	—	7,152	7,152

	691,751	(5,843)	685,908	—	685,908
Intersegment eliminations	(178,704)	(1)	(178,705)	—	(178,705)

Total Assets	$513,047	$(5,844)	$507,203	$—	$507,203

(a)	Relates to elimination of intrasegment receivables erroneously reported gross of related intrasegment payable.

Principles of Consolidation

The consolidated financial statements include the accounts of all wholly-owned and majority-owned subsidiaries. All intercompany profits, transactions and balances have been eliminated. Third-party interests in our majority-owned subsidiaries are presented as noncontrolling interests.

Presentation of Comprehensive Income (Loss)

We adopted ASU No. 2011-05 (ASU 2011-05), which is included in ASC 220, “Comprehensive Income”, effective January 1, 2012 and have elected to utilize the “single continuous statement” for presentation of all nonowner changes in stockholders’ equity.

Reporting and Functional Currency

The United States Dollar (“U.S. Dollar”) is the reporting and functional currency for all of our controlled subsidiaries and Petrodelta. Amounts denominated in non-U.S. Dollar currencies are re-measured into U.S. Dollars, and all currency gains or losses are recorded in the consolidated statements of operations and comprehensive income (loss). There are many factors that affect foreign exchange rates and the resulting exchange gains and losses, many of which are beyond our influence.

See Note 12 – Venezuela for a discussion of currency exchange rates and currency exchange risk on Harvest Vinccler’s and Petrodelta’s businesses.

Cash and Cash Equivalents

Cash equivalents include money market funds and short term certificates of deposit with original maturity dates of less than three months.

Restricted Cash

Restricted cash is classified as current or non-current based on the terms of the agreement. Restricted cash at December 31, 2012 represents cash held in a U.S. bank used as collateral for a standby letter of credit issued in support of a performance bond for a joint study. Restricted cash at December 31, 2011 represents cash held in a U.S. bank used as collateral for a standby letter of credit issued as a payment guarantee for electric wireline services to be provided during the drilling of the two exploratory wells on Block 64 EPSA. The restricted cash was returned to us on April 18, 2012.

Financial Instruments

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, accounts receivable, dividend receivable, notes payable and derivative financial instruments. We maintain cash and cash equivalents in bank deposit accounts with commercial banks with high credit ratings, which, at times may exceed the federally insured limits. We have not experienced any losses from such investments. Concentrations of credit risk with respect to accounts receivable are limited due the nature of our receivables, which include primarily income tax receivables. In the normal course of business, collateral is not required for financial instruments with credit risk.

Notes Receivable

Notes receivable bear interest and can have due dates that are less than one year or more than one year. Amounts outstanding under the notes bear interest at a rate based on the current prime rate and are recorded at face value. Interest income is recognized over the life of the note.

Each note is analyzed to determine if it is impaired pursuant to ASU 2010-20, which is included in ASC 310, “Receivables”. A note is impaired if it is probable that we will not collect all principal and interest contractually due. We do not accrue interest when a note is considered impaired. All cash receipts on impaired notes are applied to reduce the accrued interest on the note until the interest is made current and, thereafter, applied to reduce the principal amount of such notes.

Other Assets

Other assets consist of business development acquisition costs associated with new business development projects, prepaid expenses which are expected to be realized in the next 12 to 24 months deferred financing costs and a long-term receivable for value added tax (“VAT”) credits related to the Budong PSC. New business development acquisition costs are reclassified to oil and gas properties or expensed depending on management’s assessment of the project under ASC 932-360-35-19 “Sufficient Progress Assessment”. Deferred financing costs relate to specific financing and are amortized over the life of the financing to which the costs relate. See Note 6 – Long-Term Debt. The VAT receivable is reimbursed through the sale of hydrocarbons. See Note 14 – Indonesia for development plans for the Budong PSC.

At December 31, 2012, other assets included $0.2 million of long-term prepaid expenses, $3.2 million of deferred financing costs and $3.5 million of long-term VAT receivable. At December 31, 2011, other assets consisted of $0.4 million of new business development costs, $1.0 million of deferred financing costs and $3.3 million of long-term VAT receivable.

Other Assets at December 30, 2012 also includes a blocked payment of $0.7 million (2011: $0.7 million) net to our 66.667 percent interest related to our drilling operations in Gabon in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”). See Note 7 – Commitments and Contingencies.

Investment in Equity Affiliates

We evaluate our investments in unconsolidated companies under ASC 323, “Investments – Equity Method and Joint Ventures.” Investments in which we have significant influence are accounted for under the equity method of accounting. Under the equity method, Investment in Equity Affiliates is increased by additional investments and earnings and decreased by dividends and losses.

We review our Investment in Equity Affiliates for impairment whenever events and circumstances indicate a loss in investment value is other than a temporary decline. At December 31, 2012, we reviewed our investment in Petrodelta under the terms of the share purchase agreement (see Note 6 – Dispositions, Share Purchase Agreement (“SPA”)). The SPA purchase price, subject to adjustment as described in the SPA, exceeded the carrying value of our equity investment, the dividend receivable and advances to equity affiliate. As such, we concluded that there was no impairment to our equity investment as of December 31, 2012.

There are many factors to consider when evaluating an equity investment for possible impairment. Currency devaluations, inflationary economies, and cash flow analysis are some of the factors we consider in our evaluation for possible impairment. At December 31, 2012, there were no events that would indicate that our equity investment in Petrodelta had sustained a loss in value that is other than temporary.

The SPA was terminated on February 19, 2013 and a devaluation of the Bolivar occurred on February 8, 2013. We do not believe either of these events impact our conclusion regarding the value of our equity investment at December 31, 2012.

We measure and disclose our noncontrolling interests in accordance with the provisions of ASC 810 “Consolidation”. Our noncontrolling interest relates to Vinccler’s indirectly owned 20 percent interest in Harvest Holding (see Note 1 – Organization).

Oil and Gas Properties

The major components of property and equipment at December 31 are as follows (in thousands):

	2012	2011
		(RESTATED- SEE NOTE 3)

Unproved property costs	$78,453	$59,626
Oilfield inventories	3,339	2,829
Other administrative property	2,954	3,176

Total property and equipment	84,746	65,631
Accumulated depreciation	(2,210)	(2,048)

Total property and equipment, net	$82,536	$63,583

Property and equipment are stated at cost less accumulated depletion, depreciation and amortization (“DD&A”). Costs of improvements that appreciably improve the efficiency or productive capacity of existing properties or extend their lives are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of property and equipment, net of the related accumulated DD&A, is removed and, if appropriate, gains or losses are recognized in investment earnings and other. We did not record any depletion expense in the years ended December 31, 2012, 2011, or 2010.

We follow the successful efforts method of accounting for our oil and gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploration overhead are charged against earnings as incurred. Costs of drilling exploratory wells are capitalized pending determination of whether proved reserves can be attributed to the area as a result of drilling the well. If management determines that proved reserves, as that term is defined in Securities and Exchange Commission (“SEC”) regulations, have not been discovered, capitalized costs associated with the drilling of the exploratory well are charged to expense. Costs of drilling successful exploratory wells, all development wells, and related production equipment and facilities are capitalized and depleted or depreciated using the unit-of-production method as oil and gas is produced. At December 31, 2012, we expensed to dry hole costs $0.7 million related to the drilling of Karama-1 (“KD-1”) and first sidetrack, KD-1ST, on the Budong PSC and $4.9 million related to the drilling of Al Ghubar North-A (“AGN-1”) on Block 64 EPSA. At December 31, 2011, we expensed to dry hole costs $14.0 million related to the drilling of Lariang-1 (“LG-1”) on the Budong PSC, $26.0 million related to the drilling of KD-1 and KD-1ST on the Budong PSC, $6.9 million related to the drilling of Mafraq South-A (“MFS-1”) on Block 64 EPSA, and $2.8 million related to the drilling of AGN-1 on Block 64 EPSA. See Note 5 – Dispositions, Note 14 – Indonesia and Note 16 – Oman.

Leasehold acquisition costs are initially capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period. Costs of maintaining and retaining unproved leaseholds, as well as impairment of unsuccessful leases, are included in exploration expense. Impairment is based on specific identification of the lease. Costs of expired or abandoned leases are charged to exploration expense, while costs of productive leases are transferred to proved oil and gas properties.

Proved oil and gas properties are reviewed for impairment at a level for which identifiable cash flows are independent of cash flows of other assets when facts and circumstances indicate that their carrying amounts may not be recoverable. In performing this review, future net cash flows are determined based on estimated future oil and gas sales revenues less future expenditures necessary to develop and produce the reserves. If the sum of these undiscounted estimated future net cash flows is less than the carrying amount of the property, an impairment loss is recognized for the excess of the property’s carrying amount over its estimated fair value, which is generally based on discounted future net cash flows. We did not have any proved oil and gas properties in 2012, 2011 or 2010.

Costs of drilling and equipping successful exploratory wells, development wells, asset retirement liabilities and costs to construct or acquire offshore platforms and other facilities, are depleted using the unit-of-production method based on total estimated proved developed reserves. Costs of acquiring proved properties, including leasehold acquisition costs transferred from unproved leaseholds, are depleted using the unit-of-production method based on total estimated proved reserves. All other properties are stated at historical acquisition cost, net of allowance for impairment, and depreciated using the straight-line method over the useful lives of the assets.

Unproved property costs, excluding oilfield inventories, consist of (in millions):

	2012	2011
		(RESTATED- SEE NOTE 3)

Budong PSC	$5.2	$5.2
Dussafu PSC	73.3	46.4
Block 64 EPSA	—	5.1
WAB-21	—	2.9

Total unproved property costs	$78.5	$59.6

At December 31, 2012, we impaired the carrying value of Block 64 EPSA, $6.4 million, and WAB -21, $2.9 million. At December 31, 2011, we impaired the carrying value of West Bay, $3.3 million.

Other Administrative Property

Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the life of the applicable lease. For the year ended December 31, 2012, depreciation expense was $0.4 million (2011: $0.4 million, 2010: $0.5 million).

Reserves

We measure and disclose our oil and gas reserves in accordance with the provisions of the SEC’s Modernization of Oil and Gas Reporting and ASC 932, “Extractive Activities – Oil and Gas” (“ASC 932”). All of our reserves are owned through our equity investment in Petrodelta. We do not have any wholly owned reserves at December 31, 2012.

Capitalized Interest

We capitalize interest costs for qualifying oil and gas properties. The capitalization period begins when expenditures are incurred on qualified properties, activities begin which are necessary to prepare the property for production and interest costs have been incurred. The capitalization period continues as long as these events occur. The average additions for the period are used in the interest capitalization calculation. During the year ended December 31, 2012, we capitalized interest costs for qualifying oil and gas property additions of $3.0 million (2011: $2.3 million, 2010: $1.8 million).

Derivative Financial Instruments

Under ASC 480 “Distinguishing Liabilities from Equity”, certain of our financial instruments with anti-dilution protection features do not meet the conditions to obtain equity classification, as there are conditions which may require settlement by transferring assets, and are required to be carried as derivative liabilities, at fair value, with changes in fair value reflected in our consolidated statements of operations and comprehensive income (loss). See Note 10 – Warrant Derivative Liabilities for additional disclosures. In the occurrence of a fundamental change, we are required to repurchase the Warrants at the higher of (1) the fair market value of the warrant and (2) a valuation based on a computation of the option value of the Warrant using the Black-Scholes calculation method using the assumptions described in the Warrant Agreement. A fundamental change is defined as “the occurrence of one of the following events: a) a person or group becomes the direct or indirect owner of more than 50% of the voting power of the outstanding common stock, b) a merger event or similar transaction in which the majority owners before the transaction fail to own a majority of the voting power of the Company after the transaction, and c) approval of a plan of liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets.”

Fair Value Measurements

We measure and disclose our fair values in accordance with the provisions of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy assigns the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1. We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable.

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such the Monte Carlo model) are highly volatile and sensitive to changes in the trading market price of our common stock. Since derivative financial instruments are initially and subsequently carried at fair value, our (income) loss will reflect the volatility in these estimate and assumption changes.

Inherent in the Monte Carlo valuation model are assumptions related to expected stock price volatility, expected life, risk-free interest rate and dividend yield. We estimate the volatility of our common stock based on historical volatility that matched the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury yield curve as of the valuation dates for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which we anticipate to remain at zero.

As part of our overall valuation process, management employs processes to evaluate and validate the methodologies, techniques and inputs, including review and approval of valuation judgments, methods, models, process controls, and results. These processes are designed to help ensure that the fair value measurements and disclosures are appropriate, consistently applied, and reliable.

The Monte Carlo model is used on the warrants to appropriately value the potential future exercise price adjustments triggered by the anti-dilution provisions. See Note 10 – Warrant Derivative Liability. This requires Level 3 inputs which are based on our estimates of the probability and timing of potential future financings and fundamental transactions. The assumptions we used are summarized in the following tables for warrants that were outstanding as of any of the balance sheet dates presented on our consolidated balance sheets:

		December 31,
		2012	2011
Significant assumptions (or ranges):
Stock price	Level 1 input	$9.07	$7.38
Term (years)		2.83	3.83
Volatility	Level 2 input	70%	70%
Risk-free rate	Level 1 input	0.33%	0.55%
Dividend yield	Level 2 input	0.0%	0.0%
Scenario probability debt/equity raise	Level 3 input	80% / 20%	80% / 20%

The following tables set forth by level within the fair value hierarchy our financial liabilities that were accounted for at fair value as of December 31, 2012 and 2011. As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value liabilities and their placement within the fair value hierarchy levels.

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities
Warrant derivative liabilities	$—	$—	$5,470	$5,470

Total liabilities	$—	$—	$5,470	$5,470

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities
Warrant derivative liabilities	$—	$—	$4,870	$4,870

Total liabilities	$—	$—	$4,870	$4,870

We record the net change in the fair value of the derivative positions listed above in unrealized gain (loss) on warrant derivative liabilities in our consolidated statements of operations and comprehensive income (loss). During the year ended December 31, 2012, an unrealized loss of $0.6 million was recorded to reflect the change in fair value of the warrants (2011: $9.8 million unrealized gain, 2010: $0.3 million unrealized gain).

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of ASC 825, Financial Instruments. The estimated fair value amounts have been determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The following table presents the estimated fair values of our fixed interest rate, long-term debt instrument (Level 3) as of December 31, 2012.

	December 31, 2012
	Carrying Value	Fair Value
	(in thousands)

11% senior unsecured notes (Level 3)	$74,839	$74,800

The fair value of our fixed interest debt instruments (Level 3) was calculated using a pricing model which incorporates transaction details such as contractual terms, maturity and, in certain instances, timing and amount of future cash flows, as well as assumptions related to liquidity and credit valuation adjustments of marketplace participants.

Changes in Level 3 Instruments Measured at Fair Value on a Recurring Basis

The following table provides a reconciliation of financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	December 31, 2012	December 31, 2011
	(in thousands)
Financial liabilities:
Beginning balance	$4,870	$14,656
Unrealized change in fair value	600	(9,786)

Ending balance	$5,470	$4,870

During the year ended December 31, 2012, there were no transfers between Level 1, Level 2 and Level 3 liabilities.

Share-Based Compensation

We use a fair value based method of accounting for stock-based compensation. We utilize the Black-Scholes option pricing model to measure the fair value of stock options and stock appreciation rights (“SARs”). Restricted stock and restricted stock units (“RSUs”) are measured at their intrinsic values. See Note 9 – Stock-Based Compensations and Stock Purchase Plans.

Income Taxes

Deferred income taxes reflect the net tax effects, calculated at currently enacted rates, of (a) future deductible/taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements or income tax returns, and (b) operating loss and tax credit carryforwards. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

We classify interest related to income tax liabilities as interest expense, and if applicable, penalties are recognized as a component of interest expense.

We do not provide deferred income taxes on undistributed earnings of our foreign subsidiaries for possible future remittances as all such earnings are permanently reinvested as part of our ongoing business.

New Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2012-02, which is included in ASC 350, “Intangibles – Goodwill and Other”. This update gives an entity the option first to assess qualitative factors in assessing whether an asset is impaired. ASU No. 2012-02 is effective for annual and interim impairment test performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of ASU No. 2012-02 did not have a material impact on our consolidated financial position, results of operation or cash flows.

In January 2013, FASB issued ASU No. 2013-01, which is included in ASC 210, “Balance Sheet”, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU No. 2013-01”). This update clarifies that the scope of ASU 2011-11: “Disclosures about Offsetting Assets and Liabilities” applies only to derivatives accounted for under ASC 815 “Derivatives and Hedging”, included bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. ASU No. 2013-01 is effective for fiscal years and interim periods within those years, beginning on or after January 1, 2013. Entities should provide the required disclosures retrospectively for all comparative periods presented. The adoption of this guidance impacts presentation disclosures only and will not have an impact on our consolidated financial position, results of operation or cash flows.

In February 2013, FASB issued ASU No. 2013-02, which is included in ASC 220, “Comprehensive Income”, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU NO. 2013-02”). This update requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under USGAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under USGAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under USGAAP that provide additional detail about those amounts. The amendments of ASU No. 2013-02 do not change the current requirements for reporting net income or other comprehensive income in financial statements. ASU No. 2013-02 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The adoption of this guidance impacts presentation disclosures only and will not have an impact on our consolidated financial position, results of operation or cash flows.

In February 2013, FASB issued ASU No. 2013-04, which is included in ASC 405, “Liabilities”, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”. This update provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation with the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in USGAAP. Examples of obligations within the scope to ASU No. 2013-04 include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. ASU No. 2013-04 is effective for fiscal years and interim periods within those years beginning after December 5, 2013. Entities should provide the required disclosures retrospectively for all comparative periods presented. The adoption of this guidance impacts presentation disclosures only and will not have an impact on our consolidated financial position, results of operation or cash flows.

In March 2013, FASB issued ASU No. 2013-05, which is included in ASC 830, “Foreign Currency Matters”, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). This update resolves the diversity in practice regarding the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. ASU No. 2013-05 is effective for fiscal years and interim periods within those years beginning after December 5, 2013. ASU No. 2013-05 is not expected to have a material impact on our consolidated financial position, results of operation or cash flows.

Use of Estimates

The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates pertain to proved oil and natural gas reserve volumes and future development costs. Actual results could differ from those estimates.

Note 4 – Earnings Per Share

Basic earnings per common share (“EPS”) are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

	2012	2011	2010
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
	(in thousands, except per share amounts)

Income (loss) from continuing operations(a)	$2,199	$(30,285)	$12,615
Income (loss) from discontinued operations	(14,410)	86,245	1,760

Net income (loss) attributable to Harvest	$(12,211)	$55,960	$14,375

Weighted average common shares outstanding	37,424	34,117	33,541
Effect of dilutive securities	167	—	3,226

Weighted average common shares, diluted	37,591	34,117	36,767

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.06	$(0.89)	$0.38
Income (loss) from discontinued operations	(0.39)	2.53	0.05

Basic earnings (loss) per share	$(0.33)	$1.64	$0.43

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.06	$(0.89)	$0.34
Income (loss) from discontinued operations	(0.39)	2.53	0.05

Diluted earnings (loss) per share	$(0.33)	$1.64	$0.39

(a)	Includes net income attributable to noncontrolling interest.

The year ended December 31, 2012 per share calculations above exclude 3.9 million options and 2.4 million warrants because they were anti-dilutive. The year ended December 31, 2011 per share calculations above exclude 3.7 million options and 1.6 million warrants because they were anti-dilutive. The year ended December 31, 2010 per share calculations above exclude 2.9 million options and 1.6 million warrants because they were anti-dilutive.

Note 5 – Dispositions

Share Purchase Agreement (“SPA”)

On June 21, 2012, we announced that we and our wholly owned subsidiary HNR Energia had entered into a SPA with PT Pertamina (Persero), a state-owned limited liability company existing under the laws of Indonesia (“Buyer”) under which HNR Energia agreed to sell, indirectly through subsidiaries, all of its interests in Venezuela for a cash purchase price of $725.0 million, subject to adjustment as described in the SPA.

The closing of the transaction was subject to receipt of three approvals, in addition to satisfaction of other conditions standard in transactions of this type: (a) approval by the Ministerio del Poder Popular de Petroleo y Mineria representing the Government of the Bolivarian Republic of Venezuela (which indirectly owns the other 60 percent interest in Petrodelta); (b) approval by the Government of the Republic of Indonesia in its capacity as Buyer’s sole shareholder; and (c) approval by the holders of a majority of Harvest’s common stock.

After receiving notice from Buyer that Buyer’s sole shareholder, the Government of Indonesia, had decided not to approve the transaction described in the SPA, on February 19, 2013, HNR Energia exercised its right to terminate the agreement in accordance with its terms.

Discontinued Operations

As a result of the decision to not request an extension of the First Phase or enter the Second Phase of the Exploration and Production Sharing Agreement (“EPSA”) Al Ghubar / Qarn Alam license (“Block 64 EPSA”), Block 64 was relinquished effective May 23, 2013. The carrying value of Block 64 EPSA of $6.4 million was considered to be impaired and a related impairment expense was recorded at December 31, 2012. Operations in Oman were terminated, and the field office was closed May 31, 2013. We have no continuing operations in Oman.

On May 17, 2011, we closed the transaction to sell the Antelope Project. The sale had an effective date of March 1, 2011. We received cash proceeds of approximately $217.8 million which reflects increases to the purchase price for customary adjustments and deductions for transaction related costs. We do not have any continuing involvement with the Antelope Project. The related gain on the sale was reported in discontinued operations in the second quarter of 2011.

During the year ended December 31, 2012, we incurred $0.1 million of expense related to settlement of royalty payments to the Mineral Management Services, write-offs of $5.2 million of accounts and note receivable and $3.6 million of accounts payable, carry obligation related to the settlement of all outstanding claims with a private third party on the Antelope Project. The note receivable related to a prospect leasing cost financing arrangement. The note receivable plus accrued interest was approximately $3.3 million at December 31, 2011, and was secured by a portion of the production from the Bar F #1-20-3-2 in Utah.

Oman operations and the Antelope Project have been classified as discontinued operations. Net loss on the dispositions is shown in the table below:

	Years EndedDecember 31,
	2012	2011	2010
	(in thousands)
Revenue applicable to discontinued operations:
Oman operations	$—	$—	$—
Antelope Project	—	6,488	10,696

Revenue from discontinued operations	$—	$6,488	$10,696

Net income (loss) from discontinued operations:
Oman operations	$(12,711)	$(11,371)	$(1,952)
Antelope Project	(1,699)	97,616	3,712

Net income (loss) from discontinued operations	$(14,410)	$86,245	$1,760

Note 6 – Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2012	December 31, 2011
Senior notes, unsecured, with interest at 11%	$79,750	$—
Senior convertible notes, unsecured, with interest at 8.25%	—	31,535

	79,750	31,535
Discount on 11% senior unsecured notes	(4,911)	—
Less current portion	—	—

	$74,839	$31,535

On October 11, 2012, we closed the sale of $79.8 million aggregate principal amount of 11 percent senior unsecured notes due October 11, 2014. Under the terms of the notes, interest is payable quarterly in arrears on January 1, April 1, July 1 and October 1, beginning January 1, 2013. The purchase price of the notes was paid in cash, except for approximately $10.5 million in principal amount, which was exchanged by a single purchaser in exchange for approximately $6.0 million in face value of that purchaser’s existing 8.25 percent unsecured senior convertible notes issued by Harvest in 2010. The 11 percent senior unsecured notes are general unsecured obligations, ranking equally in right of payment with all our future senior unsecured indebtedness. The senior unsecured notes are effectively subordinated to our secured indebtedness and are structurally subordinated to indebtedness and other liabilities of our subsidiaries. The net cash proceeds of the offering were approximately $63.5 million after deducting the issuance discount (approximately $2.8 million), placement fees, and other transaction costs (approximately $3.0 million).

The 11 percent senior unsecured notes were issued at a price of 96 percent of principal amount, or $3.2 million of original issue discount (“OID”). The OID is recorded as a discount on debt. Warrants to purchase up to 0.8 million share of our common stock with an exercise price of $10.00 per share were issued in connection with the 11 percent senior unsecured notes. See Note 9 – Stock-Based Compensation and Stock Purchase Plans, Common Stock Warrants. The fair value of the warrants, $2.8 million, is classified as Discount on Debt with a corresponding credit to additional paid in capital on our consolidated balance sheet at December 31, 2012. The OID is being amortized over the life of the debt. The discount on debt is amortized over the life of the debt.

If the event that a sale of assets (farm-outs are not included in the definition of a sale of assets in the indenture) for more than $5.0 million in the aggregate occurs, we are required to offer to all noteholders of our 11 percent senior unsecured notes to purchase the maximum principal amount of our 11 percent senior unsecured notes that may be purchased out of the sale proceeds at an offer price in cash in an amount equal to 105.5 percent of the principal amount plus accrued and unpaid interest, if any. In the event of a change in control or a sale of Petrodelta, the noteholders of our 11 percent senior unsecured notes have the right to require us to repurchase all or any part of the 11 percent senior unsecured notes at a repurchase price equal to 101 percent in the case of a change in control or 105.5 percent in the case of a sale of Petrodelta plus accrued interest. We assessed the prepayment requirements and concluded they qualified as an embedded derivative. We considered the probabilities of these events occurring and determined that the derivative had an immaterial value at December 31, 2012.

The indenture relating to the notes includes various additional covenants, including a covenant that we file annual reports on Form 10-K with the Securities and Exchange Commission, post the report on our web site and provide the report to the note holders within the time periods specified in the Commission’s rules and regulations. Because we did not timely file our annual report for the year ended December 31, 2012, we are in breach of this covenant. The indenture states that failure to comply with this covenant will be an event of default if the breach continues for a period of 60 days. Therefore, our failure to timely file our annual report for the year ended December 31, 2012, is not currently an event of default for purposes of the indenture, and if we are able to file our annual report within that 60-day period, there will be no event of default as a result of our late filing.

Financing costs associated with the 11 percent senior unsecured notes are being amortized over the life of the notes and are recorded in other assets. The balance for financing costs was $3.2 million at December 31, 2012.

On February 17, 2010, we closed an offering of $32.0 million in aggregate principal amount of our 8.25 percent senior convertible notes. Under the terms of the notes, interest was payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2010. The senior convertible notes matured on March 1, 2013 unless earlier redeemed, repurchased or converted. The notes were convertible into shares of our common stock at a conversion rate of 175.2234 shares of common stock per $1,000 principal amount of senior convertible notes, equivalent to a conversion price of approximately $5.71 per share of common stock. The 8.25 percent senior convertible notes were general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness, if any, and senior in right of payment to any of our subordinated indebtedness, if any.

Non-cash payment of debt during the year ended December 31, 2011 was $0.5 million of senior convertible notes converted into 0.1 million share of common stock at a conversion rate of $5.71 per share. Non-cash payment of debt during the year ended December 31, 2012 was $25.5 million of the senior convertible notes exchanged for 4.6 million shares of common stock at an effective exchange price of $5.59 per share. The difference between the exchange price and the market price on the date of the transaction is recorded as debt conversion expense on our consolidated statements of operations and comprehensive income (loss). The remaining balance of the senior convertible notes, $6.0 million, was repaid by way of a non-cash exchange for approximately $10.5 million of the 11 percent senior unsecured notes, the value of which was agreed to by us and the noteholder that the noteholder would have otherwise attained had the noteholder converted the note into shares of common stock. The difference between the value of the senior convertible notes exchanged and the senior unsecured notes received is recorded as a loss on extinguishment of debt on our consolidated statements of operations and comprehensive income (loss).

Financing costs associated with the 8.25 percent senior convertible notes were amortized over the life of the notes and were recorded in other assets. In connection with the exchange of convertible notes into our common stock, we reclassified $0.6 million of deferred financing costs to additional paid in capital. Financing costs for the convertible notes were fully amortized or reclassified at December 31, 2012 (2011: $1.0 million).

On October 29, 2010, we closed a $60.0 million term loan facility with MSD Energy Investments Private II, LLC (“MSD Energy”), an affiliate of MSD Capital, L.P., as the sole lender under the term loan facility. Under the terms of the term loan facility, interest was paid on a monthly basis at the initial rate of 10 percent and had a maturity of October 28, 2012. The initial rate of interest was scheduled to increase to 15 percent on July 28, 2011, the Bridge Date. Financing costs associated with the term loan facility were being amortized over the remaining life of the loan and were recorded in other assets. See Note 9 – Stock-Based Compensation and Stock Purchase Plans – Common Stock Warrants for a discussion of the warrants that were issued in connection with the $60.0 million term loan facility.

In May 2011, we prepaid our $60 million term loan facility. The early repayment resulted in a loss on extinguishment of debt of $13.1 million (Restated). The loss on extinguishment of debt includes the write off of the discount on debt ($10.6 million), a prepayment premium of 3.5 percent of the amount outstanding ($2.1 million), and expensing of financing costs related to the term loan facility ($0.4 million).

The principal payment requirements for our long-term debt outstanding at December 31, 2012 are as follows (in thousands):

2013	$—
2014	79,750

$79,750

Note 7 – Commitments and Contingencies

We have employment contracts with five executive officers which provide for annual base salaries, eligibility for bonus compensation and various benefits. The contracts provide for a lump sum payment as a multiple of base salary in the event of termination of employment without cause. In addition, these contracts provide for payments as a multiple of base salary and bonus, excise tax reimbursement, outplacement services and a continuation of benefits in the event of termination without cause following a change in control. By providing one year notice, these agreements may be terminated by either party on or after May 31, 2013.

We have regional/technical offices in the United Kingdom and Singapore, and field offices in Jakarta, Indonesia; Port Gentil, Gabon; and Muscat, Oman to support field operations in those areas. At December 31, 2012, we had the following lease commitments for office space:

	Payments (in thousands) Due by Period
	Total	Less than 1 Year	1-2 Years	3-4 Years	After 4 Years
Office leases	$1,459	$773	$537	$149	$—

We have various contractual commitments pertaining to exploration, development and production activities. We entered the third exploration phase of the Dussafu PSC on May 28, 2012. The third exploration phase of the Dussafu PSC has a $7.0 million ($4.7 million net to our 66.667 percent interest) work commitment over a four year period. This commitment was fulfilled with the drilling of DTM-1. In January 2013, the Budong PSC partners were granted a four year extension of the initial six year exploration term of the Budong PSC to January 15, 2017. The extension of the initial exploration term includes an exploration well, which if not drilled by January 2016, results in the termination of the Budong PSC. Also, if this exploration well is not drilled within 18 months of the date of the Government of Indonesia approval of this transaction, we will be required to pay our partner in the Budong PSC $3.2 million. See Note 14 – Indonesia. These work commitments are non-discretionary; however, we do have the ability to control the pace of expenditures.

The following related class action lawsuits were filed on the dates specified in the United States District Court, Southern District of Texas: John Phillips v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (March 22, 2013); Sang Kim v. Harvest Natural Resources, Inc., James A. Edmiston, Stephen C. Haynes, Stephen D. Chesebro’, Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson (April 3, 2013); Chris Kean v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 11, 2013); Prastitis v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 17, 2013); Alan Myers v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 22, 2013); and Edward W. Walbridge and the Edward W. Walbridge Trust v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 26, 2013). The complaints allege that the Company made certain false or misleading public statements and demand that the defendants pay unspecified damages to the class action plaintiffs based on stock price declines. On April 18, 2013, the second, third and fourth listed actions were consolidated into the Phillips case. The Company and the other named defendants intend to vigorously defend the consolidated and other listed lawsuits.

On March 25, 2013, the Securities and Exchange Commission, notified the Company that it is conducting an inquiry related to certain matters disclosed in the Company’s Form 12B-25 announcing that it would be unable to file on a timely basis its 2012 Annual Report on Form 10-K, including certain errors in the Company’s financial statements and weaknesses in the Company’s internal controls. The Company is engaged in discussions with the Commission concerning these matters.

In June 2012, the operator of the Budong PSC received notice of a claim related to the ownership of part of the land comprising the Karama-1 (“KD-1”) drilling site. The claim asserts that the land on which the drill site is located is partly owned by the claimant. The operator purchased the site from local landowners in January 2010, and the purchase was approved by BPMIGAS, Indonesia’s oil and gas regulatory authority. The claimant is seeking compensation of 16 billion Indonesia Rupiah (approximately $1.7 million, $1.2 million net to our 71.61 percent cost sharing interest) for land that was purchased at a cost of $4,100 in January 2010. On or about March 8, 2013, the operator learned that the court has ruled to dismiss the claim because the claim had not been filed against the proper parties to the claim. The claimant can appeal the dismissal once the ruling has been issued in writing.

In May 2012, Newfield Production Company (“Newfield”) filed notice pursuant to the Purchase and Sale Agreement between Harvest (US) Holdings, Inc. (“Harvest US”), a wholly owned subsidiary of Harvest, and Newfield dated March 21, 2011 (the “PSA”) of a potential environmental claim involving certain wells drilled on the Antelope Project. The claim asserts that locations constructed by Harvest US were built on, within, or otherwise impact or potentially impact wetlands and other water bodies. The notice asserts that to the extent of potential penalties or other obligations that might result from potential violations that Harvest US indemnifies Newfield pursuant to the PSA. In June 2012, we provided Newfield with notice pursuant to the PSA (1) denying that Newfield has any right to indemnification from us, (2) alleging that any potential environmental claim related to Newfield’s notice would be an assumed liability under the PSA and (3) asserting that Newfield indemnify us pursuant to the PSA. We dispute Newfield’s claims and plan to vigorously defend against them. We are unable to estimate the amount or range of any possible loss.

On May 31, 2011, the United Kingdom branch of our subsidiary, Harvest Natural Resources, Inc. (UK), initiated a wire transfer of approximately $1.1 million ($0.7 million net to our 66.667 percent interest) intending to pay Libya Oil Gabon S.A. (“LOGSA”) for fuel that LOGSA supplied to our subsidiary in the Netherlands, Harvest Dussafu, B.V., for the company’s drilling operations in Gabon. On June 1, 2011, our bank notified us that it had been required to block the payment in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by OFAC, because the payee, LOGSA, may be a blocked party under the sanctions. The bank further advised us that it could not release the funds to the payee or return the funds to us unless we obtain authorization from OFAC. On October 26, 2011, we filed an application with OFAC for return of the blocked funds to us. Unless that application is approved, the funds will remain in the blocked account, and we can give no assurance when, or if, OFAC will permit the funds to be released. As of May 2, 2013, our October 26, 2011 application for the return of the blocked funds remains pending with OFAC.

Robert C. Bonnet and Bobby Bonnet Land Services vs. Harvest (US) Holdings, Inc., Branta Exploration & Production, LLC, Ute Energy LLC, Cameron Cuch, Paula Black, Johnna Blackhair, and Elton Blackhair in the United States District Court for the District of Utah. This suit was served in April 2010 on Harvest and Elton Blackhair, a Harvest employee, alleging that the defendants, among other things, intentionally interfered with Plaintiffs’ employment agreement with the Ute Indian Tribe – Energy & Minerals Department and intentionally interfered with Plaintiffs’ prospective economic relationships. Plaintiffs seek actual damages, punitive damages, costs and attorney’s fees. We dispute Plaintiffs’ claims and plan to vigorously defend against them. We are unable to estimate the amount or range of any possible loss.

Uracoa Municipality Tax Assessments. Our Venezuelan subsidiary, Harvest Vinccler, has received nine assessments from a tax inspector for the Uracoa municipality in which part of the Uracoa, Tucupita and Bombal fields are located as follows:

•

Three claims were filed in July 2004 and allege a failure to withhold for technical service payments and a failure to pay taxes on the capital fee reimbursement and related interest paid by PDVSA under the Operating Service Agreement (“OSA”). Harvest Vinccler has filed a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss one of the claims and has protested with the municipality the remaining claims.

•

Two claims were filed in July 2006 alleging the failure to pay taxes at a new rate set by the municipality. Harvest Vinccler has filed a protest with the Tax Court in Barcelona, Venezuela, on these claims.

•

Two claims were filed in August 2006 alleging a failure to pay taxes on estimated revenues for the second quarter of 2006 and a withholding error with respect to certain vendor payments. Harvest Vinccler has filed a protest with the Tax Court in Barcelona, Venezuela, on one claim and filed a protest with the municipality on the other claim.

•

Two claims were filed in March 2007 alleging a failure to pay taxes on estimated revenues for the third and fourth quarters of 2006. Harvest Vinccler has filed a protest with the municipality on these claims.

Harvest Vinccler disputes the Uracoa tax assessments and believes it has a substantial basis for its positions. Harvest Vinccler is unable to estimate the amount or range of any possible loss. As a result of the SENIAT’s, the Venezuelan income tax authority, interpretation of the tax code as it applies to operating service agreements, Harvest Vinccler has filed claims in the Tax Court in Caracas against the Uracoa Municipality for the refund of all municipal taxes paid since 1997.

Libertador Municipality Tax Assessments. Harvest Vinccler has received five assessments from a tax inspector for the Libertador municipality in which part of the Uracoa, Tucupita and Bombal fields are located as follows:

•

One claim was filed in April 2005 alleging the failure to pay taxes at a new rate set by the municipality. Harvest Vinccler has filed a protest with the Mayor’s Office and a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss the claim. On April 10, 2008, the Tax Court suspended the case pending a response from the Mayor’s Office to the protest. If the municipality’s response is to confirm the assessment, Harvest Vinccler will defer to the competent Tax Court to enjoin and dismiss the claim.

•

Two claims were filed in June 2007. One claim relates to the period 2003 through 2006 and seeks to impose a tax on interest paid by PDVSA under the OSA. The second claim alleges a failure to pay taxes on estimated revenues for the third and fourth quarters of 2006. Harvest Vinccler has filed a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss both claims.

•

Two claims were filed in July 2007 seeking to impose penalties on tax assessments filed and settled in 2004. Harvest Vinccler has filed a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss both claims.

Harvest Vinccler disputes the Libertador allegations set forth in the assessments and believes it has a substantial basis for its position. Harvest Vinccler is unable to estimate the amount or range of any possible loss. As a result of the SENIAT’s interpretation of the tax code as it applies to operating service agreements, Harvest Vinccler has filed claims in the Tax Court in Caracas against the Libertador Municipality for the refund of all municipal taxes paid since 2002.

On May 4, 2012, Harvest Vinccler learned that the Political Administrative Chamber of the Supreme Court of Justice has issued a decision dismissing one of Harvest Vinccler’s claims against the Libertador Municipality. Harvest Vinccler continues to believe that it has sufficient arguments to maintain its position in accordance with the Venezuelan Constitution. Harvest Vinccler plans to present a request of Constitutional Revision to the Constitutional Chamber of the Supreme Court of Justice once it is notified officially of the decision. As of May 2, 2013, Harvest Vinccler has not received official notification of the decision. Harvest Vinccler is unable to predict the impact of this decision on the remaining outstanding municipality claims and assessments.

We are a defendant in or otherwise involved in other litigation incidental to our business. In the opinion of management, there is no such litigation which will have a material adverse impact on our financial condition, results of operations and cash flows.

Note 8 – Taxes

Taxes on Income

The tax effects of significant items comprising our net deferred income taxes as of December 31, 2012, are as follows:

	2012		2011
	Foreign	United States And Other	Foreign	United States And Other
	(in thousands)
			(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Deferred tax assets:
Operating loss carryforwards	$54,231	$4,498	$45,067	$259
Restricted stock	—	222	—	229
Stock options	—	7,869	—	6,941
Deferred compensation	—	739	—	627
Alternative minimum tax credit	—	2,261	—	—
Other	—	861	—	167

Total deferred tax assets	54,231	16,450	45,067	8,223

Deferred tax liabilities:
Accrued income	(1,005)
Prepaids	—	(373)	—	(145)
Debt instrument	—	(35)	—	—
Fixed assets	—	(28)	—	(29)

Total deferred tax liabilities	(1,005)	(436)	—	(174)

Net deferred tax asset	53,226	16,014	45,067	8,049
Valuation allowance	(52,427)	(15,992)	(45,067)	(8,049)

Net deferred tax asset after valuation allowance	$799	$22	$—	$—

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets (“DTAs”). A significant piece of objective negative evidence evaluated was the cumulative losses incurred in our foreign operating entities over the three-year period ended December 31, 2012. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. We have therefore placed a valuation allowance (“VA”) on all of our foreign DTAs with the exception of $0.8 million related to NOL carryforwards in Venezuela which would be realized upon settlement of uncertain tax positions.

Management also reviewed the earnings history of our U.S. operations and determined that, with the exception of 2010 and 2011 when we had domestic production from our Utah assets and subsequently sold those assets, we have a history of domestic losses and are not currently involved in any domestic exploration and production activity. We have therefore placed a VA on our domestic DTAs, with the exception of $22 thousand that we expect to be realized by our UK branch.

The components of loss from continuing operations before income taxes are as follows:

	2012	2011	2010
		(in thousands)
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Loss before income taxes
United States	$(33,841)	$(30,309)	$(29,209)
Foreign	(18,915)	(58,193)	(11,981)

Total	$(52,756)	$(88,502)	$(41,190)

The provision (benefit) for income taxes on continuing operations consisted of the following at December 31:

	2012	2011	2010
		(in thousands)
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Current:
United States	$(717)	$—	$(1,210)
Foreign	929	3,693	1,042

	212	3,693	(168)
Deferred:
United States	$(22)	$—	$—
Foreign	(799)	(2,636)	(16)

	$(609)	$1,057	$(184)

A comparison of the income tax expense (benefit) on continuing operations at the federal statutory rate to our provision for income taxes is as follows:

	2012	2011	2010
		(in thousands)
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Income tax expense (benefit) from continuing operations:
Tax expense (benefit) at U.S. statutory rate	$(17,938)	$(30,805)	$(14,417)
Effect of foreign source income and rate differentials on foreign income	239	4,887	354
Change in valuation allowance	10,331	28,169	16,349
Permanent differences	1,431	—	2,440
Return to accrual and other true-ups	1,257	—	(4,372)
Debt exchange	2,758	—	—
Income tax refund	—	—	(1,210)
Warrant derivative	—	(1,445)	207
Liability for uncertain tax positions	799	237	—
Other	514	14	465

Total income tax expense – continuing operations	(609)	1,057	(184)

Income tax expense (benefit) from discontinued operations:
Total income tax expense (benefit) – discontinued operations	—	5,748	—

Total income tax expense (benefit)	$(609)	$6,805	$(184)

Rate differentials for foreign income result from tax rates different from the U.S. tax rate being applied in foreign jurisdictions.

We do not provide deferred income taxes on undistributed earnings of our foreign subsidiaries for possible future remittances as all such earnings are permanently reinvested as part of our ongoing business. Any dividends that are repatriated in the future would come out future earnings from our foreign subsidiaries. At December 31, 2012, we have the following net operating losses available for carryforward (in thousands):

United States	$12,941	Available for up to 20 years from 2012
Indonesia	49,767	Available for up to 5 years from 2011
Gabon	10,405	Available for up to 3 years from 2010
Oman	24,536	Available for up to 5 years from 2009
The Netherlands	109,442	Available for up to 9 years from 2007
Venezuela	10,079	Available for up to 3 years from 2010

If the U.S. operating loss carryforwards are ultimately realized, approximately $1.5 million will be credited to additional paid in capital for tax benefits associated with deductions for income tax purposes related to stock options and convertible debt.

Accumulated Undistributed Earnings of Foreign Subsidiaries

        As of December 31, 2012, the book-tax outside basis difference in our foreign subsidiary that has been indefinitely reinvested was approximately $331 million. No U.S. taxes have been recorded on these earnings. In general, it is our practice and intention to reinvest the earnings of our non-U.S. subsidiaries in those operations. All of our current exploration activity is outside of the U.S. We currently intend to utilize our unremitted foreign earnings to fund international projects, including the development of our properties in Gabon, Indonesia and South America.

Under ASC 740-30-25-17, no deferred tax liability must be recorded if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings or that the earnings will be remitted in a tax-free manner. Management must consider numerous factors in determining timing and amounts of possible future distribution of these earnings to the parent company and whether a U.S. deferred tax liability should be recorded for these earnings. These factors include the future operating and capital requirements of both the parent company and the subsidiaries, remittance restrictions imposed by foreign governments or financial agreements and tax consequences of the remittance, including possible application of U.S. foreign tax credits and limitations on foreign tax credits that may be imposed by the Internal Revenue Service (“IRS”) or IRS regulations.

If we were to make a distribution of our foreign earnings in the form of dividends, we would likely be subject to U.S. income taxes. Pursuant to ASC 740-30-50-2, we have estimated that the potential U.S. tax cost if we were to repatriate all of our currently unremitted foreign earnings through a dividend would be approximately $113 million based upon our foreign tax credit position in the U.S.

Accounting for Uncertainty in Income Taxes

The FASB issued ASC 740-10 (prior authoritative literature: Financial Interpretation No. [“FIN”] 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 [“FIN 48”]) to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

We or one of our subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2008. Our primary income tax jurisdictions and their respective open audit years are:

Tax Jurisdiction	Open Audit Years
United States	2009 – 2012
The Netherlands	2009 – 2012
Singapore	2008 – 2012
United Kingdom	2012
Venezuela	2008 – 2012

A reconciliation of the beginning amount, and current year additions, of unrecognized tax benefits follows:

	2012	2011
	(in thousands)

Balance at beginning of year	$5,072	$—
Additions for tax positions of prior years	799	5,072

Balance at end of year	$5,871	$5,072

If the above tax benefits were recognized, the full amount would affect the effective tax rate. We have accrued interest of $0.1 million, and penalty of $0.3 million, a deduction for which has been recorded in pretax income. We believe that it is likely that $5.0 million of the uncertain tax position will be resolved within the next twelve months, and the amount of unrecognized tax benefits will significantly decrease.

Note 9 – Stock-Based Compensation and Stock Purchase Plans

Total share-based compensation expense, which includes stock options, restricted stock, stock appreciation rights (“SARs”), and restricted stock units (“RSUs”), totaled $5.2 million for the year ended December 31, 2012 (2011: $4.8 million, 2010: $5.7 million). All awards utilize the straight line method of amortization over vesting terms. RSUs and SARs can be cash settled and are accounted for as liability instruments.

The cash flows resulting from tax deductions in excess of the compensation cost recognized for share-based awards (excess tax benefits) are classified as financing cash flows. The actual tax benefit realized from share-based awards during the year ended December 31, 2011 was $2.5 million. We did not realize tax benefits from share-based awards during the years ended December 31, 2012 or 2010.

Long Term Incentive Plans

As of December 31, 2012, we had several long term incentive plans under which stock options, restricted stock, SARs and RSUs can be granted to eligible participants including employees, non-employee directors and consultants of our Company or subsidiaries:

•

2010 Long Term Incentive Plan (“2010 Plan”) – Provides for the issuance of up to 1,700,000 shares of our common stock in satisfaction of stock options, SARs, restricted stock, RSUs and other stock-based awards. No more than 500,000 shares may be granted as restricted stock and no individual may be granted more than 1,000,000 stock options or SARs. In the event of a change in control, all outstanding stock options and SARs become immediately exercisable to the extent permitted by the plan, and any restrictions on restricted stock and RSUs lapse.

•

2006 Long Term Incentive Plan (“2006 Plan”) – Provides for the issuance of up to 1,825,000 shares of our common stock in satisfaction of stock options, SARs and restricted stock. No more than 325,000 shares may be granted as restricted stock, and no individual may be granted more than 900,000 options or SARs and not more than 175,000 share of restricted stock during any period of three consecutive calendar years. The 2006 Plan also permits the granting of performance awards to eligible employees and consultants. In the event of a change in control, all outstanding stock options and SARs become immediately exercisable to the extent permitted by the plan, and any restrictions on restricted stock lapse.

•

2004 Long Term Incentive Plan (“2004 Plan”) – Provides for the issuance of up to 1,750,000 shares of our common stock in satisfaction of stock options, SARs and restricted stock. No more than 438,000 shares may be granted as restricted stock, and no individual may be granted more than 438,000 options and not more than 110,000 share of restricted stock over the life of the plan. The 2004 Plan also permits the granting of performance awards to eligible employees and consultants. In the event of a change in control, all outstanding stock options and SARs become immediately exercisable to the extent permitted by the plan, and any restrictions on restricted stock lapse.

•

2001 Long Term Stock Incentive Plan (“2001 Plan”) – Provides for the issuance of up to 1,697,000 shares of our common stock in the form of Incentive Stock Options and Non-Qualified Stock Options. No officer may be granted more than 500,000 stock options during any one fiscal year, as adjusted for any changes in capitalization, such as stock splits. In the event of a change in control, all outstanding options become immediately exercisable to the extent permitted by the plan.

Stock Options

Stock options granted under the plans must be no less than the fair market value of our common stock on the date of grant. Stock options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. Stock options granted under the plans expire five to ten years from the date of grant. Stock options to purchase 85,006 common shares remained available for grant as of December 31, 2012 (2011: 507,298). Of the common shares available for grant as of December 31, 2012, all of these shares are also available for issuance in the form of restricted shares.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatility is based on historical volatilities of our stock. We do not assume any dividend yield since we do not pay dividends. The expected term of options granted is the weighted average life of stock options and represents the period of time that options are expected to be outstanding.

We also consider an estimated forfeiture rate for these stock option awards, and we recognize compensation cost only for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to five years. The forfeiture rate is based on historical experience.

Stock option transactions under our various stock-based employee compensation plans are presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands, except exercise price)
Options outstanding as of December 31, 2011	3,907	$10.19
Granted	451	5.14
Exercised	(122)	(6.26)
Cancelled	(339)	(11.45)

Options outstanding as of December 31, 2012	3,897	$9.62	2.6 years	$3,064

Options exercisable as of December 31, 2012	2,516	$10.12	2.2 years	$1,040

Of the options outstanding, 2.5 million were exercisable at weighted-average exercise price of $10.12 as of December 31, 2012 (2011: 2.2 million at $10.15; 2010: 1.8 million at $10.27).

During the year ended December 31, 2012, we awarded stock options vesting over three years to purchase 451,298 of our common shares to our employees and executive officers (2011: 498,500 stock options; 2010: 477,000 stock options).

The value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

For options granted during:	2012	2011	2010

Weighted average fair value	$2.85	$5.92	$4.23
Weighted average expected life	5 years	5 years	7 years
Expected volatility(1)	67.3%	61.3%	57.6%
Risk-free interest rate	0.7%	1.8%	2.7%
Dividend yield	0%	0%	0%

(1)	Expected volatilities are based on historical volatilities of our stock.

A summary of our unvested stock option awards as of December 31, 2012, and the changes during the year then ended is presented below:

Unvested Stock Options	Outstanding	Weighted- Average Grant-Date Fair Value
	(in thousands, except fair value)
Unvested as of December 31, 2011	1,394	$5.56
Granted	451	2.86
Vested	(465)	(4.95)
Forfeited	—	—

Unvested as of December 31, 2012	1,380	4.88

The total intrinsic value of stock options exercised during the year ended December 31, 2012 was $0.3 million (2011: $1.4 million; 2010: $2.5 million). The total fair value of stock options that vested during the year ended December 31, 2012, was $1.9 million (2011: $2.7 million; 2010: $2.6 million).

As of December 31, 2012, there was $2.4 million of total future compensation cost related to unvested stock option awards that are expected to vest. That cost is expected to be recognized over a weighted average period of 2.6 years.

Restricted Stock

Restricted stock is issued on the grant date, but cannot be sold or transferred. Restricted stock granted to directors vest one year after date of grant. Restricted stock granted to employees vest at the third year after date of grant. Vesting of the restricted stock is dependent upon the employee’s continued service to Harvest.

A summary of our restricted stock awards as of December 31, 2012, and the changes during the year then ended is presented below:

Restricted Stock	Outstanding	Weighted- Average Grant-Date Fair Value
Unvested as of December 31, 2011	430,754	$8.28
Granted	2,000	5.85
Vested	(148,004)	(7.00)
Forfeited	—	—

Unvested as of December 31, 2012	284,750	8.93

During 2012, we awarded 2,000 shares of restricted stock to new hire employees as employment inducement grants under a New York Stock Exchange (“NYSE”) exception (2011: 181,050 shares to employees and directors). These awards had an aggregate fair value at their date of grant of $11,700 (2011: $2.0 million). The restricted stock is schedule to vest at the third year after date of grant for employees and one year after date of grant for directors. The value of the restricted stock that vested during the year ended December 31, 2012 was $0.8 million (2011: $3.4 million; 2010: $1.4 million). The weighted average grant date fair value of awards granted in 2011 was $11.21 and 2010 was $7.10.

As of December 31, 2012 there was $0.8 million of total future compensation cost related to unvested restricted stock awards that are expected to vest. That cost is expected to be recognized over a weighted average period of 1.2 years.

Stock Appreciation Rights (“SARs”)

All SAR awards granted to date have been granted outside of active long-term incentive plans and are held by Harvest employees. SARs granted in 2009 vest ratably over three years beginning with the third year of grant. SARs granted in 2012 vest ratably over three years beginning in the first year of grant. Vesting of SARs is dependent upon the employee’s continued service to Harvest. SAR awards are settled either in cash or Harvest common stock if available through an equity compensation plan. For recording of compensation, we assume the SAR award will be cash-settled and record compensation expense based on the fair value of the SAR awards at the end of each period.

SAR award transactions under our employee compensation plans are presented below:

Stock Appreciation Rights	SARs	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
SARs outstanding as of December 31, 2011	308,000	$4.60
Granted	707,202	5.12
Exercised	(83,000)	(4.60)
Cancelled	—	—

SARs outstanding as of December 31, 2012	932,202	$4.99	4.2 years	$3,800

SARs exercisable as of December 31, 2012	74,997	$4.60	3.5 years	$336

Of the SAR awards outstanding, 74,997 were exercisable at weighted-average exercise price of $4.60 as of December 31, 2012 (2011: 83,000 at $4.60; 2010: none).

During the year ended December 31, 2012, we awarded 707,202 SARs vesting over three years to our employees and executive officers (2011: none; 2010: none).

The value of each SAR award is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions discussed above.

A summary of our unvested SAR awards as of December 31, 2012, and the changes during the year then ended is presented below:

Unvested Stock Appreciation Rights	Outstanding	Weighted- Average Fair Value
Unvested as of December 31, 2011	225,000	$5.93
Granted	707,202	6.23
Vested	(74,997)	(5.93)
Forfeited	—	—

Unvested as of December 31, 2012	857,205	6.18

The total intrinsic value of SAR awards exercised during the year ended December 31, 2012 was $0.3 million. No SAR awards were exercised during the years ended December 31, 2011 or 2010. The total fair value of SAR awards that vested during the year ended December 31, 2012, was $0.3 million (2011: $0.2 million; 2010: none).

As of December 31, 2012, there was $3.7 million of total future compensation cost related to unvested SAR awards that are expected to vest. That cost is expected to be recognized over a weighted average period of 2.3 years.

Restricted Stock Units (“RSUs”)

All RSU awards granted to date have been granted outside of active long-term incentive plans, are held by Harvest employees and directors, and are settled either in cash or Harvest common stock if available through an equity compensation plan. RSU awards granted in 2009 vest ratably over three years beginning with the third year of grant. RSU awards granted in 2012 to employees vest at the third year after date of grant. RSU awards granted in 2012 to directors vest one year after date of grant. Vesting of the RSU awards is dependent upon the employee’s and director’s continued service to Harvest.

A summary of our RSU awards as of December 31, 2012, and the changes during the year then ended is presented below:

Restricted Stock Units	Outstanding	Weighted- Average Fair Value
Unvested as of December 31, 2011	213,000	$7.38
Granted	388,000	5.12
Vested	(70,994)	(5.68)
Forfeited	—	—

Unvested as of December 31, 2012	530,006	9.07

During 2012, we awarded 388,000 RSUs to employees (2011: none, 2010: none). These RSU awards had an aggregate fair value at their date of grant of $2.0 million (2011: none, 2010: none). The 70,994 RSU awards which vested in 2012 were settled with Harvest common stock. The value of the RSU awards that vested during the year ended December 31, 2012 was $0.4 million (2011: $0.6 million; 2010: none).

As of December 31, 2012 there was $2.7 million of total future compensation cost related to unvested RSU awards that are expected to vest. That cost is expected to be recognized over a weighted average period of 2.0 years.

Common Stock Warrants

In connection with a $60 million term loan facility issued in November 2010, we issued (1) 1.2 million warrants exercisable at any time on or after the closing date of the term loan facility for a period of five years from the closing date on a cashless exercise basis at $15 per share until July 28, 2011, the Bridge Date, at which time the exercise price per share would be repriced to equal the lower of $15 or 120 percent of the average closing bid price of Harvest’s common stock for the 20 trading days immediately preceding the Bridge Date (“Tranche A”); (2) 0.4 million warrants exercisable at any time on or after the closing date of the term loan facility for a period of five years from the closing date on a cashless exercise basis at $20 per share until the Bridge Date, at which time the exercise price per share would be repriced to equal the lower of $15 or 120 percent of the average closing bid price of Harvest’s common stock for the 20 trading days immediately preceding the Bridge Date (“Tranche B”); and (3) 4.4 million warrants exercisable at any time on or after the Bridge Date for a period of five years from the Bridge Date on a cashless exercise basis at the lower of $15 per share or 120 percent of the average closing price of Harvest’s common stock for the 20 trading days immediately preceding the Bridge Date (“Tranche C”) (“collectively “the Warrants”). Tranche C was redeemable by Harvest for $0.01 per share at any time prior to the Bridge Date in conjunction with the repayment of the loan prior to the Bridge Date.

On May 17, 2011, in connection with the payment of the term loan facility, we redeemed all of Tranche C at $0.01 per share. The cost to redeem Tranche C ($44,000) was expensed to loss on extinguishment of debt in the six months ended June 30, 2011.

On July 28, 2011, the Bridge Date, Tranche A and Tranche B were repriced to $14.78 per warrant which is the lower of $15 or 120 percent of the average closing bid price of Harvest’s common stock for the 20 trading days immediately preceding the Bridge Date.

The Warrants include anti-dilution provisions which adjust the number of warrants and the exercise price per warrant based on the issuance of additional shares. The induced conversions related to the $32 million senior convertible notes triggered the anti-dilution provision which resulted in the issuance of 118,327 additional warrants in the year ended December 31, 2012 (2011: 2,007 additional warrants). In addition, the exercise price per share for all Warrants was repriced to $13.75 per warrant. The Warrants are classified as a liability on our consolidated balance sheets and marked to market. See Note 3 – Summary of Significant Accounting Policies, Restatement of Prior Period Financial Statements.

In the occurrence of a fundamental change, we are required to repurchase the Warrants at the higher of (1) the fair market value of the warrant and (2) a valuation based on a computation of the option value of the Warrant using the Black-Scholes calculation method using the assumptions described in the Warrant Agreement. A fundamental change is defined as “the occurrence of one of the following events: a) a person or group becomes the direct or indirect owner of more than 50% of the voting power of the outstanding common stock, b) a merger event or similar transaction in which the majority owners before the transaction fail to own a majority of the voting power of the Company after the transaction, and c) approval of a plan of liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets.”

In connection with the 11 percent senior unsecured notes issued October 11, 2012, we issued warrants to purchase up to 0.7 million share of our common stock with an exercise price of $10.00 per share. The warrants can be exercised at any time up until the three-year anniversary of the closing. The Black-Scholes option pricing model was used in pricing the warrants. The fair value of the warrants, $2.8 million, is classified as a discount on debt with a corresponding credit to additional paid in capital on our consolidated balance sheet at December 31, 2012.

The dates the warrants were issued, the expiration dates, the exercise prices and the number of warrants issued and outstanding at December 31, 2012 were:

			Warrants
Date Issued	Expiration Date	Exercise Price	Issued	Outstanding
			(warrants in thousands)
November 2010	November 2015	$13.75	1,600	1,600
October 2011	November 2015	13.75	2	2
March 2012	November 2015	13.75	73	73
August 2012	November 2015	13.75	30	30
October 2012	November 2015	13.75	15	15
October 2012	October 2015	10.00	687	687

			2,407	2,407

Note 10 – Warrant Derivative Liabilities

As of December 31, 2012, warrant derivative financial instruments consisted of 1,720,334 warrants (2011: 1,602,007 warrants) issued under the warrant agreements dated November 2010 in connection with a $60 million term loan facility (see Note 9 – Stock-Based Compensation and Stock Purchase Plans, Common Stock Warrants). The fair value of the warrants as of December 31, 2012 was $3.18 per warrant (2011: $3.04 per warrant).

These warrant agreements include provisions wherein we may be required to settle the warrant agreement by transferring assets. Consequently, under ASC 480-10-25-8, these warrants must be treated as a derivative liability, bifurcated from the host instrument, and recorded at fair value at each reporting date. In the occurrence of a fundamental change, we are required to repurchase the Warrants at the higher of (1) the fair market value of the warrant and (2) a valuation based on a computation of the option value of the Warrant using the Black-Scholes calculation method using the assumptions described in the Warrant Agreement. A fundamental change is defined as “the occurrence of one of the following events: a) a person or group becomes the direct or indirect owner of more than 50% of the voting power of the outstanding common stock, b) a merger event or similar transaction in which the majority owners before the transaction fail to own a majority of the voting power of the Company after the transaction, and c) approval of a plan of liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets.”

All our warrant derivative contracts are recorded at fair value and are located in the balance sheet as warrant derivative liability. The following table summarizes the effect on our income (loss) associated with changes in the fair values of our derivative financial instruments:

	December 31,
	2012	2011
	(in thousands)
Unrealized gain (loss) on warrant derivatives	$(600)	$9,786

Note 11 – Operating Segments

We regularly allocate resources to and assess the performance of our operations by segments that are organized by unique geographic and operating characteristics. The segments are organized in order to manage regional business, currency and tax related risks and opportunities. Operations included under the heading “United States” include corporate management, cash management, business development and financing activities performed in the United States and other countries, which do not meet the requirements for separate disclosure. All intersegment revenues, other income and equity earnings, expenses and receivables are eliminated in order to reconcile to consolidated totals. Corporate general and administrative and interest expenses are included in the United States segment and are not allocated to other operating segments.

	2012	2011	2010
		(in thousands)
		(RESTATED- SEE NOTE 3)	(RESTATED- SEE NOTE 3)
Segment Income (Loss) Attributable to Harvest
Venezuela	$51,584	$54,974	$49,158
Indonesia	(7,984)	(47,688)	(6,265)
Gabon	(6,842)	(7,988)	(1,642)
United States	(34,559)	(29,583)	(28,636)

Net income (loss) from continuing operations(a)	2,199	(30,285)	12,615
Discontinued operations:
Oman	(12,711)	(11,371)	(1,952)
Antelope Project	(1,699)	97,616	3,712

Net income (loss) from discontinued operations	(14,410)	86,245	1,760

Net income (loss) attributable to Harvest	$(12,211)	$55,960	$14,375

(a)	Includes net income attributable to noncontrolling interest.

	December 31,
	2012	2011
	(in thousands)
		(RESTATED- SEE NOTE 3)
Operating Segment Assets
Venezuela	$416,792	$348,802
Indonesia	10,959	14,593
Gabon	80,908	55,505
United States	307,703	259,856
Discontinued operations — Oman	313	7,152

	816,675	685,908
Intersegment eliminations	(219,838)	(178,705)

Total Assets	$596,837	$507,203

Note 12 – Venezuela

Harvest Vinccler’s and Petrodelta’s functional and reporting currency is the U.S. Dollar. They do not have currency exchange risk other than the official prevailing exchange rate that applies to their operating costs denominated in Venezuela Bolivars (“Bolivars”) (4.30 Bolivars per U.S. Dollar). However, during the year ended December 31, 2012, Harvest Vinccler exchanged approximately $1.5 million (2011: $1.2 million) through the Sistema de Transacciones con Títulos en Moneda Extranjera (“SITME”) and received an average exchange rate of 5.16 Bolivars (2011: 5.19 Bolivars) per U.S. Dollar. Petrodelta does not have, and has not had, any Bolivars pending government approval for settlement for U.S. Dollars at the official exchange rate or the SITME exchange rate.

The monetary assets that are exposed to exchange rate fluctuations are cash, accounts receivable, and other current assets. The monetary liabilities that are exposed to exchange rate fluctuations are accounts payable, accruals and other current liabilities. All monetary assets and liabilities incurred at the official Bolivar exchange rate are settled at the official Bolivar exchange rate. At December 31, 2012, the balances in Harvest Vinccler’s Bolivar denominated monetary assets and liabilities accounts that are exposed to exchange rate changes are 6.2 million Bolivars and 5.7 million Bolivars, respectively. At December 31, 2012, the balances in Petrodelta’s Bolivar denominated monetary assets and liabilities accounts that are exposed to exchange rate changes are 277.2 million Bolivars and 2,646.2 million Bolivars, respectively.

On February 8, 2013, the Venezuelan government published in the Official Gazette the Exchange Agreement No. 14 which establishes new exchange rates for the Bolivar/U.S. Dollar currencies that became effective February 9, 2013. The exchange rate established in the Agreement is 6.30 Bolivars per U.S. Dollar. The Exchange Agreement also announced the elimination of SITME effective February 8, 2013. All exchanges of Bolivars must now transact through the Central Bank. As a result of the February 2013 devaluation, Harvest Vinccler estimates the impact of the devaluation to be approximately $0.1 million gain on revaluation of its assets and liabilities, and Petrodelta estimates the impact of the devaluation to be approximately $54.8 million gain on revaluation of its assets and liabilities.

On May 7, 2012, the Organic Law on Employment, Male and Female Workers (“Labor Law”) was published in the Official Gazette, the official government publication where laws, decrees, resolutions, instructions, and other regulations of general interest issued by the central government of Venezuela are published in order to make those acts valid and official. The Labor Law’s purpose is to regulate the relations between workers and employers. In August 2012, the labor contract between PDVSA and the labor union was signed. The new labor contract awarded salary increases to both union and non-union labor retroactive to December 2011. The new labor contract increased the effect of the Labor Law on Petrodelta by increasing the salaries on which the Labor Law benefits are calculated. Per the actuarial study that PDVSA commissioned, the effect of the Labor Law on Petrodelta’s business was $3.8 million ($1.2 million net to our 32 percent interest) for the year ended December 31, 2012. The Labor Law had no impact to Harvest Vinccler.

Note 13 – Investment in Equity Affiliates – Petrodelta, S.A.

See Note 5 – Dispositions, Share Purchase Agreement (“SPA”).

On October 25, 2007, the Venezuelan Presidential Decree which formally transferred to Petrodelta the rights to the Petrodelta Fields subject to the conditions of the Conversion Contract was published in the Official Gazette. Petrodelta is governed by its own charter and bylaws and will engage in the exploration, production, gathering, transportation and storage of hydrocarbons from the Petrodelta Fields for a maximum of 20 years from that date. Petrodelta operates a portfolio of properties in eastern Venezuela including large proven oil fields as well as properties with substantial opportunities for both development and exploration. Petrodelta is to undertake its operations in accordance with Petrodelta’s business plan as set forth in its conversion contract. Under its conversion contract, work programs and annual budgets adopted by Petrodelta must be consistent with Petrodelta’s business plan. Petrodelta’s business plan may be modified by a favorable decision of the shareholders owning at least 75 percent of the shares of Petrodelta.

The sale of oil and gas by Petrodelta to the Venezuelan government is pursuant to a Contract for Sale and Purchase of Hydrocarbons with PDVSA Petroleo S.A. (“PPSA”) signed on January 17, 2008. The form of the agreement is set forth in the Conversion Contract. Crude oil delivered from the Petrodelta Fields to PPSA is priced with reference to Merey 16 published prices, weighted for different markets, and adjusted for variations in gravity and sulphur content, commercialization costs and distortions that may occur given the reference price and prevailing market conditions. Merey 16 published prices are quoted and sold in U.S. Dollars. Natural gas delivered from the Petrodelta Fields to PPSA is priced at $1.54 per thousand cubic feet. Natural gas deliveries are paid in Bolivars, but the pricing for natural gas is referenced to the U.S. Dollar. PPSA is obligated to make payment to Petrodelta of each invoice within 60 days of the end of the invoiced production month by wire transfer, in U.S. Dollars in the case of payment for crude oil and natural gas liquids delivered, and in Bolivars in the case of payment for natural gas delivered, in immediately available funds to the bank accounts designated by Petrodelta. Major contracts for capital expenditures and lease operating expenditures are denominated in U.S. Dollars. Any dividend paid by Petrodelta will be made in U.S. Dollars.

When the Sales Contract was executed, Petrodelta was producing only one type of crude, Merey 16. Beginning in October 2011, the Ministry of the People’s Power for Petroleum and Mining (“MENPET”) determined that Petrodelta’s production flowing through the COMOR transfer point was a heavier type of crude, Boscan. Since Petrodelta was producing only Merey 16 when the Sales Contract was executed, the Boscan gravity and sulphur correction factors and crude pricing formula are not included in the Sales Contract. However, under the Sales Contract, PPSA is obligated to receive all of Petrodelta’s production. All production deliveries for all of Petrodelta’s fields have been certified by MENPET and acknowledged by PPSA. All pricing factors to be used in the Merey 16 and Boscan pricing formulas have been provided by and certified by MENPET to Petrodelta.

Since the Sales Contract provides for only one crude pricing formula, the Sales Contract had to be amended to include the Boscan pricing formula to allow Petrodelta to invoice PPSA for El Salto crude oil deliveries. From October 1, 2011 through June 30, 2012, Petrodelta used the Boscan pricing formula as published in the Official Gazette on January 11, 2007 to record revenue from El Salto deliveries. Petrodelta subsequently received from PDVSA Trade and Supply a draft amendment to the Sales Contract. The pricing formula in the draft amendment was used to record revenue for El Salto field deliveries from July 1, 2012 through December 31, 2012, and revenue for El Salto deliveries for October 1, 2011 through June 30, 2012 was revised to reflect the pricing formula in the draft amendment. The only item included in the draft amendment is the Boscan pricing formula to be used in invoicing El Salto crude oil deliveries. All other terms and conditions of the Sales Contract remain in force. On January 28, 2013, Petrodelta’s board of directors endorsed the amendment to the Sales Contract. The amendment has to be approved by CVP’s board of directors and HNR Finance’s board of directors. Once these approvals are received, the amendment to the Sales Contract will be executed and PPSA will be invoiced for the deliveries.

At December 31, 2012, El Salto deliveries, net of royalties, covering the delivery months of October 2011 through December 2012 totaled approximately 4.0 MBls (1.3 MBls net to our 32 percent interest). The draft amendment to the Sales Contract pricing formula for Boscan based upon the deliveries and factors certified by MENPET, results in revenue for these deliveries of $352.7 million ($112.9 million net to our 32 percent interest). As of December 31, 2012, these deliveries for El Salto remain uninvoiced to PPSA.

As discussed in previous filings, PDVSA has failed to pay on a timely basis certain amounts owed to contractors that PDVSA has contracted to do work for Petrodelta. PDVSA purchases all of Petrodelta’s oil production. PDVSA and its affiliates have reported shortfalls in meeting their cash requirements for operations and planned capital expenditures, and PDVSA has fallen behind in certain of its payment obligations to its contractors, including contractors engaged by PDVSA to provide services to Petrodelta. In addition, PDVSA has fallen behind in certain of its payment obligations to Petrodelta, which payments Petrodelta would otherwise use to pay its contractors, including Harvest Vinccler. As a result, Petrodelta has experienced, and is continuing to experience, difficulty in retaining contractors who provide services for Petrodelta’s operations. We cannot provide any assurance as to whether or when PDVSA will become current on its payment obligations. Inability to retain contractors or to pay them on a timely basis is having an adverse effect on Petrodelta’s operations and on Petrodelta’s ability to carry out its business plan.

Harvest Vinccler has advanced certain costs on behalf of Petrodelta. These costs include consultants in engineering, drilling, operations, seismic interpretation, and employee salaries and related benefits for Harvest Vinccler employees seconded into Petrodelta. Currently, we have three employees seconded into Petrodelta. Costs advanced are invoiced on a monthly basis to Petrodelta. Harvest Vinccler is considered a contractor to Petrodelta, and as such, Harvest Vinccler is also experiencing the slow payment of invoices. During the year ended December 31, 2012, Harvest Vinccler advanced to Petrodelta $0.5 million for continuing operations costs, and Petrodelta repaid $0.1 million of the advance. Petrodelta and Petrodelta’s board have not indicated that the advances are not payable, nor that they will not be paid. At December 31, 2012, we reclassified $2.1 million of the Advances to Affiliate to a long-term receivable due to slow payment and age of the advances. During the year ended December 31, 2011, we advanced Petrodelta $0.8 million for continuing operations costs, and Petrodelta repaid $0.1 million of the advances. Although payment is slow and the balance is increasing, payments continue to be received.

In April 2011, the Venezuelan government published in the Official Gazette the Law Creating a Special Contribution on Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market (“Windfall Profits Tax”). Windfall Profits Tax is deductible for Venezuelan income tax purposes. In February 2013, the Venezuelan government published in the Official Gazette an amendment to the Windfall Profits Tax. The amended Windfall Profits Tax establishes new levels for contribution of extraordinary prices (under $80 per barrel) and exorbitant prices (over $100 per barrel), and levels in-between, to the Venezuelan government. During the year ended December 31, 2012, Petrodelta recorded $291.4 million for Windfall Profits Tax (2011: $237.6 million).

One section of the Windfall Profits Tax states that royalties paid to Venezuela are capped at $70 per barrel, but the cap on royalties has not been defined as being applicable to in-cash, in-kind, or both. Per instructions received from PDVSA, Petrodelta reports royalties, whether paid in-cash or in-kind, at $70 per barrel (royalty barrels x $70). The difference between the $70 royalty cap and the current oil price is to be reflected on the income statement as a reduction in oil sales. For the year ended December 31, 2012, the reduction to oil sales due to the $70 cap applied to all royalty barrels was $113.7 million ($36.4 million net to our 32 percent interest) (2011: $85.0 million [$27.2 million net to our 32 percent interest]).

Per our interpretation of the Windfall Profits Tax, the $70 cap on royalty barrels should only be applied to the 3.33 percent royalty which Petrodelta pays in cash. We have applied the $70 cap to only the 3.33 percent royalty paid in cash and the current oil sales price to the 30 percent royalty paid in-kind for the year months ended December 31, 2012. With assistance from Petrodelta, we have recalculated Petrodelta’s oil sales and royalties to apply the current oil price to its total barrels produced and to the 30 percent royalty paid in-kind and applied the $70 cap to the 3.33 percent royalty paid in cash for the year ended December 31, 2012. For the year ended December 31, 2012, net oil sales (oil sales less royalties) are slightly higher, $11.4 million ($3.6 million net to our 32 percent interest) (2011: $8.5 million [$2.7 net to our 32 percent interest]) under this method than the method advised by PDVSA and the method of applying the current oil price to total barrels produced and to total royalty barrels. We have reported revenues and royalties for Petrodelta under this method.

On November 12, 2010, Petrodelta’s board of directors declared a dividend of $30.6 million, $12.2 million net to HNR Finance ($9.8 million net to our 32 percent interest). Petrodelta shareholder approval of the dividend was received on March 14, 2011. Due to Petrodelta’s liquidity constraints caused by PDVSA’s insufficient monetary support and contractual adherence, as of May 2, 2012, this dividend has not been received, although it is due and payable. Petrodelta’s board of directors declared this dividend and has never indicated that the dividend is not payable, nor that it will not be paid. The dividend receivable is classified as a long-term receivable at December 31, 2012 due to the uncertainty in the timing of payment. There is uncertainty with respect to the timing of the receipt of this dividend and whether future dividends will be declared or paid. We have and will continue to monitor our investment in Petrodelta. Should the dividend receivable not be collected or facts and circumstances surrounding our investment change, our results of operations and investment in Petrodelta could be adversely impacted.

The Organic Law on Sports, Physical Activity and Physical Education (“Sports Law”) was published in the Official Gazette on August 23, 2011. The purpose of the Sports Law is to establish the public service nature of physical education and the promotion, organization and administration of sports and physical activity. Funding of the Sports Law is by contributions made by companies or other public or private organizations that perform economic activities for profit in Venezuela. The contribution is one percent of annual net or accounting profit and is not deductible for income tax purposes. Per the Sports Law, contributions are to be calculated on an after-tax basis. However, in March 2012, CVP has instructed Petrodelta to calculate the contribution on a before-tax basis contrary to the Sports Law. For the year ended December 31, 2012, this method of calculation overstates the liability for the Sports Law contribution by $2.5 million ($0.8 million net to our 32 percent interest). We have adjusted for the overaccrual of the Sports Law in the December 31, 2012 Net Income from Equity Affiliate.

Petrodelta’s reporting and functional currency is the U.S. Dollar. HNR Finance owns a 40 percent interest in Petrodelta. Petrodelta’s financial information is prepared in accordance with International Financial Reporting Standards (“IFRS”) which we have adjusted to conform to USGAAP. The two major differences between IFRS and USGAAP, for which we adjust, are deferred taxes and depletion expense.

•

Deferred tax. IFRS allows the inclusion of monetary temporary differences impacted by inflationary adjustments. USGAAP does not. Net Income Equity Affiliate is increased or decreased by the deferred tax benefit created by the monetary temporary differences impacted by inflationary adjustments.

•

Depletion expense. Oil and gas reserves used by Petrodelta in calculating depletion expense under IFRS are provided by MENPET. MENPET reserves are not prepared using the guidance on extractive activities for oil and gas (ASC 932). At least annually, we prepare reserve reports for Petrodelta using ASC 932. Petrodelta depletion is recalculated using the USGAAP compliant reserves.

All amounts through Net Income Equity Affiliate represent 100 percent of Petrodelta. Summary financial information has been presented below at December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
		(in thousands)
Revenues:
Oil sales	$1,263,264	$1,122,191	$604,173
Gas sales	3,350	3,497	3,398
Royalty	(423,069)	(374,135)	(204,688)

	843,545	751,553	402,883

Expenses:
Operating expenses	121,023	77,236	44,749
Workovers	17,302	28,508	8,910
Depletion, depreciation and amortization	86,004	58,376	40,429
General and administrative	31,753	11,297	15,508
Windfall profits tax	291,355	237,632	14,116

	547,437	413,049	123,712

Income from Operations	296,108	338,504	279,171
Gain on exchange rate	—	—	84,448
Investment earnings and other	13	610	3,179
Interest expense	(7,017)	(10,699)	(26,767)

Income before Income Tax	289,104	328,415	340,031

Current income tax expense	127,080	190,577	189,780
Deferred income tax expense (benefit)	76,030	(94,622)	72,568

Net Income	85,994	232,460	77,683
Adjustment to reconcile to reported Net Income from Equity Affiliate:
Deferred income tax expense (benefit)	(78,968)	49,545	(92,195)
Sports law over accrual	(2,536)	—	—

Net Income Equity Affiliate	167,498	182,915	169,878
Equity interest in equity affiliate	40%	40%	40%

Income before amortization of excess basis in equity affiliate	66,999	73,166	67,951
Amortization of excess basis in equity affiliate	(2,143)	(1,863)	(1,414)
Conform depletion expense to USGAAP	2,913	763	(246)

Net income from equity affiliate	$67,769	$72,066	$66,291

	December 31, 2012	December 31, 2011
	(in thousands)
Current assets	$1,425,115	$979,868
Property and equipment	538,351	409,941
Other assets	70,468	146,499
Current liabilities	1,180,559	808,955
Other liabilities	93,101	53,073
Net equity	760,274	674,280

Fusion Geophysical, LLC (“Fusion”)

On January 28, 2011, Fusion Geophysical, LLC’s (“Fusion”) 69 percent owned subsidiary, FusionGeo, Inc., was acquired by a private purchaser pursuant to an Agreement and Plan of Merger. We received $1.4 million for our equity investment.

At December 31, 2009, we fully impaired the carrying value of our equity investment in Fusion. Accordingly, we did not record net losses incurred by Fusion in the year ended December 31, 2011 of $0.2 million ($0.1 million net to our 49 percent interest) or (2010: $2.4 million [$1.2 million net to our 49 percent interest]) as doing so would have caused our equity investment to go into a negative position.

Note 14 – Indonesia

In 2007, we entered into a Farmout Agreement to acquire a 47 percent interest in the Budong PSC located mostly onshore West Sulawesi, Indonesia. In April 2008, the Government of Indonesia approved the assignment to us of the 47 percent interest in the Budong PSC. Our partner is the operator through the exploration phase as required by the terms of the Budong PSC, and we have an option to become operator, if approved by the Government of Indonesia and SKK Migas in any subsequent development and production phase.

We acquired our original 47 percent interest in the Budong PSC by committing to fund the first phase of the exploration program up to a cap of $17.2 million, including the acquisition of 2-D seismic and drilling of the first two exploration wells under a Farmout Agreement with our partner in the Budong PSC. Prior to drilling the first exploration well, our partner had a one-time option to increase the level of the carried interest to a maximum of $20.0 million. On September 15, 2010, our partner exercised their option to increase the carry obligation by $2.7 million to a total of $19.9 million. The additional carry increased our ownership by 7.4 percent to 54.4 percent. On March 3, 2011, the Government of Indonesia approved this change in ownership interest.

On January 5, 2011, we exercised our first refusal right to a proposed transfer of interest by the operator to a third party, which allowed us to acquire an additional 10 percent ownership in the Budong PSC at a cost of $3.7 million payable ten business days after completion of the first exploration well. The $3.7 million was paid on April 18, 2011. Closing of this acquisition increased our participating ownership interest in the Budong PSC to 64.4 percent with our cost sharing interest becoming 64.51 percent until first commercial production. On August 11, 2011, the Government of Indonesia approved this change in ownership interest.

The initial exploration term of the Budong PSC was due to expire on January 15, 2013. In September 2012, the operator of the Budong PSC, on behalf of us and the other co-venturer, submitted a request to BPMIGAS under the terms of the Budong PSC for a four-year extension of the initial six-year exploration term of the Budong PSC. In January 2013, we received written approval from SKK Migas of the four-year extension of the initial six-year exploration term.

In November 2012, the Indonesia constitutional court declared BPMIGAS, Indonesia’s oil and gas regulatory authority, to be unconstitutional. In January 2013, SKK Migas, the Special Task Force for oil and gas upstream sector, was formed to replace BPMIGAS.

In December 2012, we signed a farmout agreement with the operator of the Budong PSC to acquire an additional 7.1 percent participating interest and to become operator of the Budong PSC. We assumed the role of interim operator effective January 16, 2013. Closing of this acquisition will increase our participating ownership interest in the Budong PSC to 71.5 percent with our cost sharing interest becoming 72 percent until first commercial production. The consideration for this transaction is that we will fund 100 percent of the costs of the first exploration well of the four-year extension to the Budong PSC. If the exploration well is not drilled within 18 months of the date of approval from the Government of Indonesia of this transaction, our partner has the right to give notice that the consideration be paid in cash, or $3.2 million. The acquisition of the additional participating interest and the transfer of operatorship are dependent on approval by the Government of Indonesia.

We have satisfied all work commitments for the current exploration phase of the Budong PSC. However, the extension of the initial exploration term includes an exploration well, which if not drilled by January 2016, results in the termination of the Budong PSC.

During the initial exploration period, the Budong PSC covered 1.35 million acres. The Budong PSC includes a ten-year exploration period and a 20-year development phase. Pursuant to the terms of the Budong PSC, at the end of the first three-year exploration phase, 45 percent of the original area was to be relinquished to SKK Migas. In January 2010, 35 percent of the original area was relinquished and ten percent of the required relinquishment was deferred until 2011. In January 2011, the deferred ten percent of the original total contract area was relinquished to SKK Migas. The Budong PSC currently covers 0.75 million acres. However, pursuant to the request for extension of the initial exploration term, the contract area held by the Budong PSC at the beginning of the extension period should be reduced, per the terms of the Budong PSC, from the current 55 percent to 20 percent of the original contract area. If the full amount of the required relinquishment is required, 0.3 million acres would remain in the Budong PSC contract area. In January 2013, our partner, on our behalf, submitted a relinquishment proposal of 10 percent to SKK Migas. The retained area will contain all the areas of geological interest to the Budong PSC partners.

Operational activities during 2012 focused on a review of geological and geophysical data obtained from the drilling of LG-1 and KD-1 wells to upgrade the prospectivity of the block and to define a prospect for potential drilling in 2013. We have completed remapping of both the Lariang and Karama Basins with eight leads in the Lariang Basin and five leads in the Karama Basin having been identified. The identification of these leads is the basis for the four-year extension request of the first six-year exploration term.

The Budong PSC represents $5.3 million of unproved oil and gas properties on our December 31, 2012 balance sheet (2011: $5.3 million).

Note 15 – Gabon

We are the operator of the Dussafu PSC with a 66.667 percent ownership interest. Located offshore Gabon, adjacent to the border with the Republic of Congo, the Dussafu PSC covers an area of 680,000 acres with water depths up to 1,650 feet.

The Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. The Direction Generale Des Hydrocarbures (“DGH”) agreed to lengthen the third exploration phase to four years until May 27, 2016. The third exploration phase of the Dussafu PSC has a $7.0 million ($4.7 million net to our 66.667 percent interest) work commitment over a four year period. This commitment was fulfilled with the drilling of DTM-1.

Operational activities during the year ended December 31, 2012 included completion of the processing of 545 square kilometers of seismic which was acquired in the fourth quarter of 2011 and well planning. The 3-D Pre-Stack Time Migration (“PSTM”) was completed in July 2012.

Well planning progressed to drill an exploration well in the fourth quarter of 2012 on the Tortue prospect. DTM-1 well was spud November 19, 2012. DTM-1 was drilled with the Scarabeo 3 semi-submersible drilling unit. On January 4, 2013, we announced that DTM-1 had reached the Dental Formation and discovered oil in both the Gamba and Dentale formations. Additional technical evaluation is on-going and is expected to take several months.

See Note 7 – Commitments and Contingencies for a discussion of legal matters related to our Gabon operations.

The Dussafu PSC represents $76.4 million of unproved oil and gas properties on our December 31, 2012 balance sheet (2011: $48.9 million).

Note 16 – Oman

In 2009, we signed an EPSA with Oman for Block 64 EPSA. We have an 80 percent working interest and our partner, Oman Oil Company, has a 20 percent carried interest in Block 64 EPSA during the initial period. Block 64 EPSA was a block designated for exploration and production of non-associated gas and condensate, which the Oman Ministry of Oil and Gas carved out of the Block 6 Concession operated by Petroleum Development of Oman (“PDO”). PDO has continued to produce oil from several shallow oil fields within Block 64 EPSA area.

All work commitments for the First Phase exploration period on Block 64 EPSA have been completed. Operational activities during 2012 include post well evaluation and review of geological and geophysical data obtained from the drilling of the MFS-1and AGN-1 wells. On March 12, 2013, we elected to not request an extension of the First Phase or enter the Second Phase of Block 64 EPSA and Block 64 will be relinquished effective June 30, 2013. The carrying value of Block 64 EPSA of $6.4 million was written off to impairment expense at December 31, 2012. During the first half of 2013, we terminated operations and the field office was closed on May 31, 2013. We have no continuing involvement in Oman. As discussed in Note 5 – Dispositions, results for Oman have been reflected in discontinued operations.

Block 64 EPSA represented $5.3 million of unproved oil and gas properties on our December 31, 2011 balance sheet.

Note 17 – China

In December 1996, we acquired a petroleum contract with China National Offshore Oil Corporation (“CNOOC”) for the WAB-21 area. The WAB-21 petroleum contract covers 6.2 million acres in the South China Sea, with an option for an additional 1.25 million acres under certain circumstances, and lies within an area which is the subject of a border dispute between China and Socialist Republic of Vietnam (“Vietnam”). Vietnam has executed an agreement on a portion of the same offshore acreage with another company. The border dispute has lasted for many years, and there has been limited exploration and no development activity in the WAB-21 area due to the dispute. Due to the border dispute between China and Vietnam, we have been unable to pursue an exploration program during Phase One of the contract. As a result, we have obtained license extensions, with the current extension in effect until May 31, 2013. The Joint Management Committee has approved an extension of the license until May 31, 2015. We are meeting with CNOOC in April 2013 to discuss the ratification of the extension. Regular meetings are held with CNOOC with contingent work programs being planned and annual budgets being set. While no assurance can be given, we believe we will continue to receive contract extensions so long as the border disputes persist. Even though there continues to be increasing activity on the Vietnamese blocks which we believe confirms our view of WAB-21’s prospectivity, we impaired the carrying value of WAB-21 of $2.9 million at December 31, 2012 due to our continued inability to pursue an exploration program. However, we continue to seek permission to acquire regional 2-D seismic and localized 3-D seismic.

WAB-21 represented $2.9 million of unproved oil and gas properties on our December 31, 2011 balance sheet.

Note 18 – Related Party Transactions

Dividends declared and paid by Petrodelta are paid to HNR Finance. HNR Finance must declare a dividend in order for the partners, Harvest and Vinccler, to receive their respective shares of Petrodelta’s dividend. Between 2008 and 2010, Petrodelta declared three dividends, totaling $105.5 million, which have been received by HNR Finance and one dividend, totaling $12.2 million, which has not yet been received by HNR Finance. HNR Finance declared a dividend in 2008 in the amount of $72.5 million. HNR Finance has not declared a dividend for the remaining $33.0 million. At December 31, 2012, Vinccler’s share of the undistributed dividends is $9.0 million.

Note 19 – Subsequent Events

On February 20, 2013, we announced that the SPA had been termination as a result of the Government of Indonesia voting not to approve the transaction. See Note 5 – Dispositions, Share Purchase Agreement (“SPA”).

On March 25, 2013, SKK Migas approved the transfer of operatorship of the Budong PSC to us.

On April 9, 2013, the Government of Indonesia approved the acquisition of the additional 7.1 percent participating interest in the Budong PSC.

We conducted our subsequent events review up through the date of the issuance of the Annual Report on Form 10-K.

Quarterly Financial Data (unaudited)

Summarized quarterly financial data, which includes the retrospective reclassification of Oman operations as discontinued operations, is as follows:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(amounts in thousands, except per share data)
	(RESTATED)	(RESTATED)	(RESTATED)
Year ended December 31, 2012
Expenses	$(8,128)	$(7,837)	$(6,694)	$(16,167)
Non-operating loss	(2,279)	(3,085)	(1,734)	(6,832)

Loss from continuing operations before income taxes	(10,407)	(10,922)	(8,428)	(22,999)
Income tax expense (benefit)	(1,220)	(1,022)	1,723	(90)

Loss from continuing operations	(9,187)	(9,900)	(10,151)	(22,909)
Net income from equity affiliate	16,896	22,829	20,299	7,745

Net income (loss) from continuing operations	7,709	12,929	10,148	(15,164)
Loss from discontinued operations	(5,427)	(2,164)	(347)	(6,472)

Net income (loss)	2,282	10,765	9,801	(21,636)
Less: Net income attributable to noncontrolling interest	3,322	4,540	4,050	1,511

Net income (loss) attributable to Harvest	$(1,040)	$6,225	$5,751	$(23,147)

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$0.13	$0.23	$0.16	$(0.43)
Discontinued operations	(0.16)	(0.06)	(0.01)	(0.16)

Net income (loss) attributable to Harvest	$(0.03)	$0.17	$0.15	$(0.59)

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$0.12	$0.21	$0.16	$(0.43)
Discontinued operations	(0.14)	(0.06)	(0.01)	(0.16)

Net income (loss) attributable to Harvest	$(0.02)	$0.15	$0.15	$(0.59)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(amounts in thousands, except per share data)
	(RESTATED)	(RESTATED)	(RESTATED)	(RESTATED)
Year ended December 31, 2011
Expenses	$(7,640)	$(11,559)	$(6,933)	$(51,023)
Non-operating loss	(6,363)	(8,294)	3,257	53

Loss from continuing operations before income taxes	(14,003)	(19,853)	(3,676)	(50,970)
Income tax expense	459	260	214	124

Loss from continuing operations	(14,462)	(20,113)	(3,890)	(51,094)
Net income from equity affiliates	18,456	18,284	18,476	18,235

Net income (loss) from continuing operations	3,994	(1,829)	14,586	(32,859)
Income (loss) from discontinued operations	(3,727)	98,281	(390)	(7,919)

Net income (loss)	267	96,452	14,196	(40,778)
Less: Net income attributable to noncontrolling interest	3,419	3,639	3,592	3,527

Net income (loss) attributable to Harvest	$(3,152)	$92,813	$10,604	$(44,305)

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$0.01	$(0.16)	$0.32	$(1.07)
Discontinued operations	(0.11)	2.89	(0.01)	(0.23)

Net income (loss) attributable to Harvest	$(0.10)	$2.73	$0.31	$(1.30)

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$0.01	$(0.16)	$0.29	$(1.07)
Discontinued operations	(0.11)	2.89	(0.01)	(0.23)

Net income (loss) attributable to Harvest	$(0.10)	$2.73	$0.28	$(1.30)

As noted above, the amounts per quarter were restated. Presented below are restated quarterly financial statements for each of the three quarters of 2012 and all quarters of 2011.

During 2012, we identified accounting errors subsequent to filing our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012. As discussed in Note 3, in the course of management’s ongoing review and analysis and management’s review of the design and operating effectiveness of internal control over financial reporting, we concluded that there were errors in previously filed financial statements. In the course of our review, management determined that (a) certain warrants issued in 2010 in connection with our $60 million term loan facility (the “Warrants”) were improperly valued at inception and improperly classified as equity instruments rather than liability instruments. As a result of the improper classification of the Warrants, (b) the debt discount and associated interest expense related to the amortization of the debt discount was understated for all periods in which the associated debt was outstanding, and (c) the consolidated statement of operations and comprehensive income (loss) for each reporting period was misstated by the omission of the changes in fair value of the Warrants as a liability instrument. Additionally, (d) certain exploration overhead was incorrectly capitalized to oil and gas properties, which under the successful efforts method of accounting should have been expensed, and (e) certain leasehold maintenance and other costs were improperly capitalized to oil and gas properties, which under the successful efforts method of accounting should have been expensed. Finally, (f) advances to equity affiliate were improperly classified as an operating activity rather than an investing activity and (g) certain costs were improperly classified as an investing activity rather than an operating activity on the consolidated statement of cash flows. As a result of the errors related to the Warrants described above, loss on extinguishment of debt was understated for the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011. Additionally, an error was identified in the calculation of earnings (loss) per diluted share for the three and six months ended June 30, 2011, and an additional error was identified related to the improper expensing of costs associated with debt conversions that should have been recorded to equity for the quarters ended March 31, 2012 and September 30, 2012.

We have restated our segment footnote information to reflect the applicable errors stated above and (a) reclassify noncontrolling interest from United States segment to Venezuela segment, (b) eliminate intrasegment receivables erroneously reported gross of related intrasegment payable, and (c) eliminate intrasegment revenue erroneously reported gross of related intrasegment expense. Such errors impacted the quarterly periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012.

In assessing the severity of the corrections, management determined that the errors were material to the consolidated financial statements as of and for the quarters ended March 31, 2011 June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012. In addition to the errors described above, we have also made corrections for previously identified immaterial errors and errors affecting classification within the consolidated statement of operations and comprehensive income (loss) related to impairment of oil and gas properties and income taxes and the consolidated balance sheets related to income taxes. Management concluded that we should restate our financial statements included in our Quarterly Report on Form 10-Q for the periods ending March 31, 2012, June 30, 2012, and September 30, 2012, and recommended that the Audit Committee authorize such restatement.

Set forth below is a summary of the nature of the errors. Correction explanations are provided following each of the financial statements affected.

	For the Quarters Ended
	March 31 2012	June 30 2012	September 30 2012
	(amounts in thousands, except per share data)
Exploration expense	$(492)	$(430)	$(378)
Unrealized gain (loss) on warrant derivative	432	(1,641)	249
Interest expense	302	—	—
Debt conversion expense	—	—	12
Income tax (expense) benefit	—	596	(597)
Net income from equity affiliate	138	168	67
Loss from discontinued operations	—	(595)	595
Non controlling interest	(28)	(33)	(14)

Net income attributable to Harvest	$352	$(1,935)	$(66)

Basic earnings (loss) per share	$0.01	$(0.05)	$—
Diluted earnings (loss) per share	$0.01	$(0.05)	$—

	For the Quarters Ended
	March 31 2011	June 30 2011	September 30 2011	December 31 2011
	(amounts in thousands, except per share data)
Exploration expense	$(110)	$3,210	$(1,375)	$(600)
Impairment expense	—	(3,335)	—	—
Unrealized gain (loss) on warrant derivative	(2,516)	7,060	4,256	986
Interest expense	(1,341)	(482)	—	—
Loss on early extinguishment of debt	—	(3,450)	—	—
Income tax (expense) benefit	(237)	—	12	(12)
Net income from equity affiliate	(38)	38	—	—
Non controlling interest	8	(8)	—	—

Net income attributable to Harvest	$(4,234)	$3,033	$2,893	$374

Basic earnings (loss) per share	$(0.13)	$0.09	$0.08	$0.01
Diluted earnings (loss) per share	$(0.12)	$0.50	$0.08	$0.01

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands, except per share data)

	At September 30, 2012		At June 30, 2012		At March 31, 2012
	As Previously	As	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,419	$20,419	$28,746	$28,746	$33,552	$33,552
Restricted cash	—	—	—	—	1,200	1,200
Accounts and notes receivable, net
Dividend receivable	—	—	12,200	12,200	12,200	12,200
Joint interest and other	3,411	3,411	6,315	6,315	12,740	12,740
Notes receivable	—	—	—	—	3,335	3,335
Advances to and receivable from equity affiliate	2,690	2,690	2,538	2,538	2,384	2,384
Deferred income tax(g)	2,628	—	2,628	—	2,628	—
Prepaid expenses and other	2,435	2,435	1,692	1,692	1,261	1,261

TOTAL CURRENT ASSETS	31,583	28,955	54,119	51,491	69,300	66,672
OTHER ASSETS	5,730	5,730	5,555	5,555	5,186	5,186
LONG-TERM RECEIVABLE, EQUITY AFFILIATE	12,200	12,200	—	—	—	—
INVESTMENT IN EQUITY AFFILIATE(a)	404,705	405,078	384,473	384,779	361,812	361,950
PROPERTY AND EQUIPMENT:
Oil and gas properties(b)	72,181	67,446	70,292	66,017	67,784	63,939
Other administrative property, net	883	883	934	934	1,027	1,027

Net property and equipment	73,064	68,329	71,226	66,951	68,811	64,966

TOTAL ASSETS	$527,282	$520,292	$515,373	$508,776	$505,109	$498,774

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$952	$952	$1,044	$1,044	$2,548	$2,548
Accounts payable-carry obligation	—	—	—	—	3,596	3,596
Accrued expense(f)	9,164	8,896	8,896	8,896	8,177	8,177
Accrued interest payable(h)	679	283	1,008	612	653	257
Other current liabilities(g)	4,835	2,632	4,835	2,632	4,835	2,632
Income taxes payable(c)	1,579	1,551	1,251	1,221	979	950
Current portion – long term debt	9,000	9,000	15,551	15,551	15,551	15,551

TOTAL CURRENT LIABILITIES	26,209	23,314	32,585	29,956	36,339	33,711
OTHER LIABILITIES	1,054	1,054	956	956	949	949
WARRANT DERIVATIVE LIABILITY(d)	—	5,830	—	6,079	—	4,438
COMMITMENTS AND CONTINGENCIES
EQUITY
STOCKHOLDERS’ EQUITY
Common stock	452	452	438	438	437	437
Additional paid-in capital(e)	264,329	255,672	256,009	247,178	254,625	245,794
Retained earnings	205,868	204,525	200,051	198,774	191,891	192,549
Treasury stock	(66,145)	(66,145)	(66,145)	(66,145)	(66,104)	(66,104)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	404,504	394,504	390,353	380,245	380,849	372,676
NONCONTROLLING INTEREST(a)	95,515	95,590	91,479	91,540	86,972	87,000

TOTAL EQUITY	500,019	490,094	481,832	471,785	467,821	459,676

TOTAL LIABILITIES AND EQUITY	$527,282	$520,292	$515,373	$508,776	$505,109	$498,774

“As Previously Reported” reflects balances reported in the March 31, 2012, June 30, 2012 and September 30, 2012 Quarterly Report on Form 10-Q. “As Restated” reflects the final restated balances.

2012 Consolidated Balance Sheet Corrections:

(a)	Represents a previously identified immaterial error.
(b)	Relates to lease maintenance costs and exploration overhead that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(c)	Income tax effect of the adjustments and income taxes improperly classified as interest payable in 2011.
(d)	Represents the fair value of the Warrants at the reporting date.
(e)	For the three months ended March 31, 2012 and six months ended June 30, 2012, the adjustment to additional paid-in capital relates to (a) the reclassification of the Warrants from equity to warrant derivative liability of $11,122 thousand offset by an error recorded in 2011 for $2,730 thousand for the for the reversal of the original fair value of certain Warrants that did not qualify for equity classification and (b) deferred financing costs of $439 thousand that were erroneously expensed rather than capitalized to additional paid-in capital. For the nine months ended September 30, 2012, the adjustment to additional paid-in capital relates to (a) the reclassification of the Warrants from equity to warrant derivative liability of $11,122 thousand offset by an error recorded in 2011 for $2,730 thousand for the for the reversal of the original fair value of certain Warrants that did not qualify for equity classification and (b) deferred financing costs of $265 thousand that were erroneously expensed rather than capitalized to additional paid-in capital.
(f)	Relates to the improper expensing of costs associated with debt conversion.
(g)	Relates to a deferred tax asset that was erroneously reported gross of the related liability.
(h)	Represents other current liabilities that were improperly classified as interest payable and income taxes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(dollars in thousands, except per share data)

	Nine Months Ended September 30, 2012					Six Months Ended June 30, 2012
	As Previously		As	Discontinued	Currently	As Previously		As	Discontinued	Currently
	Reported	Adjustments	Restated	Operations	Reported	Reported	Adjustments	Restated	Operations	Reported
Expenses:
Depreciation and amortization	$316	$—	$316	$(24)	$292	$210	$—	$210	$(16)	$194
Exploration expense(a)	4,200	1,300	5,500	(255)	5,245	2,725	922	3,647	(273)	3,374
Dry hole costs	5,617	—	5,617	(4,932)	685	5,617	—	5,617	(4,850)	767
General and administrative	17,446	—	17,446	(1,009)	16,437	12,366	—	12,366	(736)	11,630

	27,579	1,300	28,879	(6,220)	22,659	20,918	922	21,840	(5,875)	15,965

Loss From Operations	(27,579)	(1,300)	(28,879)	6,220	(22,659)	(20,918)	(922)	(21,840)	5,875	(15,965)
Other Non-Operation Income (Expense)
Investment earnings and other	231	—	231	—	231	149	—	149	—	149
Unrealized gain (loss) on warrant derivative(b)	—	(960)	(960)	—	(960)	—	(1,209)	(1,209)	—	(1,209)
Interest expense(c)	(447)	302	(145)	—	(145)	(428)	302	(126)	—	(126)
Debt conversion expense(d)	(3,360)	12	(3,348)	—	(3,348)	(2,402)	—	(2,402)	—	(2,402)
Other non-operating expense	(2,801)	—	(2,801)	—	(2,801)	(1,723)	—	(1,723)	—	(1,723)
Loss on exchange rates	(94)	—	(94)	19	(75)	(70)	—	(70)	17	(53)

	(6,471)	(646)	(7,117)	19	(7,098)	(4,474)	(907)	(5,381)	17	(5,364)
Income (Loss) From Continuing Operations Before Income Taxes	(34,050)	(1,946)	(35,996)	6,239	(29,757)	(25,392)	(1,829)	(27,221)	5,892	(21,329)
Income Tax Expense (Benefit)(f)	(520)	1	(519)	—	(519)	(1,646)	(596)	(2,242)	—	(2,242)

Income (Loss) From Continuing Operations	(33,530)	(1,947)	(35,477)	6,239	(29,238)	(23,746)	(1,233)	(24,979)	5,892	(19,087)
Net Income From Equity Affiliate(e)	59,651	373	60,024	—	60,024	39,419	306	39,725	—	39,725

Net Income (Loss) From Continuing Operations	26,121	(1,574)	24,547	6,239	30,786	15,673	(927)	14,746	5,892	20,638
Discontinued Operations
Loss from discontinued operations	(1,699)	—	(1,699)	(6,239)	(7,938)	(1,699)	—	(1,699)	(5,892)	(7,591)
Income tax (expense) benefit(g)	—	—	—	—	—	595	(595)	—	—	—

Loss from discontinued operations	(1,699)	—	(1,699)	(6,239)	(7,938)	(1,104)	(595)	(1,699)	(5,892)	(7,591)

Net Income (Loss)	24,422	(1,574)	22,848	—	22,848	14,569	(1,522)	13,047	—	13,047
Less: Net Income (Loss) Attributable To Non-Controlling Interest(e)	11,837	75	11,912	—	11,912	7,801	61	7,862	—	7,862

Net Income (Loss) Attributable to Harvest	$12,585	$(1,649)	$10,936	$—	$10,936	$6,768	$(1,583)	$5,185	$—	$5,185

Net Loss Attributable to Harvest Per Common Share:
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.39	$(0.04)	$0.35	$0.16	$0.51	$0.22	$(0.03)	$0.19	$0.15	$0.33
Discontinued operations	(0.05)	—	(0.05)	(0.16)	(0.21)	(0.03)	(0.02)	(0.05)	(0.15)	(0.19)

Net income (loss) attributable to Harvest	$0.34	$(0.04)	$0.30	$—	$0.30	$0.19	$(0.05)	$0.14	$—	$0.14

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.39	$(0.04)	$0.35	$0.16	$0.51	$0.21	$(0.03)	$0.18	$0.15	$0.32
Discontinued operations	(0.05)	—	(0.05)	(0.16)	(0.21)	(0.03)	(0.01)	(0.04)	(0.15)	(0.19)

Net income (loss) attributable to Harvest	$0.34	$(0.04)	$0.30	$—	$0.30	$0.18	$(0.04)	$0.14	$—	$0.13

Comprehensive Income (Loss)	$12,585	$(1,649)	$10,936	$—	$10,936	$6,768	$(1,583)	$5,185	$—	$5,185

“As Previously Reported” reflects balances reported in the June 30, 2012 and September 30, 2012 Quarterly Report on Form 10-Q. “As Restated” reflects the restated balances prior to discontinued operations presentation.

YTD 2012 Consolidated Statements of Operations and Comprehensive Income (Loss) Corrections:

(a)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(b)	Represents changes in fair value of Warrants for the period. Such Warrants were previously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(c)	Relates to the improper expensing of accrued interest associated with debt conversions.
(d)	Relates to the improper expensing of costs associated with debt conversions.
(e)	Represents a previously identified immaterial error.
(f)	Income tax effects of adjustments.
(g)	Represents a previously identified classification error between income tax on discontinued operations and income tax on continuing operations.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(dollars in thousands, except per share data)

	Three Months Ended September 30, 2012					Three Months Ended June 30, 2012
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Expenses
Depreciation and amortization	$106	$—	$106	$(8)	$98	$105	$—	$105	$(8)	$97
Exploration expense(a)	1,475	378	1,853	18	1,871	1,282	430	1,712	(171)	1,541
Dry hole costs	—	—	—	(82)	(82)	71	—	71	(71)	—
General and administrative	5,080	—	5,080	(273)	4,807	6,524	—	6,524	(325)	6,199

	6,661	378	7,039	(345)	6,694	7,982	430	8,412	(575)	7,837

Loss From Operations	(6,661)	(378)	(7,039)	345	(6,694)	(7,982)	(430)	(8,412)	575	(7,837)
Other Non-Operation Income (Expense)
Investment earnings and other	82	—	82	—	82	80	—	80	—	80
Unrealized gain (loss) on warrant derivative(b)	—	249	249	—	249	—	(1,641)	(1,641)	—	(1,641)
Interest expense	(19)	—	(19)	—	(19)	(34)	—	(34)	—	(34)
Debt conversion expense(c)	(958)	12	(946)	—	(946)	20	—	20	—	20
Other non-operating expense	(1,078)	—	(1,078)	—	(1,078)	(1,467)	—	(1,467)	—	(1,467)
Loss on exchange rates	(24)	—	(24)	2	(22)	(48)	—	(48)	5	(43)

	(1,997)	261	(1,736)	2	(1,734)	(1,449)	(1,641)	(3,090)	5	(3,085)

Loss From Companies Continuing Operations Before Income Taxes	(8,658)	(117)	(8,775)	347	(8,428)	(9,431)	(2,071)	(11,502)	580	(10,922)
Income Tax Expense (Benefit)(d)	1,126	597	1,723	—	1,723	(426)	(596)	(1,022)	—	(1,022)

Loss From Companies Continuing Operations	(9,784)	(714)	(10,498)	347	(10,151)	(9,005)	(1,475)	(10,480)	580	(9,900)
Net Income (Loss) From Equity Affiliate(e)	20,232	67	20,299	—	20,299	22,661	168	22,829	—	22,829

Net Income (Loss) From Continuing Operations	10,448	(647)	9,801	347	10,148	13,656	(1,307)	12,349	580	12,929
Discontinued Operations
Loss from discontinued operations	—	—	—	(347)	(347)	(1,584)	—	(1,584)	(580)	(2,164)
Income tax (expense) benefit(f)	(595)	595	—	—	—	595	(595)	—	—	—

Loss from discontinued operations	(595)	595	—	(347)	(347)	(989)	(595)	(1,584)	(580)	(2,164)

Net Income (Loss)	9,853	(52)	9,801	—	9,801	12,667	(1,902)	10,765	—	10,765
Less: Net Income (Loss) Attributable to Noncontrolling Interest(e)	4,036	14	4,050	—	4,050	4,507	33	4,540	—	4,540

Net Income (Loss) Attributable to Harvest	$5,817	$(66)	$5,751	$—	$5,751	$8,160	$(1,935)	$6,225	$—	$6,225

Net Loss Attributable to Harvest Per Common Share:
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.17	$(0.02)	$0.15	$0.01	$0.16	$0.25	$(0.04)	$0.21	$0.02	$0.23
Discontinued operations	(0.02)	0.02	—	(0.01)	(0.01)	(0.03)	(0.01)	(0.04)	(0.02)	(0.06)

Net income (loss) attributable to Harvest	$0.15	$—	$0.15	$—	$0.15	$0.22	$(0.05)	$0.17	$—	$0.17

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.17	$(0.02)	$0.15	$0.01	$0.16	$0.22	$(0.03)	$0.19	$0.02	$0.21
Discontinued operations	(0.02)	0.02	—	(0.01)	(0.01)	(0.02)	(0.02)	(0.04)	(0.02)	(0.06)

Net income (loss) attributable to Harvest	$0.15	$—	$0.15	$—	$0.15	$0.20	$(0.05)	$0.15	$—	$0.15

Comprehensive Income (Loss)	$5,817	$(66)	$5,751	$—	$5,751	$8,160	$(1,935)	$6,225	$—	$6,225

“As Previously Reported” reflects balances reported in the June 30, 2012 and September 30, 2012 Quarterly Report on Form 10-Q. “As Restated” reflects the restated balances prior to discontinued operations presentation.

	Three Months Ended March 31, 2012
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Expenses:
Depreciation and amortization	$105	$—	$105	$(8)	$97
Exploration expense(a)	1,443	492	1,935	(102)	1,833
Dry hole costs	5,546	—	5,546	(4,779)	767
General and administrative	5,842	—	5,842	(411)	5,431

	12,936	492	13,428	(5,300)	8,128

Loss From Operations	(12,936)	(492)	(13,428)	5,300	(8,128)
Other Non-Operation Income (Expense)
Investment earnings and other	69	—	69	—	69
Unrealized gain (loss) on warrant derivative(b)	—	432	432	—	432
Interest expense(c)	(394)	302	(92)	—	(92)
Debt conversion expense	(2,422)	—	(2,422)	—	(2,422)
Other non-operating expense	(256)	—	(256)	—	(256)
Loss on exchange rates	(22)	—	(22)	12	(10)

	(3,025)	734	(2,291)	12	(2,279)
Income (Loss) From Continuing Operations Before Income Taxes	(15,961)	242	(15,719)	5,312	(10,407)
Income Tax Expense (Benefit)	(1,220)	—	(1,220)	—	(1,220)

Income (Loss) From Continuing Operations	(14,741)	242	(14,499)	5,312	(9,187)
Net Income From Equity Affiliate(e)	16,758	138	16,896	—	16,896

Net Income (Loss) From Continuing Operations	2,017	380	2,397	5,312	7,709
Discontinued Operations
Loss from discontinued operations	(115)	—	(115)	(5,312)	(5,427)
Income tax (expense) benefit	—	—	—	—	—

Loss from discontinued operations	(115)	—	(115)	(5,312)	(5,427)

Net Income (Loss)	1,902	380	2,282	—	2,282
Less: Net Income (Loss) Attributable To Non-Controlling Interest(e)	3,294	28	3,322	—	3,322

Net Income (Loss) Attributable to Harvest	$(1,392)	$352	$(1,040)	$—	$(1,040)

Net Loss Attributable to Harvest Per Common Share:
Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.04)	$0.01	$(0.03)	$0.15	$0.13
Discontinued operations	—	—	—	(0.15)	(0.16)

Net income (loss) attributable to Harvest	$(0.04)	$0.01	$(0.03)	$—	$(0.03)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.04)	$0.01	$(0.03)	$0.14	$0.12
Discontinued operations	—	—	—	(0.14)	(0.14)

Net income (loss) attributable to Harvest	$(0.04)	$0.01	$(0.03)	$—	$(0.02)

Comprehensive Income (Loss)	$(1,392)	$352	$(1,040)	$—	$(1,040)

“As Previously Reported” reflects balances reported in the March 31, 2012, Quarterly Report on Form 10-Q. “As Restated” reflects the restated balances prior to discontinued operations presentation.

Quarter 2012 Consolidated Statements of Operations and Comprehensive Income (Loss) Corrections:

(a)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(b)	Represents changes in fair value of the Warrants for the period. Such Warrants were previously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(c)	Relates to the improper expensing of deferred financing costs associated with the debt conversions.
(d)	Income tax effect of adjustments.
(e)	Represents a previously identified immaterial error.
(f)	Represents a previously identified classification error between income tax on discontinued operations and income tax on continuing operations.

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(dollars in millions, except per share data)

	Nine Months Ended September 30, 2012		Six Months Ended June 30, 2012		Three Months Ended March 31, 2012
	As Previously	As	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated
Cash Flows From Operating Activities:
Net income	$24,422	$22,848	$14,569	$13,047	$1,902	$2,282
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	316	316	210	210	105	105
Dry hole costs	5,617	5,617	5,617	5,617	5,546	5,546
Amortization of debt financing costs(d)	898	377	726	287	622	183
Debt conversion expense(i)	2,502	2,758	1,939	1,939	1,939	1,939
Allowance for account and note receivable	5,180	5,180	5,180	5,180	—	—
Write-off of accounts payable, carry obligation	(3,596)	(3,596)	(3,596)	(3,596)	—	—
Net income from equity affiliate(f)	(59,651)	(60,024)	(39,419)	(39,725)	(16,758)	(16,896)
Share-based compensation charges	2,809	2,809	2,124	2,124	886	886
Unrealized (gain) loss on warrant derivative(e)	—	960	—	1,209	—	(432)
Changes in operating assets and liabilities:
Accounts and notes receivables	9,086	9,086	6,182	6,182	1,602	1,602
Advances to equity affiliate(b)	(302)	—	(150)	—	4	—
Prepaid expenses and other	(1,693)	(1,693)	(950)	(950)	(533)	(533)
Other assets(a)	—	(984)	—	(829)	—	(378)
Accounts payable – trade	(6,429)	(6,429)	(6,337)	(6,337)	(4,833)	(4,833)
Accrued expenses(h)	(1,562)	(1,830)	(2,177)	(2,177)	(2,225)	(2,225)
Accrued interest	(1,329)	(1,329)	(971)	(971)	(902)	(902)
Other long-term liabilities	146	146	48	48	41	41
Income taxes payable(g)	861	862	533	532	261	261

Net Cash Used In Operating Activities	(22,725)	(24,926)	(16,472)	(18,210)	(12,343)	(13,354)

Cash Flows From Investing Activities:
Additions of property and equipment(c)	(16,252)	(14,733)	(14,205)	(13,146)	(12,607)	(11,978)
Advances to equity affiliate(b)	—	(302)	—	(150)	—	4
Increase (decrease) in restricted cash	1,200	1,200	1,200	1,200	—	—
Investment costs(a)	(984)	—	(829)	—	(378)	—

Net Cash Used In Investing Activities	(16,036)	(13,835)	(13,834)	(12,096)	(12,985)	(11,974)

Cash Flows From Financing Activities:
Net proceeds from issuances of common Stock	700	700	273	273	—	—
Financing costs	(466)	(466)	(167)	(167)	(66)	(66)

Net Cash Provided By (Used In) Financing Activities	234	234	106	106	(66)	(66)

Net Decrease in Cash and Cash Equivalents	(38,527)	(38,527)	(30,200)	(30,200)	(25,394)	(25,394)
Cash and Cash Equivalents at Beginning of Period	58,946	58,946	58,946	58,946	58,946	58,946

Cash and Cash Equivalents at End of Period	$20,419	$20,419	$28,746	$28,746	$33,552	$33,552

“As Previously Reported” reflects balances reported in the March 31, 2012, June 30, 2012 and September 30, 2012 Quarterly Report on Form 10-Q. “As Restated” reflects the final restated balances.

2012 Consolidated Statements of Cash Flows Corrections:

(a)	Relates to certain costs improperly classified as an investing activity rather than an operating activity.
(b)	Relates to the improper classification of Advances to Equity Affiliate as an operating activity rather than an investing activity.
(c)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(d)	Relates to the improper expensing of deferred financing costs associated with the debt conversions that should have been recorded to equity.
(e)	Represents changes in fair value of Warrants for the period. Such Warrants were previously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(f)	Represents a previously identified immaterial error.
(g)	Income tax effects of the adjustments.
(h)	Relates to the previously identified improper expensing of costs associated with debt conversion.
(i)	Relates to the improper expensing of accrued interest associated with the debt conversions that should have been recorded to equity.

In addition to the above, we have restated the Consolidated Statements of Stockholder’s Equity for the nine months ended September 30, 2012 to reflect the reclassification of the Warrants from equity to warrant derivative liability and to restate the January 1, 2011 beginning balances to reflect cumulative adjustments related to the previously described errors as follows:

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total Equity
Balance at January 1, 2011 as originally reported	40,103	$401	$230,362	$139,389	$(65,543)	$69,501	$374,110
Adjustments(a)(b)	—	—	(11,122)	(1,760)	—	—	(12,882)

Balance at January 1, 2011 as RESTATED	40,103	$401	$219,240	$137,629	$(65,543)	$69,501	$361,228

(a)	The adjustment to additional paid-in capital relates to the reclassification of the Warrants from equity to warrant derivative liability.
(b)	The adjustment to retained earnings relates to (a) lease maintenance costs of $313 thousand that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense, (b) the reduction in the fair value of the Warrants for the year ended December 31, 2010 of $344 thousand, additional amortization of debt of $1,098 thousand resulting from the increased discount allocated to the debt, offset by a reduction to retained earnings of $693 thousand prior to January 1, 2010 for adjustments to leasehold maintenance costs that were improperly capitalized rather than expensed prior to January 1, 2010.

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total Equity
Balance at December 31, 2011 as originally reported	40,625	$406	$236,192	$193,283	$(66,104)	$83,678	$447,455
Adjustments(a)(b)	—	—	(8,392)	306	—	—	(8,086)

Balance at December 31, 2011 as RESTATED	40,625	$406	$227,800	$193,589	$(66,104)	$83,678	$439,369

(a)	The adjustment to additional paid-in capital relates to the reclassification of the Warrants from equity to warrant derivative liability of $11,122 thousand offset by an error recorded in 2011 for $2,730 thousand for the for the reversal of the original fair value of certain Warrants that did not qualify for equity classification.
(b)	The adjustment to retained earnings relates to (a) net increase in 2010 and 2011 expense related to exploration expense of $2,523 thousand that was erroneously capitalized as oil and gas properties rather than expensed as exploration expense (includes consideration of reclassification between exploration expense and impairment of oil and gas properties), (b) net increase in unrealized gain on warrant derivatives of $10,130 thousand for cumulative 2010 and 2011, (c) net increase in interest expense of $2,921 thousand cumulative for 2010 and 2011, (d) net increase in loss on extinguishment of debt of $3,450 thousand for 2011, (e) net increase in income tax expense of $237 thousand for income taxes improperly classified as interest expense, offset by a reduction to retained earnings of $693 thousand prior to January 1, 2010 for adjustments to leasehold maintenance costs that were improperly capitalized rather than expensed prior to January 1, 2010.

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total Equity
Balance at September 30, 2012 as originally reported	45,181	$452	$264,329	$205,868	$(66,145)	$95,515	$500,019
Adjustments(a)(b)(c)	—	—	(8,657)	(1,343)	—	75	(9,925)

Balance at September 30, 2012 as RESTATED	45,181	$452	$255,672	$204,525	$(66,145)	$95,590	$490,094

(a)	The adjustment to additional paid-in capital relates to (a) the reclassification of the Warrants from equity to warrant derivative liability of $11,122 thousand offset by an error recorded in 2011 for $2,730 thousand for the for the reversal of the original fair value of certain Warrants that did not qualify for equity classification and (b) deferred financing costs of $265 thousand that were erroneously expensed rather than capitalized to additional paid-in capital.
(b)	The adjustment to retained earnings relates to (a) net increase in 2010, 2011 and nine months 2012 expense related to exploration expense of $3,823 thousand that was erroneously capitalized as oil and gas properties rather than expensed as exploration expense (includes consideration of reclassification between exploration expense and impairment of oil and gas properties), (b) net increase in unrealized gain on warrant derivatives of $9,170 thousand for cumulative 2010, 2011 and nine months 2012, (c) net increase in interest expense of $2,619 thousand cumulative for 2010, 2011, and nine months 2012, (d) net increase in loss on extinguishment of debt of $3,450 thousand for 2011, (e) increase in net income from equity affiliate of $373 thousand less noncontrolling interest of $75 thousand due to a previously identified immaterial error, (f) net increase in income tax expense of $238 thousand for income taxes improperly classified as interest expense, (g) net decrease in debt conversion expense of $12 thousand for the improper expensing of deferred financing costs associated with the debt conversions that should have been recorded in equity, offset by a reduction to retained earnings of $693 thousand prior to January 1, 2010 for adjustments to leasehold maintenance costs that were improperly capitalized rather than expensed prior to January 1, 2010.
(c)	The adjustment to noncontrolling interest relates to the net increase in net income from equity affiliated due to a previously identified immaterial error.

In addition to the above, we have restated Operating Segments to reflect the errors stated above and (a) reclassify noncontrolling interest from United States segment to Venezuela segment, (b) eliminate intrasegment receivables erroneously reported gross of related intrasegment payable, and (c) eliminate intrasegment revenue erroneously reported gross of related intrasegment expense.

	At September 30, 2012				At June 30, 2012				At March 31, 2012
	As Previously Reported	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	As Restated	Discontinued Operations	Currently Reported
Operating Segment Assets
Venezuela(a)	$408,550	$408,923	$—	$408,923	$388,311	$388,617	$—	$388,617	$365,497	$365,635	$—	$365,635
Indonesia(b)	13,005	10,494	—	10,494	12,862	10,622	—	10,622	14,388	12,503	—	12,503
Gabon(b)	57,420	55,606	—	55,606	56,211	54,492	—	54,492	56,567	54,899	—	54,899
Oman(b)	6,669	6,669	(6,669)	—	6,535	6,535	(6,535)	—	6,586	6,586	(6,586)	—
United States(c)	251,054	248,016	—	248,016	253,594	250,650	—	250,650	259,404	256,484	—	256,484
Discontinued operations	—	—	6,669	6,669	—	—	6,535	6,535	—	—	6,586	6,586

	736,698	729,708	—	729,708	717,513	710,916	—	710,916	702,442	696,107	—	696,107
Intersegment eliminations	(209,416)	(209,416)	—	(209,416)	(202,140)	(202,140)	—	(202,140)	(197,333)	(197,333)	—	(197,333)

Total Assets	$527,282	$520,292	$—	$520,292	$515,373	$508,776	$—	$508,776	$505,109	$498,774	$—	$498,774

(a)	Represents a previously identified immaterial error.
(b)	Relates to elimination of intrasegment receivables erroneously reported gross of related intrasegment payable.
(c)	Relates to elimination of intrasegment receivables erroneously reported gross of related intrasegment payable and a deferred tax asset that was erroneously reported gross of the related liability.

	Nine Months Ended September 30, 2012
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$45,820	$298	$46,118	$—	$46,118
Indonesia(b)	(4,992)	(1,006)	(5,998)	—	(5,998)
Gabon(b)	(4,717)	(255)	(4,972)	—	(4,972)
Oman	(7,235)	—	(7,235)	7,235	—
United States(c)	(14,592)	(686)	(15,278)	(996)	(16,274)

Net income (loss) from continuing operations	14,284	(1,649)	12,635	6,239	18,874
Discontinued operations	(1,699)	—	(1,699)	(6,239)	(7,938)

Net income (loss) attributable to Harvest	$12,585	$(1,649)	$10,936	$—	$10,936

	Six Months Ended June 30, 2012
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$30,448	$245	$30,693	$—	$30,693
Indonesia(b)	(3,701)	(733)	(4,434)	—	(4,434)
Gabon(b)	(2,985)	(162)	(3,147)	—	(3,147)
Oman	(6,531)	—	(6,531)	6,531	—
United States(c)	(9,359)	(338)	(9,697)	(639)	(10,336)

Net income (loss) from continuing operations	7,872	(988)	6,884	5,892	12,776
Discontinued operations(d)	(1,104)	(595)	(1,699)	(5,892)	(7,591)

Net income (loss) attributable to Harvest	$6,768	$(1,583)	$5,185	$—	$5,185

	Three Months Ended March 31, 2012
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$12,715	$241	$12,956	$—	$12,956
Indonesia(b)	(2,476)	(380)	(2,856)	—	(2,856)
Gabon(b)	(1,315)	(110)	(1,425)	—	(1,425)
Oman	(5,608)	—	(5,608)	5,608	—
United States(c)	(4,593)	601	(3,992)	(296)	(4,288)

Net income (loss) from continuing operations	(1,277)	352	(925)	5,312	4,387
Discontinued operations	(115)	—	(115)	(5,312)	(5,427)

Net income (loss) attributable to Harvest	$(1,392)	$352	$(1,040)	$—	$(1,040)

(a)	Represents a previously identified immaterial error.
(b)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(c)	Represents change in the fair value of the Warrants for the reporting period and improper expensing of debt conversion costs and lease maintenance costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(d)	Represents a previously identified classification error between income tax on discontinued operations and income tax on continuing operations.

	Three Months Ended September 30, 2012					Three Months Ended June 30, 2012
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$15,372	$53	$15,425	$—	$15,425	$17,733	$4	$17,737	$—	$17,737
Indonesia(b)	(1,291)	(273)	(1,564)	—	(1,564)	(1,225)	(353)	(1,578)	—	(1,578)
Gabon(b)	(1,732)	(93)	(1,825)	—	(1,825)	(1,670)	(52)	(1,722)	—	(1,722)
Oman	(704)	—	(704)	704	—	(923)	—	(923)	923	—
United States(c)	(5,233)	(348)	(5,581)	(357)	(5,938)	(4,766)	(939)	(5,705)	(343)	(6,048)

Net income (loss) from continuing operations	6,412	(661)	5,751	347	6,098	9,149	(1,340)	7,809	580	8,389
Discontinued operations(d)	(595)	595	—	(347)	(347)	(989)	(595)	(1,584)	(580)	(2,164)

Net income (loss) attributable to Harvest	$5,817	$(66)	$5,751	$—	$5,751	$8,160	$(1,935)	$6,225	$—	$6,225

(a)	Represents a previously identified immaterial error.
(b)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(c)	Represents change in the fair value of the Warrants for the reporting period and improper expensing of debt conversion costs and lease maintenance costs that were erroneously capitalized as oil and gas properties rather than expensed to exploration expense.
(d)	Represents a previously identified classification error between income tax on discontinued operations and income tax on continuing operations.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(dollars in thousands, except per share data)

	Nine Months Ended September 30, 2011					Six Months Ended June 30, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Expenses:
Depreciation and amortization	$354	$—	$354	$(15)	$339	$243	$—	$243	$(10)	$233
Exploration expense(a)	7,414	(1,725)	5,689	(565)	5,124	5,839	(3,100)	2,739	(439)	2,300
Impairment expense(b)	—	3,335	3,335	-	3,335	—	3,335	3,335	—	3,335
General and administrative	18,015	—	18,015	(681)	17,334	13,724	—	13,724	(393)	13,331

	25,783	1,610	27,393	(1,261)	26,132	19,806	235	20,041	(842)	19,199

Income (Loss) From Operations	(25,783)	(1,610)	(27,393)	1,261	(26,132)	(19,806)	(235)	(20,041)	842	(19,199)
Other Non-operating Income (Expense)
Investment earnings and other	544	—	544	—	544	385	—	385	—	385
Unrealized gain (loss) on warrant derivative (c)	—	8,800	8,800	—	8,800	—	4,544	4,544	—	4,544
Interest expense(d)	(4,722)	(1,823)	(6,545)	—	(6,545)	(3,916)	(1,823)	(5,739)	—	(5,739)
Loss on early extinguishment of debt(e)	(9,682)	(3,450)	(13,132)	—	(13,132)	(9,682)	(3,450)	(13,132)	—	(13,132)
Other non-operating expense	(991)	—	(991)	—	(991)	(675)	—	(675)	—	(675)
Loss on exchange rates	(86)	—	(86)	10	(76)	(43)	—	(43)	3	(40)

	(14,937)	3,527	(11,410)	10	(11,400)	(13,931)	(729)	(14,660)	3	(14,657)
Income (Loss) From Continuing Operations Before Income Taxes	(40,720)	1,917	(38,803)	1,271	(37,532)	(33,737)	(964)	(34,701)	845	(33,856)
Income Tax Expense (Benefit)(f)	708	225	933	—	933	482	237	719	—	719

Income (Loss) From Continuing Operations	(41,428)	1,692	(39,736)	1,271	(38,465)	(34,219)	(1,201)	(35,420)	845	(34,575)
Net Income (Loss) From Equity Affiliate	55,216	—	55,216	—	55,216	36,740	—	36,740	—	36,740

Net Income (Loss) From continuing Operations	13,788	1,692	15,480	1,271	16,751	2,521	(1,201)	1,320	845	2,165
Discontinued Operations
Loss from discontinued operations	(2,786)	—	(2,786)	(1,271)	(4,057)	(2,786)	—	(2,786)	(845)	(3,631)
Gain on sale of oil and gas properties	103,969	—	103,969	—	103,969	103,933	—	103,933	—	103,933
Income tax expense	(5,748)	—	(5,748)	—	(5,748)	(5,748)	—	(5,748)	—	(5,748)

Loss from discontinued operations	95,435	—	95,435	(1,271)	94,164	95,399	—	95,399	(845)	94,554

Net Income (Loss)	109,223	1,692	110,915	—	110,915	97,920	(1,201)	96,719	—	96,719
Less: Net Income (Loss) Attributable To Non-Controlling Interest	10,650	—	10,650	—	10,650	7,058	—	7,058	—	7,058

Net Income (Loss) Attributable to Harvest	$98,573	$1,692	$100,265	$—	$100,265	$90,862	$(1,201)	$89,661	—	$89,661

Net Income (Loss) Attributable To Harvest Per Common Share:
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.09	$0.05	$0.14	$0.04	$0.18	$(0.13)	$(0.03)	$(0.16)	$0.02	$(0.14)
Discontinued operations	2.80	—	2.80	(0.04)	2.76	2.80	—	2.80	(0.02)	2.78

Net loss attributable to Harvest	$2.89	$0.05	$2.94	$—	$2.94	$2.67	$(0.03)	$2.64	$—	$2.64

Diluted earnings (loss) per share(h)
Income (loss) from continuing operations	$0.08	$0.04	$0.12	$0.03	$0.15	$(0.11)	$(0.05)	$(0.16)	$0.02	$(0.14)
Discontinued operations	2.40	—	2.40	(0.03)	2.37	2.38	0.42	2.80	(0.02)	2.78

Net loss attributable to Harvest	$2.48	$0.04	$2.52	$—	$2.52	$2.27	0.37	$2.64	$—	$2.64

Comprehensive Income (Loss)	$98,573	$1,692	$100,265	$—	$100,265	$90,862	$(1,201)	$89,661	$—	$89,661

“As Previously Reported” reflects balances reported in the June 30, 2011 and September 30, 2011 Quarterly Report on Form 10-Q. “As Restated” reflects the restated balances prior to discontinued operations presentation.

	Three Months Ended March 31, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Expenses:
Depreciation and amortization	$124	$—	$124	$(5)	$119
Exploration expense(a)	1,189	110	1,299	(279)	1,020
Impairment expense	—	—	—	—	—
General and administrative	6,675	—	6,675	(174)	6,501

	7,988	110	8,098	(458)	7,640

Income (Loss) From Operations	(7,988)	(110)	(8,098)	458	(7,640)
Other Non-operating Income (Expense)
Investment earnings and other	145	—	145	—	145
Unrealized gain (loss) on warrant derivative (c)	—	(2,516)	(2,516)	—	(2,516)
Interest expense(d)	(2,212)	(1,341)	(3,553)	—	(3,553)
Loss on early extinguishment of debt	—	—	—	—	—
Other non-operating expense	(431)	—	(431)	—	(431)
Loss on exchange rates	(11)	—	(11)	3	(8)

	(2,509)	(3,857)	(6,366)	3	(6,363)
Income (Loss) From Continuing Operations Before Income Taxes	(10,497)	(3,967)	(14,464)	461	(14,003)
Income Tax Expense (Benefit)(f)	222	237	459	—	459

Income (Loss) From Continuing Operations	(10,719)	(4,204)	(14,923)	461	(14,462)
Net Income (Loss) From Equity Affiliate(g)	18,494	(38)	18,456	—	18,456

Net Income (Loss) From continuing Operations	7,775	(4,242)	3,533	461	3,994
Discontinued Operations
Loss from discontinued operations	(3,266)	—	(3,266)	(461)	(3,727)
Gain on sale of oil and gas properties	—	—	—	—	—
Income tax expense	—	—	—	—	—

Loss from discontinued operations	(3,266)	—	(3,266)	(461)	(3,727)

Net Income (Loss)	4,509	(4,242)	267	—	267
Less: Net Income (Loss) Attributable To Non-Controlling Interest(g)	3,427	(8)	3,419	—	3,419

Net Income (Loss) Attributable to Harvest	$1,082	$(4,234)	$(3,152)	$—	$(3,152)

Net Income (Loss) Attributable To Harvest Per Common Share:
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.13	$(0.13)	$—	$0.01	$0.01
Discontinued operations	(0.10)	—	(0.10)	(0.01)	(0.11)

Net loss attributable to Harvest	$0.03	$(0.13)	$(0.10)	$—	$(0.10)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.12	$(0.12)	$—	$0.01	$0.01
Discontinued operations	(0.10)	—	(0.10)	(0.01)	(0.11)

Net loss attributable to Harvest	$0.02	$(0.12)	$(0.10)	$—	$(0.10)

Comprehensive Income (Loss)	$1,082	$(4,234)	$(3,152)	$—	$(3,152)

“As Previously Reported” reflects balances reported in the March 31, 2011 Quarterly Report on Form 10-Q. “As Restated” reflects the restated balances prior to discontinued operations presentation.

YTD 2011 Consolidated Statements of Operations and Comprehensive Income (Loss) Corrections:

(a)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense. This amount was offset by a reclassification from exploration expense to impairment of oil and gas properties of $3,335 thousand in the six months ended June 30, 2011 and nine months ended September 30, 2011, respectively, for amounts that were erroneously classified as exploration expense.
(b)	Represents the reclassification from exploration expense to impairment of oil and gas properties for amounts that were erroneously classified as exploration expense.
(c)	Represents changes in fair value of Warrants for the period. Such Warrants were previously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(d)	As a result of the change in the fair value of the Warrants, the original discount allocated to the debt was understated; therefore, the additional amortization of the discount on debt, which is a component of interest expense, was understated for each period the debt was outstanding and income tax improperly classified as interest expense.
(e)	The correction in the fair value of the Warrants and its classification as a liability resulted in an increase discount on debt which also impacted the resulting loss on extinguishment of debt originally recorded in May 2011 when the debt was retired.
(f)	Relates to income tax improperly classified as interest expense.
(g)	Relates to previously identified immaterial error.
(h)	Diluted EPS has been adjusted to reflect an error in the calculation of the weighted average common shares outstanding for dilutive EPS for the six months ended June 30, 2011. The weighted average common shares utilized for the calculation of diluted EPS was erroneously 40,027 thousand rather than 33,992 thousand.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(dollars in thousands, except per share data)

	Three Months Ended September 30, 2011					Three Months Ended June 30, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Expenses
Depreciation and amortization	$111	$—	$111	$(5)	$106	$119	$—	$119	$(5)	$114
Exploration expense(a)	1,575	1,375	2,950	(126)	2,824	4,650	(3,210)	1,440	(160)	1,280
Impairment expense(b)	—	—	—	—	—	—	3,335	3,335	—	3,335
General and administrative	4,291	—	4,291	(288)	4,003	7,049	—	7,049	(219)	6,830

	5,977	1,375	7,352	(419)	6,933	11,818	125	11,943	(384)	11,559

Loss From Operations	(5,977)	(1,375)	(7,352)	419	(6,933)	(11,818)	(125)	(11,943)	384	(11,559)
Other Non-Operating Income (Expense)
Investment earnings and other	159	—	159	—	159	240	—	240	—	240
Unrealized gain (loss) on warrant derivative(c)	—	4,256	4,256	—	4,256	—	7,060	7,060	—	7,060
Interest expense(d)	(806)	—	(806)	—	(806)	(1,704)	(482)	(2,186)	—	(2,186)
Loss on early extinguishment of debt(e)	—	—	—	—	—	(9,682)	(3,450)	(13,132)	—	(13,132)
Other non-operating expense	(316)	—	(316)	—	(316)	(244)	—	(244)	—	(244)
Loss on exchange rates	(43)	—	(43)	7	(36)	(32)	—	(32)	—	(32)

	(1,006)	4,256	3,250	7	3,257	(11,422)	3,128	(8,294)	—	(8,294)

Income (Loss) From Continuing Operations Before Income Taxes	(6,983)	2,881	(4,102)	426	(3,676)	(23,240)	3,003	(20,237)	384	(19,853)
Income Tax Expense (Benefit)(f)	226	(12)	214	—	214	260	—	260	—	260

Income (Loss) From Continuing Operations	(7,209)	2,893	(4,316)	426	(3,890)	(23,500)	3,003	(20,497)	384	(20,113)
Net Income (Loss) From Equity Affiliate(g)	18,476	—	18,476	—	18,476	18,246	38	18,284	—	18,284

Net Income (Loss) From Continuing Operations	11,267	2,893	14,160	426	14,586	(5,254)	3,041	(2,213)	384	(1,829)
Discontinued Operations
Income from discontinued operations	—	—	—	(426)	(426)	480	—	480	(384)	96
Gain on sale of oil and gas properties	36	—	36	—	36	103,933	—	103,933	—	103,933
Income tax expense	—	—	—	—	—	(5,748)	—	(5,748)	—	(5,748)

Gain from discontinued operations	36	—	36	(426)	(390)	98,665	—	98,665	(384)	98,281

Net Income	11,303	2,893	14,196	—	14,196	93,411	3,041	96,452	—	96,452
Less: Net Income (Loss) Attributable to Noncontrolling Interest(g)	3,592	—	3,592	—	3,592	3,631	8	3,639	—	3,639

Net Income Attributable To Harvest	$7,711	$2,893	$10,604	$—	$10,604	$89,780	$3,033	$92,813	$—	$92,813

Net Income (Loss) Attributable to Harvest Per Common Share:
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.23	$0.08	$0.31	$0.01	$0.32	$(0.26)	$0.09	$(0.17)	$0.01	$(0.16)
Discontinued operations	—	—	—	(0.01)	(0.01)	2.90	—	2.90	(0.01)	2.89

Net loss attributable to Harvest	$0.23	$0.08	$0.31	$—	$0.31	$2.64	$0.09	$2.73	$—	$2.73

Diluted earnings (loss) per share(h)
Income (loss) from continuing operations	$0.20	$0.08	$0.28	$0.01	$0.29	$(0.22)	$0.05	$(0.17)	$0.01	$(0.16)
Discontinued operations	—	—	—	(0.01)	(0.01)	2.45	0.45	2.90	(0.01)	2.89

Net loss attributable to Harvest	$0.20	$0.08	$0.28	$—	$0.28	$2.23	$0.50	$2.73	$—	$2.73

Comprehensive Income	$7,711	$2,893	$10,604	$—	$10,604	$89,780	$3,033	$92,813	$—	$92,813

“As Previously Reported” reflects balances reported in the March 31, 2011, June 30, 2011 and September 30, 2011 Quarterly Report on Form 10-Q. “As Restated” reflects the restated balances prior to discontinued operations presentation.

Quarter 2011 Consolidated Statements of Operations and Comprehensive Income (Loss) Corrections:

(a)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense. For the three months ended June 30, 2011, this amount was offset by a reclassification from exploration expense to impairment of oil and gas properties of $3,335 thousand for amounts that were erroneously classified as exploration expense.
(b)	Represents the reclassification from exploration expense to impairment of oil and gas properties for amounts that were erroneously classified as exploration expense.
(c)	Represents changes in fair value of Warrants for the period. Such Warrants were previously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(d)	As a result of the change in fair value of the Warrants, the original discount allocated to the debt was understated; therefore, the additional amortization of the discount on debt, which is a component of interest expense, was understated for each period the debt was outstanding.
(e)	The correction in the fair value of the Warrants and its classification as a liability resulted in an increase discount on debt which also impacted the resulting loss on extinguishment of debt originally recorded in May 2011 when the debt was retired.
(f)	Income tax effects of the adjustments.
(g)	Relates to previously identified immaterial error.
(h)	Diluted EPS has been adjusted to reflect an error in the calculation of the weighted average common shares outstanding for dilutive EPS for the three months ended June 30, 2011. The weighted average common shares utilized for the calculation of diluted EPS was erroneously 40,260 thousand rather than 34,039 thousand.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands, except per share data)

	Nine Months Ended September 30, 2011		Six Months Ended June 30, 2011		Three Months Ended March 31, 2011
	As Previously	As	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated
Cash Flows From Operating Activities:
Net income	$109,223	$110,915	$97,920	$96,719	$4,509	$267
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	1,164	1,164	1,053	1,053	934	934
Impairment of long-lived assets(a)	4,707	1,440	4,707	1,440	1,440	1,440
Impairment of oil and gas properties costs(a)	—	3,335	—	3,335	—	—
Amortization of debt financing costs	753	753	530	530	270	270
Amortization of discount on debt(b)	816	2,876	816	2,876	538	2,116
Gain on sale of assets	(103,969)	(103,969)	(103,933)	(103,933)	—	—
Loss on early extinguishment of debt(c)	7,533	10,983	7,533	10,983	—	—
Net income from unconsolidated equity affiliate(d)	(55,216)	(55,216)	(36,740)	(36,740)	(18,494)	(18,456)
Share-based compensation charges	3,659	3,659	2,673	2,673	1,114	1,114
Unrealized (gain) loss on warrant derivative(e)	—	(8,800)	—	(4,544)	—	2,516
Other current liabilities(i)	—	425	—	425	—	425
Changes in operating assets and liabilities:
Accounts and notes receivables	(5,971)	(5,971)	(2,887)	(2,887)	(3,696)	(3,696)
Advances to equity affiliate(h)	(582)	—	(296)	—	(146)	—
Prepaid expenses and other	2,330	2,330	3,061	3,061	2,600	2,600
Other assets(f)	—	(876)	—	(62)	—	(34)
Accounts payable – trade	6,558	6,558	8,168	8,168	2,119	2,119
Accrued expenses	(1,533)	(1,533)	(2,469)	(2,469)	2,071	2,071
Accrued interest(i)	(1,269)	(1,665)	(418)	(814)	(925)	(1,158)
Other long-term liabilities	(877)	(877)	(701)	(701)	434	434
Income taxes payable(j)	2,834	2,793	6,061	6,032	211	182

Net Cash Used In Operating Activities	(29,840)	(31,676)	(14,922)	(14,855)	(7,021)	(6,856)

Cash Flows From Investing Activities:
Proceeds from sale of assets	217,833	217,833	217,833	217,833	—	—
Additions of property and equipment(g)	(58,474)	(56,932)	(28,067)	(27,900)	(8,361)	(8,414)
Additions to assets held for sale	(31,422)	(31,422)	(31,742)	(31,742)	(15,633)	(15,633)
Proceeds from sale of equity affiliate	1,385	1,385	1,385	1,385	1,273	1,273
Advances to equity affiliate(h)	—	(582)	—	(296)	—	(146)
Increase (decrease) in restricted cash	—	—	(7,323)	(7,323)	(4,490)	(4,490)
Investment costs(f)	(876)	—	(62)	—	(34)	—

Net Cash Provided By (Used In) Investing Activities	128,446	130,282	152,024	151,957	(27,245)	(27,410)

Cash Flows From Financing Activities:
Net proceeds from issuances of common Stock	924	924	416	416	416	416
Proceeds from long term debt	(60,000)	(60,000)	(60,000)	(60,000)	—	—
Financing costs	(189)	(189)	(189)	(189)	(189)	(189)

Net Cash Provided By (Used In) Financing Activities	(59,265)	(59,265)	(59,773)	(59,773)	227	227

Net Increase (Decrease) In Cash and Cash Equivalents	39,341	39,341	77,329	77,329	(34,039)	(34,039)
Cash and Cash Equivalents at Beginning of Period	58,703	58,703	58,703	58,703	58,703	58,703

Cash and Cash Equivalents at End of Period	$98,044	$98,044	$136,032	$136,032	$24,664	$24,664

“As Previously Reported” reflects balances reported in the March 31, 2011, June 30, 2011 and September 30, 2011 Quarterly Report on Form 10-Q. “As Restated” reflects the final restated balances.

2011 Consolidated Statements of Cash Flows Corrections:

(a)	Represents the reclassification from impairment of long-lived assets to impairment of oil and gas properties for amounts that were erroneously classified as impairment of long-lived assets.
(b)	As a result of the change in the fair value of the Warrants, the original discount allocated to the debt was understated; therefore, the additional amortization of the discount on debt was understated for each period the debt was outstanding.
(c)	The correction in the fair value of the Warrants and its classification as a liability resulted in an increased discount on debt which also impacted the resulting loss on extinguishment of debt originally recorded in May 2011 when the debt was retired.
(d)	Relates to previously identified immaterial error.
(e)	Represents changes in fair value of Warrants for the period. Such Warrants were previously classified as equity and were, therefore, not marked to market at the end of each reporting period.
(f)	Relates to certain costs improperly classified as an investing activity rather than an operating activity.
(g)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(h)	Relates to the improper classification of Advances to Equity Affiliate as an operating activity rather than an investing activity.
(i)	Relates to income tax payable improperly classified as interest payable.
(j)	Income tax effect of the adjustments and income tax payable improperly classified as interest payable.

In addition to the above, we have restated Operating Segments to reflect the errors stated above and (a) reclassify noncontrolling interest from United States segment to Venezuela segment, (b) eliminate intrasegment receivables erroneously reported gross of related intrasegment payable, and (c) eliminate intrasegment revenues erroneously reported gross of related intrasegment expense.

	Nine Months Ended September 30, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela	$41,247	$—	$41,247	$—	$41,247
Indonesia(b)	(4,571)	(1,097)	(5,668)	—	(5,668)
Gabon(c)	(1,679)	(290)	(1,969)	—	(1,969)
Oman	(1,589)	—	(1,589)	1,589	—
United States(d)	(30,270)	3,079	(27,191)	(318)	(27,509)

Net income (loss) from continuing operations	3,138	1,692	4,830	1,271	6,101
Discontinued operations	95,435	—	95,435	(1,271)	94,164

Net income (loss) attributable to Harvest	$98,573	$1,692	$100,265	$—	$100,265

	Six Months Ended June 30, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela	$27,329	$—	$27,329	$—	$27,329
Indonesia	(3,014)	—	(3,014)	—	(3,014)
Gabon(c)	(1,059)	(235)	(1,294)	—	(1,294)
Oman	(1,045)	—	(1,045)	1,045	—
United States(d)	(26,748)	(966)	(27,714)	(200)	(27,914)

Net income (loss) from continuing operations	(4,537)	(1,201)	(5,738)	845	(4,893)
Discontinued operations	95,399	—	95,399	(845)	94,554

Net income (loss) attributable to Harvest	$90,862	$(1,201)	$89,661	$—	$89,661

	Three Months Ended March 31, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$13,214	$74	$13,288	$—	$13,288
Indonesia	(1,418)	—	(1,418)	—	(1,418)
Gabon(c)	(342)	(110)	(452)	—	(452)
Oman	(556)	—	(556)	556	—
United States(d)	(6,550)	(4,198)	(10,748)	(95)	(10,843)

Net income (loss) from continuing operations	4,348	(4,234)	114	461	575
Discontinued operations	(3,266)	—	(3,266)	(461)	(3,727)

Net income (loss) attributable to Harvest	$1,082	$(4,234)	$(3,152)	$—	$(3,152)

(a)	Relates to a previously identified immaterial error.
(b)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense and elimination of intrasegment revenue erroneously reported gross of related intrasegment expense.
(c)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(d)	Represents (a) change in fair value of the Warrants for the reporting period, (b) understatement of interest expense and debt discount which resulted from the improper classification of the Warrants, (c) lease maintenance costs erroneously capitalized as oil and gas properties rather than expensed to exploration expense, and (d) for the periods ended June 30, 2011 and September 30, 2011, changes in the loss on extinguishment of debt due to the correction in discount on debt related to the improper classification of the Warrants.

	Three Months Ended September 30, 2011					Three Months Ended June 30, 2011
	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported	As Previously Reported	Adjustments	As Restated	Discontinued Operations	Currently Reported
Segment Income (Loss) Attributable to Harvest
Venezuela(a)	$13,918	$—	$13,918	$—	$13,918	$14,115	$(74)	$14,041	$—	$14,041
Indonesia(b)	(1,557)	(1,097)	(2,654)	—	(2,654)	(1,596)	—	(1,596)	—	(1,596)
Gabon(c)	(620)	(55)	(675)	—	(675)	(717)	(125)	(842)	—	(842)
Oman	(544)	—	(544)	544	—	(489)	—	(489)	489	—
United States(d)	(3,522)	4,045	523	(118)	405	(20,198)	3,232	(16,966)	(105)	(17,071)

Net income (loss) from continuing operations	7,675	2,893	10,568	426	10,994	(8,885)	3,033	(5,852)	384	(5,468)
Discontinued operations	36	—	36	(426)	(390)	98,665	—	98,665	(384)	98,281

Net income (loss) attributable to Harvest	$7,711	$2,893	$10,604	$—	$10,604	$89,780	$3,033	$92,813	$—	$92,813

(a)	Relates to a previously identified immaterial error.
(b)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense and elimination of intrasegment revenue erroneously reported gross of related intrasegment expense.
(c)	Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense.
(d)	Represents (a) changes in fair value of the Warrants for the reporting period, (b) understatement of interest expense and debt discount which resulted from the improper classification of the Warrants, (c) lease maintenance costs erroneously capitalized as oil and gas properties rather than expensed to exploration expense, and (d) for the periods ended June 30, 2011 and September 30, 2011, changes in the loss on extinguishment of debt due to the correction in discount on debt related to the improper classification of the Warrants.

Supplemental Information on Oil and Natural Gas Producing Activities (unaudited)

The following tables summarize our proved reserves, drilling and production activity, and financial operating data at the end of each year. Tables I through III provide historical cost information pertaining to costs incurred in exploration, property acquisitions and development; capitalized costs; and results of operations. Tables IV through VI present information on our estimated proved reserve quantities, standardized measure of estimated discounted future net cash flows related to proved reserves, and changes in estimated discounted future net cash flows.

TABLE I –	Total costs incurred in oil and natural gas acquisition, exploration and development activities (in thousands):

	Oman(a)	Gabon	Indonesia	United States and Other	Total

Year Ended December 31, 2012
Unproved exploration costs	$6,741	$30,386	$4,078	$—	$41,205

	$6,741	$30,386	$4,078	$—	$41,205

Year Ended December 31, 2011 Restated*
Unproved acquisition costs	$—	$—	$3,660	$—	$3,660
Unproved exploration costs	10,901	46,107	34,596	—	91,604

	$10,901	$46,107	$38,256	$—	$95,264

Year Ended December 31, 2010 Restated*
Unproved acquisition costs	$—	$—	$2,703	$—	$2,703
Unproved exploration costs	1,698	2,450	10,468	2,890	17,506

	$1,698	$2,450	$13,171	$2,890	$20,209

(a)	The Oman operations have been discontinued.
*	See Note 3 – Summary of Significant Accounting Policies – Restatement of Prior Period Financial Statements for additional information.

TABLE II –	Capitalized costs related to oil and natural gas producing activities (in thousands):

	Oman(b)	Gabon(a)	Indonesia	United States and Other	Total

Year Ended December 31, 2012
Unproved property costs	$—	$73,233	$5,220	$—	$78,453
Oilfield Inventories	—	3,209	130	—	3,339

	$—	$76,442	$5,350	$—	$81,792

Year Ended December 31, 2011 Restated*
Unproved property costs	$5,084	$46,447	$5,195	$2,900	$59,626
Oilfield Inventories	209	2,480	140	—	2,829

	$5,293	$48,927	$5,335	$2,900	$62,455

Year Ended December 31, 2010 Restated*
Unproved property costs	$4,216	$8,171	$9,605	$6,427	$28,419
Oilfield Inventories	—	—	1,435	3,965	5,400

	$4,216	$8,171	$11,040	$10,392	$33,819

(a)	Drilling activities were completed in September 2011 for Dussafu Ruche Marin-1 (“DRM-1”) exploratory well on the Dussafu PSC. DRM-1 well costs of $39.2 million were suspended pending further exploration and development activities. Exploration activities continued in 2012 with the acquisition of additional seismic and the spud of our second exploration well, DTM-1, on November 19, 2012.
(b)	The Oman operations have been discontinued.
*	See Note 3 – Summary of Significant Accounting Policies – Restatement of Prior Period Financial Statements for additional information.

We regularly evaluate our unproved properties to determine whether impairment has occurred. We have excluded from amortization our interest in unproved properties and the cost of uncompleted exploratory activities. The principal portion of such costs is expected to be included in amortizable costs during the next two to three years.

Unproved property costs at December 31, 2012 relates to two on-going projects. Costs incurred by year are as follows (in thousands):

	Total	2012	2011	2010	Prior
	(RESTATED)		(RESTATED)	(RESTATED)	(RESTATED)
Property acquisition costs	$12,463	$—	$3,660	$2,703	$6,100
Exploration costs	65,990	27,416	34,576	3,694	304

Total unproved property costs	$78,453	$27,416	$38,236	$6,397	$6,404

*	See Note 3 – Summary of Significant Accounting Policies – Restatement of Prior Period Financial Statements for additional information.

TABLE III –	Results of operations for oil and natural gas producing activities (in thousands):

	Year Ended December 31,
	2012	2011
		(RESTATED)
Revenue:
Oil and natural gas revenues	$—	$6,488

Expenses:
Operating, selling and distribution expenses and taxes other than on income	—	3,154
Exploration expense	9,068	12,565
Impairment of oil and gas properties costs	9,312	3,335
Dry hole costs	5,617	49,676
Depletion	—	811

Total expenses	23,997	69,541

Results of operations from oil and natural gas producing activities	$(23,997)	$(63,053)

TABLE IV –	Quantities of Oil and Natural Gas Reserves

Estimating oil and gas reserves is a very complex process requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. This data may change substantially over time as a result of numerous factors such as production history, additional development activity and continual reassessment of the viability of production under various economic and political conditions. Consequently, material upward or downward revisions to existing reserve estimates may occur from time to time; although, every reasonable efforts is made to ensure that reported results are the most accurate assessment available. We ensure that the data provided to our external independent experts, and their interpretation of that data, corresponds with our development plans and management’s assessment of each reservoir. The significance of subjective decisions required and variances in available data make estimates generally less precise than other estimates presented in connection with financial statement disclosures.

We measure and disclose our oil and gas reserves in accordance with the provisions of the SEC’s Modernization of Oil and Gas Reporting and ASC 932, “Extractive Activities – Oil and Gas” (“ASC 932”).

The process for preparation of our oil and gas reserves estimates is completed in accordance with our prescribed internal control procedures, which include verification of data provided for, management reviews and review of the independent third party reserves report. The technical employee responsible for overseeing the process for preparation of the reserves estimates has a Bachelor of Arts in Engineering Science, a Master of Science in Petroleum Engineering, has more than 25 years of experience in reservoir engineering and is a member of the Society of Petroleum Engineers.

All reserve information in this report is based on estimates prepared by Ryder Scott Company L.P. (“Ryder Scott”), independent petroleum engineers. The technical personnel responsible for preparing the reserve estimates at Ryder Scott meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Ryder Scott is an independent firm of petroleum engineers, geologists, geophysicists and petrophysicists; they do not own an interest in our properties and are not employed on a contingent fee basis.

See the following section Additional Supplemental Information on Oil and Natural Gas Producing Activities (unaudited) for Venezuela Equity Affiliate as of December 31, 2012, 2011 and 2010, TABLE IV – Quantities of Oil and Natural Gas Reserves for Petrodelta’s reserves.

The table shown below represents our interests in the United States. On May 17, 2011, we closed the transaction to sell our Antelope Project. The sale had an effective date of March 1, 2011. We received cash proceeds of approximately $217.8 million which reflected increases to the purchase price for customary adjustments and deductions for transaction related costs. We do not have any continuing involvement with the Antelope Project. The related gain on the sale was reported in discontinued operations in the second quarter of 2011. The Antelope Project has been classified as discontinued operations.

	2011		2010
	Oil and NGL (MBbls)	Gas (MMcf)	Oil and NGL (MBbls)	Gas (MMcf)
Proved Reserves
United States
Proved Reserves at January 1	3,515	6,492	226	1,126
Revisions	—	—	147	914
Acquisitions	—	—	15	12
Sales of reserves in place	(3,454)	(6,155)	—	—
Extensions	—	—	3,267	4,863
Production	(61)	(337)	(140)	(423)

Proved Reserves at December 31	—	—	3,515	6,492

As of December 31
United States
Proved
Developed	—	—	659	2,476
Undeveloped	—	—	2,856	4,016

Total Proved	—	—	3,515	6,492

TABLE V –	Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Natural Gas Reserve Quantities

The standardized measure of discounted future net cash flows is presented in accordance with the provisions of the accounting standard on disclosures about oil and gas producing activities. In preparing this data, assumptions and estimates have been used, and we caution against viewing this information as a forecast of future economic conditions.

Future cash inflows are estimated by applying the average price during the 12-month period, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, adjusted for fixed and determinable escalations provided by the contract, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs to determine pre-tax cash inflows. Future income taxes are estimated by applying the year-end statutory tax rates to the future pre-tax cash inflows, less the tax basis of the properties involved, and adjusted for permanent differences and tax credits and allowances. The resultant future net cash inflows are discounted using a ten percent discount rate.

The table shown below represents our net interest at December 31, 2011 and 2010.

	United States
	December 31,
	2011	2010
	(in thousands)

Future cash inflows from sales of oil and gas	$—	$250,712
Future production costs	—	(75,602)
Future development costs	—	(62,246)
Future income tax expenses	—	(37,262)

Future net cash flows	—	75,602
Effect of discounting net cash flows at 10%	—	(45,632)

Standardized measure of discounted future net cash flows	$—	$29,970

TABLE VI –	Changes in the Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves:

	United States
	December 31,
	2011	2010
	(in thousands)

Standardized Measure at January 1	$29,970	$4,723
Sales of oil and natural gas, net of related costs	(3,334)	(8,850)
Revisions to estimates of proved reserves:
Net changes in prices, net of production costs	26,140	2,766
Quantities	—	3,734
Purchase and sale of reserves in place	(45,627)	387
Extensions, discoveries and improved recovery, net of future costs	—	36,211
Accretion of discount	—	535
Development costs incurred	2,784	2,427
Changes in estimated development costs	—	(1,256)
Net change in income taxes	(9,933)	(10,707)

Standardized Measure at December 31	$—	$29,970

Additional Supplemental Information on Oil and Natural Gas Producing Activities (unaudited) for Petrodelta S.A.

The following tables summarize the proved reserves, drilling and production activity, and financial operating data at the end of each year for our net 32 percent interest in Petrodelta. Tables I through III provide historical cost information pertaining to costs incurred in exploration, property acquisitions and development; capitalized costs; and results of operations. Tables IV through VI present information on our estimated proved reserve quantities, standardized measure of estimated discounted future net cash flows related to proved reserves, and changes in estimated discounted future net cash flows.

Petrodelta (32 percent ownership) is accounted for under the equity method, and has been included at its ownership interest in the consolidated financial statements and the following Tables based on a year ending December 31 and, accordingly, results of operations for oil and natural gas producing activities in Venezuela reflect the year ended December 31, 2012, 2011 and 2010.

TABLE I –	Total costs incurred in oil and natural gas acquisition, exploration and development activities (in thousands):

	Year ended December 31,
	2012	2011	2010

Development costs	$66,342	$45,364	$29,976

TABLE II –	Capitalized costs related to oil and natural gas producing activities (in thousands):

	Year ended December 31,
	2012	2011	2010

Proved property costs	$250,259	$184,640	$139,702
Unproved property costs	—	1,434	1,365
Oilfield inventories	28,992	13,764	9,630
Less accumulated depletion and impairment	(81,629)	(57,346)	(43,856)

	$197,622	$142,492	$106,841

TABLE III –	Results of operations for oil and natural gas producing activities (in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenue:
Oil and natural gas revenues	$404,577	$360,222	$194,423
Royalty	(132,802)	(118,339)	(65,500)

	271,775	241,883	128,923

Expenses:
Operating, selling and distribution expenses and taxes other than on income(1)	149,082	114,835	22,359
Depletion	24,284	17,531	12,387
Income tax expense	49,205	54,759	47,089

Total expenses	222,571	187,125	81,835

Results of operations from oil and natural gas producing activities	$49,204	$54,758	$47,088

(1)	Expenses include operating expenses, production taxes and Windfall Profits Tax. Net to our 32 percent interest, Windfall Profits Tax for December 31, 2012 was $93.2 million (2011: $76.0 million, 2010: $4.5 million).

TABLE IV –	Quantities of Oil and Natural Gas Reserves

We measure and disclose our oil and gas reserves in accordance with the provisions of the SEC’s Modernization of Oil and Gas Reporting and ASC 932, “Extractive Activities – Oil and Gas” (“ASC 932”).

Petrodelta is producing from, and continuing to develop, the Petrodelta Fields. Petrodelta has both developed and undeveloped oil and gas reserves identified in all six fields. Petrodelta produces the fields in accordance with a business plan originally defined by its Conversion Contract executed in late 2007. Proved Undeveloped (“PUD”) oil and gas reserves are drilled in accordance with Petrodelta’s business plan, but can be revised where drilling results indicate a change is warranted.

During 2012, Petrodelta drilled and completed 12 production wells. Six of the wells were previously identified Proved Undeveloped (“PUD”) locations and six wells were previously classified Probable, Possible or undefined locations. In 2012, an additional ten PUD locations were identified through drilling activity; however, ten PUD locations which are scheduled to be drilled five years after the wells were originally identified have been reclassified as Probable reserves. At December 31, 2012, Petrodelta had a total of 157 PUD (22.9 MMBOE) locations identified. Since the implementation of its 2007 business plan, Petrodelta has drilled 67 gross production wells (2008 nine wells [1.4 MMBOE], 2009 15 wells [2.0 MMBOE], 2010 16 wells [2.0 MMBOE], 2011 15 wells [2.1 MMBOE], and 2012 12 wells [2.2 MMBOE]) which have moved to the proved developed producing (“PDP”) category. Of these 67 locations drilled since 2008, 33 (5.9 MMBOE) represent the movements of PUD locations to PDP locations. The other 34 new producing wells (3.8 MMBOE) were previously classified Probable, Possible or un-defined.

Petrodelta has a track record of identifying, executing and converting its PUD locations to PDP locations in accordance with the business plan defined by the conversion contract executed in 2007 and subsequent updates. However, the timing and pace of the development is controlled by the majority owner, PDVSA through CVP, although we have substantial negative control provisions as a noncontrolling interest shareholder. In 2010, Petrodelta submitted a revised business plan to PDVSA which substantially increases the total projected drilling activity and production volumes compared to the 2007 business plan, but which is otherwise consistent with the 2007 business plan. The 2010 business plan, as approved by PDVSA, contemplates sustained drilling activities through the year 2024 to fully develop the El Salto and Temblador fields. As a noncontrolling interest shareholder in Petrodelta, HNR Finance has limited ability to control the development plans that are periodically prepared and/or approved by the Venezuelan government. Since this constraint represents a hindrance to development not experienced by typical operations, the PUD locations which are now scheduled to be drilled five years after they were originally identified have been reclassified as Probable reserves.

Proved undeveloped reserves of 22.9 MMBOE from 157 gross PUD locations are all scheduled to be drilled within the period from 2013 to 2016 and within five years from when these locations were first identified.

All above MMBOE represent our net 32 percent interest, net of a 33.33 percent royalty.

The tables shown below represent HNR Finance’s 40 percent ownership interest and our net 32 percent ownership interest, both net of a 33.33 percent royalty, in Venezuela in each of the years.

	HNR Finance	Minority Interest in Venezuela	32% Net Total
Proved Reserves-Crude oil, condensate, and natural gas liquids (MBbls)

As of December 31, 2012
Proved Reserves at January 1, 2012	48,332	(9,667)	38,665
Revisions	(3,941)	788	(3,153)
Extensions	2,283	(456)	1,827
Production	(3,513)	703	(2,810)

Proved Reserves at end of the year	43,161	(8,632)	34,529

As of December 31, 2012
Proved
Developed	15,607	(3,121)	12,486
Undeveloped	27,554	(5,511)	22,043

Total Proved	43,161	(8,632)	34,529

As of December 31, 2011
Proved Reserves at January 1, 2011	52,105	(10,421)	41,684
Revisions	(10,829)	2,166	(8,663)
Extensions	10,093	(2,019)	8,074
Production	(3,037)	607	(2,430)

Proved Reserves at end of the year	48,332	(9,667)	38,665

As of December 31, 2011
Proved
Developed	17,147	(3,430)	13,717
Undeveloped	31,185	(6,237)	24,948

Total Proved	48,332	(9,667)	38,665

As of December 31, 2010
Proved Reserves at January 1, 2010	47,419	(9,483)	37,936
Revisions	(230)	45	(185)
Extensions	7,199	(1,440)	5,759
Production	(2,283)	457	(1,826)

Proved Reserves at end of the year	52,105	(10,421)	41,684

As of December 31, 2010
Proved
Developed	16,342	(3,268)	13,074
Undeveloped	35,763	(7,153)	28,610

Total Proved	52,105	(10,421)	41,684

	HNR Finance	Minority Interest in Venezuela	32% Net Total

Proved Reserves-Natural gas (MMcf)

As of December 31, 2012
Proved Reserves at January 1, 2012	34,800	(6,960)	27,840
Revisions	(4,952)	991	(3,961)
Extensions	391	(78)	313
Production	(1,227)	245	(982)

Proved Reserves at end of the year	29,012	(5,802)	23,210

As of December 31, 2012
Proved
Developed	22,383	(4,477)	17,906
Undeveloped	6,629	(1,325)	5,304

Total Proved	29,012	(5,802)	23,210

As of December 31, 2011
Proved Reserves at January 1, 2011	62,568	(12,513)	50,055
Revisions	(29,111)	5,822	(23,289)
Extensions	2,627	(526)	2,101
Production	(1,284)	257	(1,027)

Proved Reserves at end of the year	34,800	(6,960)	27,840

As of December 31, 2011
Proved
Developed	25,364	(5,073)	20,291
Undeveloped	9,436	(1,887)	7,549

Total Proved	34,800	(6,960)	27,840

As of December 31, 2010
Proved Reserves at January 1, 2010	62,710	(12,542)	50,168
Revisions	(843)	169	(674)
Extensions	2,192	(438)	1,754
Production	(1,491)	298	(1,193)

Proved Reserves at end of the year	62,568	(12,513)	50,055

As of December 31, 2010
Proved
Developed	22,850	(4,569)	18,281
Undeveloped	39,718	(7,944)	31,774

Total Proved	62,568	(12,513)	50,055

TABLE V –	Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Natural Gas Reserve Quantities

The standardized measure of discounted future net cash flows is presented in accordance with the provisions of the accounting standard on disclosures about oil and gas producing activities. In preparing this data, assumptions and estimates have been used, and we caution against viewing this information as a forecast of future economic conditions.

Future cash inflows are estimated by an applying the average price during the 12-month period, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, adjusted for fixed and determinable escalations provided by the contract, to the estimated future production of year-end proved reserves. Our average prices used were $89.77 per barrel for oil for the El Salto field and $100.41 per barrel for the other fields, and $1.54 per Mcf for gas. Future cash inflows were reduced by estimated future production and development costs to determine pre-tax cash inflows. Future income taxes were estimated by applying the year-end statutory tax rates to the future pre-tax cash inflows, less the tax basis of the properties involved, and adjusted for permanent differences and tax credits and allowances. The resultant future net cash inflows are discounted using a ten percent discount rate.

The table shown below represents HNR Finance’s net interest in Petrodelta.

	HNR Finance	Minority Interest in Venezuela	Net Total
		(in thousands)
December 31, 2012
Future cash inflows from sales of oil and gas	$4,104,602	$(820,920)	$3,283,682
Future production costs(1)	(1,992,109)	398,421	(1,593,688)
Future development costs	(364,986)	72,997	(291,989)
Future income tax expenses	(769,578)	153,916	(615,662)

Future net cash flows	977,929	(195,586)	782,343
Effect of discounting net cash flows at 10%	(415,711)	83,142	(332,569)

Standardized measure of discounted future net cash flows	$562,218	$(112,444)	$449,774

December 31, 2011
Future cash inflows from sales of oil and gas	$4,862,351	$(972,470)	$3,889,881
Future production costs(2)	(2,400,980)	480,196	(1,920,784)
Future development costs	(260,896)	52,179	(208,717)
Future income tax expenses	(1,025,295)	205,059	(820,236)

Future net cash flows	1,175,180	(235,036)	940,144
Effect of discounting net cash flows at 10%	(496,127)	99,225	(396,902)

Standardized measure of discounted future net cash flows	$679,053	$(135,811)	$543,242

December 31, 2010
Future cash inflows from sales of oil and gas	$3,748,419	$(749,684)	$2,998,735
Future production costs	(870,498)	174,100	(696,398)
Future development costs	(296,744)	59,349	(237,395)
Future income tax expenses	(1,241,452)	248,290	(993,162)

Future net cash flows	1,339,725	(267,945)	1,071,780
Effect of discounting net cash flows at 10%	(608,526)	121,705	(486,821)

Standardized measure of discounted future net cash flows	$731,199	$(146,240)	$584,959

(1)	Future production costs include operating costs, production taxes and Windfall Profits Tax. For 2012, Windfall Profits Tax equates to $1.5 million, or 74 percent, of the $2.0 million of discounted future production costs.
(2)	Future production costs include operating costs, production taxes and Windfall Profits Tax. For 2011, Windfall Profits Tax equates to $1.6 million, or 68 percent, of the $2.4 million of discounted future production costs.

TABLE VI –	Changes in the Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves (in thousands):

	2012	Net Venezuela 2011	2010

Standardized Measure at January 1	$543,242	$584,959	$400,295
Sales of oil and natural gas, net of related costs	(122,693)	(127,049)	(107,689)
Revisions to estimates of proved reserves:
Net changes in prices, net of production taxes	(44,084)	(108,785)	190,119
Quantities	(91,770)	(221,510)	(18,284)
Extensions, discoveries and improved recovery, net of future costs	52,535	201,203	248,917
Accretion of discount	100,028	113,310	78,403
Net change in income taxes	86,445	77,006	(181,186)
Development costs incurred	66,342	45,364	29,965
Changes in estimated development costs	(131,356)	(13,564)	(29,465)
Timing differences and other	(8,915)	(7,692)	(26,116)

Standardized Measure at December 31	$449,774	$543,242	$584,959

SCHEDULE II

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

(in thousands)

		Additions
	Balance at Beginning of Year	Charged to Income	Charged to Other Accounts*	Deductions From Reserves	Balance at End of Year
At December 31, 2012
Amounts deducted from applicable assets
Deferred tax valuation allowance	$53,116	$15,303	$—	$—	$68,419
Investment valuation allowance	1,350	—	—	—	1,350
At December 31, 2011 (as RESTATED)
Amounts deducted from applicable assets
Deferred tax valuation allowance	$46,905	$6,211	$—	$—	$53,116
Investment valuation allowance	1,350	—	—	—	1,350
At December 31, 2010 (as RESTATED)
Amounts deducted from applicable assets
Deferred tax valuation allowance	$25,763	$21,142	$—	$—	$46,905
Investment valuation allowance	1,350	—	—	—	1,350

*	Amounts charged to other accounts includes operating losses and income tax credits.